THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. THIS DOCUMENT CONTAINS A PROPOSAL WHICH, IF IMPLEMENTED, WILL RESULT IN THE CANCELLATION OF THE TRADING IN ACM SHIPPING GROUP PLC SHARES ON AIM.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are taking advice in the United Kingdom, or from another appropriately authorised independent financial adviser if you are in a territory outside the United Kingdom.

If you have sold or otherwise transferred all your ACM Shares, please forward this document, together with the accompanying Forms of Proxy, but not any personalised Form of Election, at once to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction. If you have sold or transferred only part of your holding of ACM Shares, you should retain these documents and should contact the bank, stockbroker or other agent through whom the sale or transfer was effected.

The distribution of this document in jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Recommended Merger

of

ACM Shipping Group plc

and

Braemar Shipping Services Plc

to be effected by means of a

Scheme of Arrangement

under Part 26 of the Companies Act 2006

You should read this document and the documents incorporated by reference into it in their entirety, together with the Forms of Proxy, Form of Election and the Combined Circular and Prospectus. Your attention is drawn to the letter from the Executive Chairman of ACM in Part I of this document which contains the unanimous recommendation of the ACM Directors that you vote in favour of the Scheme at the Court Meeting and the Special Resolution at the General Meeting. Part II of this document contains a letter from Espírito Santo Investment Bank explaining the Proposals and constitutes an explanatory statement in compliance with section 897 of the Companies Act.

Notices convening the Court Meeting and the General Meeting, both of which will be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ on 7 July 2014, are set out at the end of this document. The Court Meeting will start at 10.00 a.m. on 7 July 2014 and the General Meeting will start at 10.15 a.m. on 7 July 2014 (or, if later, as soon as the Court Meeting has been concluded or adjourned). The action to be taken in respect of the Meetings is set out on page vii of this document. Shareholders will find enclosed with this document a blue Form of Proxy for use in connection with the Court Meeting and a white Form of Proxy for use in connection with the General Meeting and, in the case of eligible Scheme Shareholders who hold ACM Shares in certificated form, a green Form of Election in respect of the Mix and Match Facility.

Whether or not you intend to attend both or either of the Meetings in person, please complete and sign the enclosed Forms of Proxy and return them in accordance with the instructions printed thereon as soon as possible, but in any event so as to be received by post or, during normal business hours only, by hand to ACM's Registrars, Capita Asset Services, before the times specified below. The Forms of Proxy have a pre-paid address for your convenience for use in the UK only. If the blue Form of Proxy for use at the Court Meeting is not lodged by the above time, it may be handed to the Chairman of the Court Meeting before the taking of the poll at that Meeting. However, in the case of the General Meeting, unless the white Form of Proxy is lodged so as to be received by 10.15 a.m. on 3 July 2014, it will be invalid. Alternatively, you can submit your proxy electronically at www.capitashareportal.com by following the instructions set out on the enclosed Forms of Proxy. Electronic proxy appointments must be received by 10.00 a.m. on 3 July 2014 in the case of the Court Meeting and by 10.15 a.m. on 3 July 2014 in the case of the General Meeting. If you hold your ACM Shares in uncertificated form (that is, in CREST) you may vote using the CREST Proxy Voting service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes to the Notice of the General Meeting set out at the end of this document). Proxies submitted via CREST (under CREST participant RA10) must be received by ACM's Registrars not later than 10.00 a.m. (or, in the case of an adjourned Meeting, not less than 48 hours prior to the time and date set for the adjourned Meeting) on 3 July 2014 in the case of the Court Meeting and by 10.15 a.m. on 3 July 2014 in the case of the General Meeting.

The completion and return of the Forms of Proxy will not prevent you from attending and voting in person at either of the Meetings, or any adjournment thereof, should you wish to do so.

If you have any questions relating to the completion and return of your Forms of Proxy, please call ACM's Registrars, Capita Asset Services, on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399) between 9.00 a.m. and 5.30 p.m. (London time), Monday to Friday. Calls cost 10 pence per minute from a BT landline. Other network providers costs may vary. Calls to Capita Asset Services from outside the UK will be charged at the applicable international rate and different charges may apply to calls made from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice.

Espírito Santo, which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for ACM and no one else in connection with the Merger and will not be responsible to anyone other than ACM for providing the protections afforded to clients of Espírito Santo or for providing advice in relation to the Proposals or the content of this document. Neither Espírito Santo nor any of its subsidiaries, branches or affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Espírito Santo in connection with this document, any statement contained herein or otherwise, nor makes any representation or warranty, express or implied, in relation to, the contents of this document, including its accuracy, completeness or verification. Espírito Santo accordingly disclaims to the fullest extent permitted by law all and any responsibility or liability to any person who is not a client of Espírito Santo, whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise have in respect of this document.

Westhouse, which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Braemar and no one else in connection with the Proposals and will not be responsible to anyone other than Braemar for providing the protections afforded to clients of Westhouse or for providing advice in relation to the Proposals or the content of this document. Neither Westhouse nor any of its subsidiaries, branches or affiliates, owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Westhouse in connection with this document, any statement contained herein or otherwise, nor makes any representation or warranty, express or implied, in relation to, the contents of this document, including its accuracy, completeness or verification. Westhouse accordingly disclaims to the fullest extent permitted by law all and any responsibility or liability to any person who is not a client of Westhouse, whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise have in respect of this document.

IMPORTANT NOTICE

This document does not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to this document or otherwise in any jurisdiction in which such offer or solicitation is unlawful. This document and the accompanying documents have been prepared in connection with proposals in relation to a scheme of arrangement pursuant to and for the purpose of complying with English law, the Takeover Code, the AIM Rules and the Listing Rules and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside the United Kingdom. Nothing in this document or the accompanying documents should be relied on for any other purpose.

The distribution of this document in jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Notice to US Holders of ACM Ordinary Shares: The Scheme relates to the securities of a non-US company. The Scheme is subject to the disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement, which are different from those of the United States. Financial statements included in the document have been prepared in accordance with International Financial Reporting Standards and, accordingly, may not be comparable to the financial statements of US companies. It may be difficult for you to enforce your rights and any claim you may have arising under US securities laws, since Braemar is a non-US company, and some or all of its officers and directors may be residents of countries other than the United States. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel Braemar and its affiliates to subject themselves to a US court's judgment. You should be aware that Braemar may purchase securities in ACM otherwise than under the Scheme, such as in open market or privately negotiated purchases. This document has been furnished to the US Securities and Exchange Commission under cover of Form CB, in compliance with Rule 802 under the US Securities Act of 1933, as amended.

None of the relevant clearances have been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada, and no prospectus has been or will be filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the New Braemar Ordinary Shares been, nor will one be, lodged with or registered by the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the New Braemar Ordinary Shares to be offered in compliance with applicable securities laws of Japan, South Africa or New Zealand. Accordingly, unless an exemption from the applicable securities laws is available, the New Braemar Ordinary Shares may not be offered, sold, resold or delivered, directly or indirectly, in, into or from Canada, Australia, Japan, South Africa or New Zealand, or any other jurisdiction in which an offer of the New Braemar Ordinary Shares would constitute (or result in the Proposals constituting) a violation of relevant laws or require registration thereof, or to or for the account or benefit of any resident of Canada, Australia, Japan, South Africa or New Zealand.

Persons in, or resident in, Australia should note that the Scheme is exempt from the requirement to issue a prospectus under the provisions of Parts 6D.2 and 6D.3 and sections 1012A, 1012B and 1012C of the Corporations Act 2001 of Australia (Cth), pursuant to the provisions of the Australian Securities and Investments Commission (ASIC) Class Order 07/9 ('Prospectus relief for foreign schemes of arrangement and PDS relief for Pt 5.1 schemes and foreign schemes of arrangement'). ASIC Class Order 07/9 provides that where securities are offered for issue under a scheme of arrangement which is between a foreign company and its members and regulated under a law that is in force in an 'eligible foreign country' (which includes the United Kingdom) the issuer is exempt from the requirement to prepare a prospectus under the Corporations Act 2001 (Cth).

This document has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of New Braemar Ordinary Shares to be issued by Braemar in connection with the Merger may not be circulated or distributed, nor may the New Braemar Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the provisions of the Securities and Futures Act (Chapter 289 of Singapore) including Section 273(1)(b) thereof.

The information contained in this document does not constitute financial product advice and has been prepared without reference to individual investment objectives, financial situation, taxation position or particular needs. If you are in doubt as to what you should do, you should consult your legal, investment, taxation or other professional adviser.

Application will be made by Braemar to the UK Listing Authority for all the New Braemar Ordinary Shares to be admitted to the premium segment of the Official List and to the London Stock Exchange for the New Braemar Ordinary Shares to be admitted to trading on the London Stock Exchange's Main Market for listed securities. On the basis of current expectations as to the timing of regulatory approvals and Court availability, it is expected that Admission will become effective and unconditional dealings in the New Braemar Ordinary Shares on the London Stock Exchange's Main Market will commence on or around 8.00 a.m. (London time) on 28 July 2014.

Further details in relation to Restricted Overseas Persons are contained in paragraph 22 of Part II of this document. All ACM Shareholders or other persons (including nominees, trustees and custodians) who would otherwise intend to or may have a contractual or legal obligation to forward this document and the accompanying Forms of Proxy and Form of Election to a jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action.

No person has been authorised to make any representations on behalf of ACM concerning the Proposals which are inconsistent with the statements contained in this document and any such representations, if made, may not be relied upon as having been so authorised.

The summary of the principal provisions of the Scheme contained in this document is qualified in its entirety by reference to the Scheme itself, the full text of which is set out in Part III of this document. Each ACM Shareholder is advised to read and consider carefully the text of the Scheme itself. This is because this document, and in particular the letter from the Executive Chairman of ACM and the Explanatory Statement, has been prepared solely to assist ACM Shareholders in respect of voting on the Scheme and the Special Resolution to be proposed at the General Meeting and to assist eligible Scheme Shareholders to make an Election under the Mix and Match Facility if they choose to do so.

ACM Shareholders should not construe the contents of this document as legal, taxation or financial advice and should consult with their own advisers as to the matters described in this document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of the ACM Group and the Braemar Group and certain plans and objectives of the Boards of ACM and Braemar. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "will", "may", "should", "would", "could" or other words of similar meaning. These statements are based on assumptions and assessments made by the Boards of ACM and Braemar in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, and the factors described in the context of such forward-looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements.

Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. ACM and Braemar assume no obligation to update or correct the information contained in this document, whether as a result of new information, future events or otherwise, except to the extent legally required.

The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set out in this document since such date. Nothing contained in this document shall be deemed to be a forecast, projection or estimate of the future financial performance of ACM or Braemar except where expressly stated.

DEALING DISCLOSURE REQUIREMENTS

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an "Opening Position Disclosure" following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a "Dealing Disclosure".

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8 of the Takeover Code. A Dealing Disclosure by a person to whom Rule 8.3(b) of the Takeover Code applies must be made by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of the offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Takeover Code).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

PUBLICATION ON WEBSITE AND AVAILABILITY OF HARD COPIES

A copy of this document is and will be available on the following websites, free of charge, subject to certain restrictions relating to Restricted Overseas Persons, during the course of the Merger:

•	www.acmshippinggroup.com

•	www.braemarplc.com

Save where expressly stated in this document, neither the contents of Braemar's website, nor those of ACM's website, nor those of any other website accessible from hyperlinks on either Braemar's or ACM's website are incorporated into or form part of this document.

You may request a hard copy of this document (and any information expressly incorporated by reference in this document) by contacting Capita Asset Services on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399) between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday, or by submitting a request in writing to Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Calls cost approximately 10 pence per minute from a BT landline. Other network providers costs may vary. Calls to Capita Asset Services from outside the UK will be charged at the applicable international rate and a different charge may apply to calls made from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice.

GENERAL

Electronic Communications

Addresses, electronic addresses and certain other information provided by ACM Shareholders, persons with information rights and other relevant persons for the receipt of communications from ACM will be provided to Braemar during the Offer Period as required under Section 4 of Appendix 4 to the Takeover Code to comply with Rule 2.12(c) of the Takeover Code.

Rounding

Certain figures included in this document have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Date

This document is published on 12 June 2014.

TO VOTE IN RESPECT OF THE PROPOSALS

Whether or not you plan to attend the Meetings:

1.	Complete and return the BLUE Form of Proxy, to be received by no later than 10.00 a.m. on 3 July 2014.

2.	Complete and return the WHITE Form of Proxy, to be received by no later than 10.15 a.m. on 3 July 2014.

If you require assistance relating to the completion and return of the Forms of Proxy, please telephone

Capita Asset Services

on 0871 664 0321 (from within the UK)*
or +44 20 8639 3399 (from outside the UK)**

The completion and return of the Forms of Proxy will not prevent you from attending and voting at the Court Meeting or the General Meeting, or any adjournment thereof, in person should you wish to do so.

IT IS IMPORTANT THAT, FOR THE COURT MEETING IN PARTICULAR, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF ACM SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO SIGN AND RETURN YOUR FORMS OF PROXY AS SOON AS POSSIBLE.

This page should be read in conjunction with the ACTION TO BE TAKEN section on page vii of this document and the rest of this document.

_________________
*
Lines are open between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday. Calls to this number cost approximately 10 pence per minute from a BT landline. Other network providers costs may vary. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice.

**	Calls to Capita Asset Services from outside the UK will be charged at the applicable international rate and different charges may apply to calls made from mobile telephones.

ACTION TO BE TAKEN

The Scheme requires approval at a meeting of the Scheme Shareholders convened by order of the Court to be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ at 10.00 a.m. on 7 July 2014. Implementation of the Scheme also requires the passing of the Special Resolution by the ACM Shareholders at the General Meeting to be held immediately thereafter.

Please check you have received the following with this document:

•	a blue Form of Proxy for use in respect of the Court Meeting;

•	a white Form of Proxy for use in respect of the General Meeting;

•
a green Form of Election (if you hold your ACM Shares in certificated form (that is, not in CREST)). ACM Shareholders who hold their ACM Shares in uncertificated form (that is, in CREST) should refer to the section headed "Notes for Making Elections under the Mix and Match Facility – ACM Shares held in uncertificated form" (that is, in CREST) on page xii of this document for more information;

•	a reply-paid envelope (marked with a blue flash) for use in the UK for the return of the blue Form of Proxy and the white Form of Proxy; and

•	a reply-paid envelope (marked with a green flash) for use in the UK for the return of the green Form of Election (if you hold your ACM Shares in certificated form).

If you have not received these documents please contact ACM's Registrars on the telephone number set out on page i of this document.

Further information on the Enlarged Group and the New Braemar Ordinary Shares can be found in the Combined Circular and Prospectus which can be accessed at www.acmshippinggroup.com and www.braemarplc.com.

TO VOTE ON THE RESOLUTIONS TO BE PROPOSED AT THE COURT MEETING AND GENERAL MEETING

Whether or not you plan to attend the Meetings, PLEASE COMPLETE AND SIGN BOTH the blue and white Forms of Proxy and return them to ACM's Registrars, Capita Asset Services at PXS 1, 34 Beckenham Road, Beckenham, Kent BR3 4ZF, as soon as possible, but in any event so as to be received by no later than 10.00 a.m. on 3 July 2014 in the case of the Court Meeting (blue form) and by no later than 10.15 a.m. on 3 July 2014 in the case of the General Meeting (white form) (or, in the case of an adjourned Meeting, not less than 48 hours prior to the time and date set for the adjourned Meeting). This will enable your votes to be counted at the Meetings in the event of your absence. The Forms of Proxy have a pre-paid address for your convenience for use in the UK only. If the blue Form of Proxy for use at the Court Meeting is not lodged by 10.00 a.m. on 3 July 2014, it may be handed to the Chairman at the Court Meeting before the taking of the poll and will still be valid. White Forms of Proxy may NOT be handed to the Chairman of the General Meeting or ACM's Registrars at the General Meeting.

Alternatively, you can submit your proxies electronically at www.capitashareportal.com. You will need to input the company name, family name, investor code and postcode as set out in the enclosed Forms of Proxy. Electronic proxy appointments must be received by 10.00 a.m. on 3 July 2014 in the case of the Court Meeting and by 10.15 a.m. on 3 July 2014 in the case of the General Meeting (or, in the case of an adjourned Meeting, not less than 48 hours prior to the time and date set for the adjourned Meeting).

If you hold your ACM Shares in uncertificated form (that is, in CREST) you may vote using the CREST Proxy Voting service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes in the Notice of the General Meeting set out at the end of this document). Proxies submitted via CREST (under CREST participant RA10) must be received by ACM's Registrars, Capita Asset Services, not later than 10.00 a.m. on 3 July 2014 in the case of the Court Meeting and by 10.15 a.m. on 3 July 2014 in the case of the General Meeting (or, in the case of an adjourned Meeting, not less than 48 hours prior to the time and date set for the adjourned Meeting).

The completion and return of the Forms of Proxy will not prevent you from attending and voting at the Court Meeting or the General Meeting, or any adjournment thereof, in person should you wish to do so.

IT IS IMPORTANT THAT, FOR THE COURT MEETING IN PARTICULAR, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR AND REASONABLE REPRESENTATION OF ACM SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO SIGN AND RETURN YOUR FORMS OF PROXY AS SOON AS POSSIBLE.

TO MAKE AN ELECTION UNDER THE MIX AND MATCH FACILITY

Under the terms of the Merger, it is intended that all Scheme Shareholders will receive 250 pence in cash and two New Braemar Ordinary Shares in respect of every five Scheme Shares they hold, unless eligible Scheme Shareholders actively elect otherwise by validly completing and returning the green Form of Election to make an Election (if the Scheme Shares are held in certificated form) or submitting a TTE instruction (as defined below) (if the Scheme Shares are held in uncertificated form) and then only if equal and opposite elections are made by other Scheme Shareholders. Restricted Overseas Persons and ACM Optionholder Scheme Shareholders will not be eligible to make such an Election.

Making an Election (if you hold ACM Shares in certificated form (that is, not in CREST))

A green Form of Election is enclosed with this document. You should only complete and return the green Form of Election if you wish to make an Election under the Mix and Match Facility and you hold ACM Shares in certificated form. You will find a further explanation on how to utilise the Mix and Match Facility in the section entitled "Notes for Making Elections under the Mix and Match Facility" on page ix of this document.

Making an Election (if you hold ACM Shares in uncertificated form (that is, in CREST))

ACM Shareholders who hold their shares in uncertificated form should refer to the section headed "Notes for Making Elections under the Mix and Match Facility – ACM Shares held in uncertificated form (that is, in CREST)" on page xii of this document for more information.

RESTRICTED OVERSEAS PERSONS

Please refer to paragraph 22 of Part II of this document if you are a Restricted Overseas Person.

HELPLINE

If you have any questions relating to this document or the completion and return of the Forms of Proxy or the Form of Election, please call ACM's Registrars, Capita Asset Services on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399) between 9.00 a.m. and 5.30 p.m. (London time), Monday to Friday. Calls cost 10 pence per minute from a BT landline. Other network providers costs may vary. Calls to Capita Asset Services from outside the UK will be charged at the applicable international rate and different charges may apply to calls made from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice.

NOTES FOR MAKING ELECTIONS UNDER THE MIX AND MATCH FACILITY

For the attention of all Scheme Shareholders, including certificated Scheme Shareholders

If you wish to receive 250 pence in cash and two New Braemar Ordinary Shares in respect of every five Scheme Shares that you hold at the Reorganisation Record Time, do not return the Form of Election or send a transfer to escrow ("TTE") instruction.

If you hold Scheme Shares in certificated form (that is, not in CREST) and you wish to make an Election:

You must complete and sign the green Form of Election in accordance with the instructions printed thereon and return it to Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU so as to be received by no later than 1.00 p.m. on 23 July 2014 (or such later time (if any) to which the right to make an Election may be extended). A reply-paid envelope (marked with a green flash), for use in the UK only, is enclosed for your convenience. The instructions printed on or deemed incorporated in, the green Form of Election will be deemed to form part of the terms of the Scheme.

If you hold Scheme Shares in uncertificated form (that is, in CREST) and you wish to make an Election:

You should NOT complete the green Form of Election BUT INSTEAD take (or procure to be taken) the actions set out below to transfer the Scheme Shares in respect of which you wish to make an Election to an escrow balance, using a TTE instruction specifying Capita Asset Services (in its capacity as a CREST participant under the participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the TTE instruction settles no later than 1.00 p.m. on 23 July 2014 or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service.

If you are an Overseas Shareholder or hold Scheme Shares on behalf of a Restricted Overseas Person:

You should inform yourself about and observe any applicable legal or regulatory requirements in the jurisdiction in which you or the Scheme Shareholder(s) on whose behalf you hold Scheme Shares are located. If you are in any doubt about your position, you should consult your professional adviser in the relevant territory. The Mix and Match Facility will not be available to Restricted Overseas Persons.

If you hold Scheme Shares in both certificated and uncertificated form and you wish to make an Election in respect of both such holdings:

If you hold Scheme Shares in both certificated and uncertificated form and you wish to make an Election in respect of both such holdings, you must complete a green Form of Election with respect to your certificated Scheme Shares and follow the instructions for completing a TTE instruction with respect to your uncertificated Scheme Shares.

If you have any questions relating to this document or the completion and return of the green Form of Election or if you require further copies of the green Form of Election, please call ACM's Registrars, Capita Asset Services, on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399) between 9.00 a.m. and 5.30 p.m. (London time), Monday to Friday. Calls cost 10 pence per minute from a BT landline. Other network providers costs may vary. Calls to Capita Asset Services from outside the UK will be charged at the applicable international rate and different charges may apply to calls made from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice.

An Election will only be accepted under the Mix and Match Facility in respect of a whole number of Scheme Shares. Any Election which is made in respect of a number of Scheme Shares which is not a whole number shall be deemed to be made in respect of the nearest whole number of Scheme Shares when rounded down.

To the extent that valid Share Elections or Cash Elections cannot be satisfied in full: (i) the number of Scheme Shares in respect of which a Share Election and/or Cash Election has been made shall be scaled down, pro rata, in proportion to the number of Scheme Shares in respect of which the relevant Election is made (or as near thereto as ACM and Braemar in their absolute discretion consider practicable); and (ii) the balance of the Scheme Shares, the subject of such Election, shall be deemed to be Scheme Shares in respect of which no Election has been made.

Minor adjustments to the entitlements of Scheme Shareholders pursuant to Elections made under the Scheme may be made by the Receiving Agent under instruction from ACM and Braemar on a basis that ACM and Braemar consider to be fair to the extent necessary to satisfy all entitlements pursuant to Elections under the Scheme as nearly as may be practicable. Such adjustments shall be final and binding on Scheme Shareholders.

You should be aware that if you buy or sell Scheme Shares after having made an Election, then the number of Scheme Shares to which your Election applies may be affected as set out below.

If a Scheme Shareholder has made a valid Cash Election and/or Share Election in respect of a specified number of his Scheme Shares and immediately prior to the Reorganisation Record Time the number of Scheme Shares held by the Scheme Shareholder is:

(i)
equal to or in excess of the number of Scheme Shares to which such Election(s) relate, then the validity of the Election(s) made by the Scheme Shareholder shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time prior to the Reorganisation Record Time and any reduction in his holding shall be treated first as a disposal of those Scheme Shares in respect of which he did not make such Election; or

(ii)	less than the aggregate number of Scheme Shares to which such Election(s) relate, then:

(a)	if the Scheme Shareholder has made only a valid Cash Election, he shall be treated as having made a Cash Election in respect of his entire holding of Scheme Shares;

(b)	if the Scheme Shareholder has made only a valid Share Election, he shall be treated as having made a Share Election in respect of his entire holding of Scheme Shares; and

(c)	if the Scheme Shareholder has made both a valid Cash Election and a valid Share Election, then:

(I)
Share Elections made by the Scheme Shareholder (the "Relevant Share Elections") shall be reduced so as to apply to the number of Scheme Shares calculated by multiplying (x) the number of Scheme Shares held by the Scheme Shareholder immediately prior to the Reorganisation Record Time by (y) the fraction calculated by dividing the number of Scheme Shares the subject of the Relevant Share Elections by the aggregate number of Scheme Shares the subject of all of the Relevant Share Elections and the Cash Elections made by the Scheme Shareholder, and rounding down to the nearest whole number of Scheme Shares; and

(II)
Cash Elections made by the Scheme Shareholder shall be reduced so as to apply to all the Scheme Shares held by the Scheme Shareholder immediately prior to the Reorganisation Record Time which are not the subject of Share Elections as scaled down pursuant to sub-paragraph (ii)(c)(I) above.

Scheme Shareholders who have made valid Elections under the Mix and Match Facility will not be entitled to transfer their Scheme Shares after the Reorganisation Record Time.

Withdrawals and amendments

If you have returned a Form of Election and subsequently wish to withdraw or amend that Election, please contact Capita Asset Services in writing by no later than 1.00 p.m. on 23 July 2014, or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service. Please clearly specify whether you would like to withdraw or amend the Election that you have made and ensure that your request contains an original signature. Any written requests of this nature should be sent to Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. If your Election was made through a TTE instruction, you may withdraw your Election through CREST by sending (or, if you are a CREST sponsored member, procuring that your CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Election to be withdrawn. Each ESA instruction must, in order for it to be valid and to settle, include the following details:

(i)	the number of Scheme Shares to be withdrawn, together with their ISIN number, which is GB00B1GJ9M21;

(ii)	your member account ID;

(iii)	your participant ID;

(iv)	the participant ID of the escrow agent, Capita Asset Services, in its capacity as a CREST Receiving Agent. This is "RA10";
(v)
the relevant member account ID(s) of the escrow agent, Capita Asset Services, in its capacity as a CREST Receiving Agent included in the relevant Election (this is either 28253CAS if a Cash Election was made or 28253SHA if a Share Election was made);

(vi)	the CREST transaction ID of the Election to be withdrawn;

(vii)	the intended settlement date for the withdrawal;

(viii)	the corporate action number for the transaction – this is allocated by Euroclear and can be found by viewing the relevant corporate action details on screen in CREST; and

(ix)	CREST standard delivery instructions priority of 80.

Any such withdrawal will be conditional upon the Receiving Agent verifying that the withdrawal request is validly made. Accordingly, the Receiving Agent will, on behalf of ACM and Braemar, reject or accept the withdrawal by transmitting in CREST a receiving agent reject ("AEAD") or receiving agent accept ("AEAN") message.

All questions as to the validity (including timing of receipt) of any request to withdraw or amend an Election will be determined by ACM and Braemar in their absolute discretion whose determination (except as required by the Panel) will be final and binding. None of ACM, Braemar, the Receiving Agent and/or their respective agents will be under any duty to give notification of any defects or irregularities in any request to withdraw or amend an Election or incur any liability for any failure to give such notification.

Late, invalid or incomplete Elections

If any Form of Election or TTE instruction in respect of an Election is either received after 1.00 p.m. on 23 July 2014 (or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service) or is received before such time and date but is not valid or complete in all respects at such time and date, such Election shall, for all purposes, be void (unless ACM and Braemar, in their absolute discretion, elect to treat as valid, in whole or in part, any such Election) and the holder of the Scheme Shares purporting to make such election shall not, for these purposes, be entitled to receive any variation of consideration under the Mix and Match Facility.

General

Without prejudice to any other provision of this section or the Form of Election or otherwise, ACM and Braemar reserve the right (subject to the terms of the Merger and the provisions of the Takeover Code) to treat as valid in whole or in part any Election which is not entirely in order.

No acknowledgements of receipt of any Form of Election, TTE instruction or other documents will be given. All communications, notices, other documents and remittances to be delivered by or to or sent to or from holders of Scheme Shares (or their designated agent(s)) or as otherwise directed will be delivered by or to or sent to or from such holders of Scheme Shares (or their designated agent(s)) at their own risk.

ACM, Braemar and/or their respective agents reserve the right to notify any matter to all or any Scheme Shareholders with registered addresses outside the UK or to the nominees, trustees or custodians for such Scheme Shareholders by announcement in the UK or paid advertisement in any daily newspaper published and circulated in the UK or any part thereof, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such Scheme Shareholders to receive or see such notice. All references in this document to notice in writing, or the provision of information in writing, by or on behalf of ACM, Braemar and/or their respective agents shall be construed accordingly. No such document shall be sent to an address outside the UK where it would or might infringe the laws of that jurisdiction or would or might require ACM or Braemar to obtain any governmental or other consent or to effect any registration, filing or other formality with which, in the opinion of ACM or Braemar, it would be unable to comply or which it regards as unduly onerous.

The Form of Election and all Elections thereunder, all action taken or made or deemed to be taken or made pursuant to any of these terms and the relationship between a Scheme Shareholder, ACM, Braemar or the Receiving Agent shall be governed by and interpreted in accordance with English law.

Execution of a Form of Election or the submission of a TTE instruction by or on behalf of a Scheme Shareholder will constitute his agreement that the courts of England are (subject to the paragraph immediately below) to have non-exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of the legal relationships established by the Form of Election or otherwise arising in connection with the Scheme, the Form of Election or the submission of a TTE instruction, and for such purposes that Scheme Shareholder irrevocably submits to the jurisdiction of the English courts.

Execution of a Form of Election or the submission of a TTE instruction by or on behalf of a Scheme Shareholder will constitute his agreement that the agreement in the paragraph immediately above is included for the benefit of ACM, Braemar and/or their respective agents and accordingly, notwithstanding the agreement in the paragraph above, each of ACM, Braemar and/or their respective agents shall retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and that the electing Scheme Shareholder irrevocably submits to the jurisdiction of the courts of any such country.

If the Scheme is not implemented in accordance with its terms, any Election made shall cease to be valid.

Neither ACM, Braemar, Capita Asset Services nor any of their respective agents, advisers or any person acting on behalf of any one of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of Elections under the Scheme on any of the bases set out in this section or otherwise in connection therewith.

ACM Shares held in uncertificated form (that is, in CREST)

If you are a CREST personal member and wish to make an Election under the Mix and Match Facility in respect of some or all of your Scheme Shares, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Scheme Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to Euroclear in relation to your Scheme Shares.

You should send (or, if you are a CREST personal member, procure that your CREST sponsor sends) a TTE instruction to Euroclear which must be properly authenticated in accordance with Euroclear's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

(i)	the number of Scheme Shares in respect of which you are making an Election (such Scheme Shares to be transferred to an escrow balance);

(ii)	your member account ID;

(iii)	your participant ID;

(iv)	the participant ID of the escrow agent, Capita Asset Services, in its capacity as a CREST Receiving Agent. This is "RA10";

(v)	the relevant member account ID(s) of the escrow agent, Capita Asset Services, in its capacity as a CREST Receiving Agent:

(I)	to make a Share Election, this is 28253SHA;

(II)	to make a Cash Election, this is 28253CAS; or

(III)	to transfer shares held on behalf of a Restricted Overseas Person, this is RESTRICT;

(vi)	the ISIN of the relevant Scheme Shares (this is GB00B1GJ9M21);

(vii)
the intended settlement date (this should be as soon as possible and in any event by 1.00 p.m. on 23 July 2014 or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service);

(viii)	the corporate action number for the transaction, this is allocated by Euroclear and can be found by viewing the relevant corporate action details on screen in CREST;

(ix)	CREST standard delivery instructions priority of 80; and

(x)	a contact name and telephone number (inserted in the shared note field of the TTE instruction).

After settlement of the TTE instruction, you will not be able to access the Scheme Shares concerned in CREST for any transaction or for charging purposes. If the Scheme is implemented in accordance with its terms, the escrow agent will arrange for the cancellation of the Scheme Shares. You are recommended to refer to the CREST Manual published by Euroclear for further information on the CREST procedure outlined above. TTE instructions are revocable. Please refer to the CREST Manual for information about how to withdraw a TTE instruction.

If you have sent a TTE instruction to the RESTRICT member account as described above, a valid ESA instruction (a "Restricted ESA Instruction") will also need to be sent. Such purported Election will not be treated as valid unless both the TTE instruction and the Restricted ESA Instruction settle in CREST and ACM and Braemar decide, in their absolute discretion, that such purported Election should be accepted. If ACM and Braemar so decide, the Receiving Agent will accept the purported Election on the terms of this document by transmitting in CREST a receiving agent accept ("AEAN") message. Otherwise, the Receiving Agent will reject the purported Election by transmitting in CREST a receiving agent reject ("AEAD") message. Each Restricted ESA Instruction must, in order for it to be valid and settle, include the following details:

(i)	the corporate action ISIN number of the Scheme Shares (this is GB00B1GJ9M21);

(ii)	the number of Scheme Shares in uncertificated form relevant to that Restricted ESA instruction;

(iii)	your participant ID;

(iv)	your member account ID;

(v)	the participant ID of the escrow agent, Capita Asset Services, in its capacity as CREST Receiving Agent set out in the Restricted Escrow Transfer. This is "RA10";

(vi)	the member account ID of the escrow agent, Capita Asset Services, in its capacity as CREST Receiving Agent set out in the Restricted Escrow Transfer. This is RESTRICT;

(vii)	the relevant member account ID(s) of the escrow agent, Capita Asset Services, in its capacity as a CREST Receiving Agent:

(I)	to make a Share Election under the Mix and Match Facility this is, 28253SHA;

(II)	to make a Cash Election under the Mix and Match Facility this is, 28253CAS;

(viii)	the CREST transaction ID of the TTE message sent to the RESTRICT member account to which the Restricted ESA Instruction relates;

(ix)
the intended settlement date. This should be as soon as possible and in any event not later than 1.00 p.m. on 23 July 2014, or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service;

(x)	the corporate action number for the transaction; and

(xi)	input with a standard delivery instruction priority of 80.

You should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your Scheme Shares to settle prior to 1.00 p.m. on 23 July 2014 (or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service). In this connection, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Unsettled trades

As at the close of trading on the last day of dealings in ACM Shares prior to the Effective Date (the last day of dealings is expected to be 23 July 2014), there may be unsettled, open trades for the sale and purchase of ACM Shares within CREST. The ACM Shares that are the subject of such unsettled trades will be treated under the Scheme in the same way as any other ACM Share registered in the name of the relevant seller under that trade. Consequently, those ACM Shares will be reclassified and cancelled under the Scheme and the seller will receive the appropriate cash consideration and/or New Braemar Ordinary Shares in accordance with the terms of the Merger and any valid Election made by the seller. However, CREST will automatically require the seller to settle that unsettled trade in Braemar Ordinary Shares at the same exchange ratio provided by the terms of the Merger. Consequently, a seller within CREST will need to ensure that it holds or acquires the appropriate number of Braemar Ordinary Shares necessary to satisfy that trade at the relevant time. This position will be confirmed in due course by way of a CREST bulletin to all CREST participants.

ACM Share Incentive Schemes

For a summary of the effect of the Merger on the ACM Share Incentive Schemes, please see paragraph 9 of Part I of this document. ACM Optionholder Scheme Shareholders will not be entitled to participate in the Mix and Match Facility.
Helplines

If you have any questions about this document or are in any doubt as to how to complete the green Form of Election, please call the Capita Asset Services between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday, on:

0871 664 0321 (from within the UK)

or

+44 20 8639 3399 (from outside the UK).

Calls to the Capita Asset Services 0871 664 0321 number are charged at approximately 10 pence per minute from a BT landline. Other network providers costs may vary. Calls to the Capita Asset Services +44 20 8639 3399 number from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

The dates given are based on ACM's current expectations and may be subject to change. If the expected date of either of the Court Hearings is changed, ACM will give notice of any such change by issuing an announcement through a Regulatory Information Service and posting notice of the change to ACM Shareholders. All ACM Shareholders have the right to attend the Court Hearings.

All times shown in this document are London times unless otherwise stated.

Event	Time and/or date
Latest time for receipt of Forms of Proxy for:

Court Meeting (blue form)	10.00 a.m. on 3 July 2014(1)

General Meeting (white form)	10.15 a.m. on 3 July 2014(1)

Voting Record Time	6.00 p.m. on 3 July 2014(2)

Braemar General Meeting	11.15 a.m. on 4 July 2014(3)

Court Meeting	10.00 a.m. on 7 July 2014

General Meeting	10.15 a.m. on 7 July 2014(4)

Scheme Court Hearing (to sanction the Scheme)	23 July 2014(5)

Last day of dealings in, and for registration of transfers and disablement in CREST of, ACM Shares	23 July 2014(5)

Latest time for return of the green Form of Election or submission of valid TTE instruction in CREST	1.00 p.m. on 23 July 2014(5)

Dealings in ACM Shares suspended	7.30 a.m. on 24 July 2014(5)

Reorganisation Record Time	6.00 p.m. on 24 July 2014(5)

Reduction Record Time	6.30 p.m. on 24 July 2014(5)

Reduction Court Hearing (to confirm the Capital Reduction)	25 July 2014(5)

Payment date for ACM Second Interim Dividend	25 July 2014(5)

Effective Date of the Scheme	25 July 2014(5)

Cancellation of admission to trading on AIM of ACM Shares	28 July 2014(5)

New Braemar Ordinary Shares to be issued	28 July 2014(5)

Admission of the New Braemar Ordinary Shares to the Official List and commencement of dealings in New Braemar Ordinary Shares on the London Stock Exchange	8.00 a.m. on 28 July 2014(5)

CREST member's accounts credited in respect of New Braemar Ordinary Shares in uncertificated form	as soon as possible after 8.00 a.m. on 28 July 2014(5)

Latest date of despatch of share certificates for New Braemar
Ordinary Shares and cheques in respect of Scheme Shares held in certificated form or settlement through CREST in respect of
New Braemar Ordinary Shares and the cash consideration
payable to Scheme Shares held in uncertificated form
on or by 8 August 2014

Long-stop date, being the date by which the Scheme must be implemented	30 November 2014

__________________
(1)
If the blue Form of Proxy for the Court Meeting is not received by ACM's Registrars, Capita Asset Services, by 10.00 a.m. on 3 July 2014, it may be handed to the Chairman at the Court Meeting at any time before the taking of the poll and still be valid. However, the white Form of Proxy for the General Meeting must be received by ACM's Registrars by 10.15 a.m. on 3 July 2014 in order for it to be valid or, if the General Meeting is adjourned, not later than 48 hours before the time fixed for the holding of the adjourned meeting. White forms of proxy may NOT be handed to the Chairman of the General Meeting or ACM's Registrars.

(2)
If either the Court Meeting or the General Meeting is adjourned, the Voting Record Time for the adjourned meeting will be 6.00 p.m. on the day which is two working days before the date fixed for the adjourned meeting.

(3)
The Braemar General Meeting will commence at 11.15 a.m. on 4 July 2014 or, if later, as soon thereafter as the annual general meeting of Braemar convened for 11.00 a.m. on 4 July 2014 has been concluded or adjourned.

(4)	The General Meeting will commence at 10.15 a.m. on 7 July 2014 or, if later, as soon thereafter as the Court Meeting has been concluded or adjourned.
(5)
These dates are indicative only and will depend, amongst other things, on the date upon which the Conditions are either satisfied or (if capable of waiver) waived and the dates upon which the Court sanctions the Scheme and confirms the Capital Reduction and the dates on which the Court Orders and the Statement of Capital sanctioning the Scheme and confirming the Capital Reduction are delivered to the Registrar of Companies and, if so ordered by the Court, the Capital Reduction is registered by the Registrar of Companies. If any of the expected dates change, ACM will give notice of any change by issuing an announcement through a Regulatory Information Service.

The Court Meeting and the General Meeting will both be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ.

Please see "Action to be Taken" on page vii of this document.

PART I

LETTER FROM THE EXECUTIVE CHAIRMAN OF ACM SHIPPING GROUP PLC

Directors:
John ("Johnny") Plumbe, Executive Chairman
James Gundy, Chief Executive Officer
Ian Hartley, Finance Director
Michael ("Mike") Rudd, Chief Operating Officer
David Cobb CBE, Non-executive Director
Timothy Jaques, Non-executive Director
Mark Tracey, Non-executive Director
Jürgen Breuer, Non-executive Director

Registered in England and Wales under no. 05990315

12 June 2014

To ACM Shareholders and, for information only, ACM Share Incentive Scheme Participants

Dear Fellow ACM Shareholder,

Recommended Merger of ACM Shipping Group plc and Braemar Shipping Services Plc

1. Introduction

On 20 May 2014, the boards of directors of ACM and Braemar announced that they had reached agreement on the terms of a recommended Merger pursuant to which Braemar will acquire the entire issued and to be issued ordinary share capital of ACM. I am writing to you today to seek your support and approval of the Merger, which is proposed to be effected by means of a Court sanctioned scheme of arrangement under Part 26 of the Companies Act.

This letter sets out the background to the Merger and explains why the ACM Directors, who have been so advised by Espírito Santo, consider the terms of the Merger to be fair and reasonable and why they unanimously recommend that ACM Shareholders should vote in favour of the resolutions to be proposed at the Meetings. In providing advice to the ACM Directors, Espírito Santo has taken into account the commercial assessments of the ACM Directors.

2. The Proposals

(a)	Consideration

Pursuant to the Scheme, which is subject to the Conditions and the further terms set out in Appendix I to this document, ACM Shareholders will receive:

for every five Scheme Shares: two New Braemar Ordinary Shares;
and 250 pence in cash

resulting in ACM Shareholders owning approximately 28 per cent. and Braemar Shareholders owning approximately 72 per cent. of the Enlarged Share Capital.

On the basis of the Closing Price per Ordinary Share of 520.3 pence on 10 June 2014, being the last practicable date prior to the publication of this document, the Merger values each ACM Share at 258.1 pence and the entire issued and to be issued share capital of ACM at approximately £53.7 million.

The Merger represents a premium of approximately:

•	4.3 per cent. to the Closing Price per ACM Share of 247.5 pence on 19 May 2014 (being the last Business Day prior to the commencement of the Offer Period);
•
7.5 per cent. to the six-month average price per ACM Share of 240.2 pence (being the average Closing Price for the six-month period ended on 19 May 2014 (being the last Business Day prior to the commencement of the Offer Period)); and

•	2.6 per cent. to the Closing Price per ACM Share of 251.5 pence on 10 June 2014 (being the last practicable date prior to the publication of this document).

The Merger Ratio excludes the ACM Second Interim Dividend and has been calculated on the basis that, other than the ACM Second Interim Dividend, no dividends have or will be declared by ACM during the period from 20 May 2014 until completion of the Merger.

(b)	Retention arrangements

The ACM Directors and the Braemar Directors believe it is essential for a successful integration of the two businesses to put in place arrangements to incentivise and encourage the retention of key senior employees of both the Braemar Group and the ACM Group. These incentivisation and retention arrangements, which will comprise retention awards granted under the Braemar Restricted Share Plan, represent an integral element of the Merger. In light of these inter-dependent elements, which together comprise the recommended Merger, and in order to implement the Merger, the Braemar Shareholders will be asked to approve (amongst other things), one ordinary resolution at the Braemar General Meeting which proposes that: (a) the Braemar Restricted Share Plan be approved; (b) the Merger be approved and the Braemar Directors be authorised to implement the Merger; and (c) the Braemar Directors be authorised to allot the New Braemar Ordinary Shares in connection with the Merger up to an aggregate nominal amount of £832,391.60 (representing, in aggregate, 8,323,916 New Braemar Ordinary Shares).

(c)	Scheme becoming effective

It is expected that (subject to satisfaction or waiver of the Conditions) the Effective Date will be 25 July 2014.

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting, and the New ACM Shares will be issued to Braemar fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights attaching to them. Further details of the Scheme are set out in the Explanatory Statement in Part II and the terms of the Scheme in Part III of this document.

It is expected that ACM will close its register of members after close of business on 23 July 2014 and the trading of the ACM Shares on AIM will be suspended from 24 July 2014. It is intended that application will be made to the London Stock Exchange for the trading of the ACM Shares on AIM to be cancelled with effect from 28 July 2014.

The Explanatory Statement in compliance with section 897 of the Companies Act is set out in Part II of this document.

3. Background to and reasons for recommending the Merger

The ACM Group provides a full range of shipbroking services for the global market. It is recognised as a leading provider of broking services to the oil transportation industry.

The ACM Group's principal activities are spot freight brokerage, time charter and project brokerage, sale and purchase, new buildings, demolition and derivatives brokerage.

The shipbroking sector is fragmented, and, as such, operational scale is a key driver of profitability and success in the sector. The ACM Directors believe that the combination of Braemar's and ACM's shipbroking businesses should enable ACM to obtain significant operational benefits through increased scale, with enhanced capability to win mandates for larger transactions. In addition, the respective shipbroking teams have strong complementary cultures and the combination is expected to enable ACM to serve its clients more effectively and profitably in the future.

The ACM Directors believe that the Merger presents a number of other benefits for ACM Shareholders, including:

•	attractive merger terms: the Merger represents a premium of:

•	4.3 per cent. on the basis of the Closing Price per Ordinary Share on 19 May 2014 (being the last practicable date prior to the commencement of the Offer Period);
•	2.6 per cent. to the Closing Price per ACM Share of 251.5 pence on 10 June 2014 (being the last practicable date prior to publication of this document);

•	earnings per share enhancement in the first full year following the Merger1: the Merger is expected to lead to a significant accretion in earnings per share for ACM Shareholders;

•
a cash element and mix and match option: the Merger will allow eligible ACM Shareholders to receive a portion of the consideration in cash and to seek to vary the proportion of cash and New Braemar Ordinary Shares to be received under the Merger (subject to availability);

•	improved liquidity: pursuant to the terms of the Scheme, ACM Shareholders will receive New Braemar Ordinary Shares in the Enlarged Company, with a premium listing and improved liquidity;

•	continuation of dividends: ACM shareholders have an opportunity to continue to participate in the profits generated by the Enlarged Group through dividend payments;

•	synergies: the ACM Directors expect that a combination of ACM and Braemar will enable revenue and costs synergies through increased scale of the Enlarged Group's operations;

•
diversification: the Enlarged Group will have a wider spread of activities that are complementary to shipbroking, particularly the technical and logistics businesses of Braemar, which will present the opportunity for cross-selling of services; and

•
leading market player: the combination of ACM and Braemar will give each company access to the other's clients and shipbroking accounts, consolidating and strengthening ACM's position as a leading provider of broking services to the oil transportation industry. Following completion of the Merger, the Enlarged Group will, based on the number of employees as at the date of this document, comprise 1,034 employees in Europe, Asia Pacific, the Americas, Africa and the Middle East, of which 422 employees will be in the shipbroking division.

4. Current trading and prospects

(a)	ACM current trading and prospects

On 2 June 2014, ACM released its audited final results for the year ended 31 March 2014. In that statement, ACM reported that it produced another sound performance in challenging markets, with the number of transactions improving, following many years of continuous growth. All divisions performed well, and the ACM Group's forward order book has nearly doubled. This is across longer term time charters, sale and purchase, new builds and dry cargo, and illustrates the longer term optimism in the sector as well as the ACM Group's improved ability to conclude successfully these types of transactions. Although freight rates remain fairly unstable, the ACM Group has continued to grow and the expanding forward order book gives the ACM Board confidence in the future.

Revenue increased considerably during the period, up 8.2% to £27.9 million (2013: £25.8 million), driven by the increase in sale and purchase, tanker spot brokerage and dry cargo brokerage. Profit before tax and amortisation and impairment of intangibles grew to £3.4 million for the year (2013: £2.7 million). Basic earnings per share were 11.6 pence (2013: 9.2 pence loss per share) and, on an adjusted basis, were 14.5 pence per share (2013: 11.1 pence). The ACM Group's cash position remains strong and in the period increased to £4.6 million (2013: £4.3 million), notwithstanding spending £0.8 million on purchasing shares for the ACM EBT. The value of net assets at the balance sheet date decreased to £7.3 million (2013: £8.3 million); this fall primarily arose due to currency translation differences and actuarial losses relating to the ACM Defined Benefit Pension Scheme.

As stated in ACM's interim results for the six months ended 30 September 2013, the ACM Board is still observing signs of optimism in the wider shipping industry, which have continued over recent months. The ACM Group's overseas offices are performing well, in particular in Australia, Singapore, India and China, and these regions have contributed significant growth during the period. The new office in Westport, Connecticut, is now fully functioning, having been established in October 2013. Rates are still volatile and there are continued signs of improvement in the shipping market. During recent years the ACM Group has been positioning itself to be able to build its forward order book and this has led to a nearly doubling of the forward order book in the year ended 31 March 2014 which augurs well for the future.

(b)	Braemar current trading and prospects

On 20 May 2014, Braemar announced its preliminary audited results for the year ended 28 February 2014, reporting revenue from continuing operations of £125.5 million, pre-tax profit of £9.0 million and basic earnings per Braemar Ordinary Share of 31.9p. Net assets as at 28 February 2014 were £65.3 million. At a divisional level,

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1            This statement is not intended as a profit forecast and should not be interpreted to mean that earnings per Braemar Ordinary Share for the current or future financial years would necessarily match or exceed the historical published earnings per Braemar Ordinary Share.

Braemar reported an almost doubling of profits of the Braemar Group's Technical Services division which benefitted from an increase in activity and that while the Braemar Group's Shipbroking division reported lower profits there were early signs of an improvement in the shipping markets. Braemar also reported that the Shipbroking division forward order book started to increase during the second half of the period to the end of February 2014 after a number of years of decline. The Braemar Group's Logistics division produced a solid performance.The Environmental division of the Braemar Group reverted to its regular level of activity following completion of the project on the RENA containership.

Each of the divisions of the Braemar Group is driven by different industry trends. The Shipbroking division is sensitive to the rates and asset values of the shipping markets which in turn reflect global geo-political trends. There have been early signs of improvement in the last year. The Technical Services division serves both the global shipping fleet and the offshore industry. The scale of the global shipping fleet has been expanding for a number of years and is expected to continue to do so. The energy sector has enjoyed a period of growth in recent years, in particular in Asia. The market for the Braemar Logistics division remained competitive, and is largely linked to UK imports/exports and therefore the strength of UK economic growth, although the portion of the business based in Singapore benefits from a higher rate of growth in shipping in that region. The Braemar Environmental division only represents a small portion of the Braemar Group, unless it benefits from significant exceptional incidents such as the RENA containership which contributed to the performance of this segment in the year to 28 February 2013.

5. Directors, management and employees and location of business

Following completion of the Merger, the board of directors of the Enlarged Company will be drawn from the board of directors of ACM and Braemar and will comprise Sir Graham Hearne CBE (currently Chairman of Braemar) as Chairman, James Kidwell (currently Chief Executive of Braemar) as Chief Executive, Martin Beer (currently Group Finance Director of Braemar) as Group Finance Director and the following executive directors, Johnny Plumbe (currently Executive Chairman of ACM) and Denis Petropoulos (currently Executive Director of Braemar). In addition, it is anticipated that the Braemar board of directors will include five non-executive directors drawn from the existing non-executive directors of the boards of both ACM and Braemar; being Alastair Farley (currently non-executive Director of Braemar), David Moorhouse CBE (currently non-executive Director of Braemar), Timothy Jaques (currently non-executive Director of ACM), Jürgen Breuer (currently non-executive Director of ACM) and Mark Tracey (currently non-executive Director of ACM).

The Enlarged Group will have an Executive Committee consisting of the four executive directors plus James Gundy, Sebastian Davenport-Thomas, Mike Rudd, Kevin Gorman, and Michael Chan.

The enlarged shipbroking business will be managed by a shipbroking board, established in order to ensure the successful integration and development of the combined shipbroking divisions. This shipbroking board will consist of James Gundy (CEO Shipbroking), Mike Rudd, Sebastian Davenport-Thomas, Andy Williams, James Kidwell plus further representation from the Dry Cargo departments.

Following completion of the Merger, the Enlarged Group and its reconstituted remuneration committee intend to put in place revised salary and bonus arrangements for Jonny Plumbe.

In addition, two ACM Directors (David Cobb CBE and Ian Hartley), will be standing down as directors of ACM once the Scheme becomes Effective. Ian Hartley, who will not be joining the Board of the Enlarged Company, will continue to be employed by the Enlarged Group until the end of April 2015.

ACM and Braemar attach great importance to the skills and experience of the existing management and employees of ACM and Braemar and believe that they will benefit from greater opportunities within the Enlarged Group. Braemar expects ACM's management to play a leading role in the new structure.

Following the completion of the Merger, the existing employment rights, including pension rights, of the management and employees of the ACM Group will be fully safeguarded (save that the management of the Enlarged Group intends, by means of a consultation exercise following due process to the extent required by applicable law, to close the ACM Defined Benefit Pension Scheme to future accruals). The current plans do not involve any material change in the conditions of employment of the ACM Group's employees. Although it is not currently anticipated that there will be any significant reduction in headcount as a result of the Merger, the management of the Enlarged Group intends to carry out a review of the combined operations to ensure that the Enlarged Group is managed in an effective and efficient way.

It is Braemar's current intention to continue the current employer contribution arrangements for the funding of the ACM Defined Benefit Pension Scheme (including the funding of any scheme deficit) to continue on their current terms without change until a new schedule of contributions is agreed with the trustees pursuant to the requirements of the Pensions Act 2004 in relation to the actuarial valuation with an effective date 31 March 2014. Braemar currently intends to continue the current level of employer contributions to its defined contribution pension arrangements subject also to compliance with all applicable statutory requirements.

It is intended that, following completion of the Merger, the Enlarged Group will find new premises in which to relocate its combined London operations and will combine its operations in all geographies where it is practical to do so.

In accordance with Rule 2.12 of the Takeover Code, ACM has made a copy of Braemar's announcement of a firm intention to make an offer available to employees and has informed employees of the right of employee representatives or, where there are no employee representatives, the employees themselves under Rule 25.9 of the Takeover Code to require that a separate opinion of the employee representatives on the effects of the Merger on employment be appended to this document. At the date of publication of this document, no such opinion has been provided. If and to the extent that ACM is provided with such an opinion, ACM will publish that opinion in accordance with the requirements of Rule 25.9 of the Takeover Code.

6. Strategy and listing

Following completion of the Merger, the Enlarged Group will build on its strengthened shipbroking and shipping services businesses. The increased scale of the merged shipbroking divisions will provide an even stronger platform for growth not only in shipbroking but also in the other shipping service businesses.

Braemar's current plans for ACM do not involve any material change to ACM's commercial offering.

Following completion of the Merger, the Enlarged Company will retain its premium listing on the Official List and will continue to be traded on the Main Market of the London Stock Exchange.

7. Incentives following completion of the Merger

Following the completion of the Merger, the ACM Directors and the Braemar Directors believe that it is essential for a successful integration of the two businesses to put in place arrangements to incentivise and encourage the retention of key senior employees of both ACM and Braemar. These arrangements will take the form of nil-cost options to be granted under the Braemar Restricted Share Plan, and in the case of two equivalent service providers based in the US, the US Awards (as defined in paragraph 8 of this Part I). It is also intended to grant options under the Braemar Restricted Share Plan to certain ACM employees to whom awards have, as at the date of this document, been promised but not granted under the ACM LTIP. The adoption of the Braemar Restricted Share Plan will require the approval of Braemar Shareholders at the Braemar General Meeting. The terms of the US Award will be finalised as soon as possible following completion of the Merger.

Further details of the Braemar Restricted Share Plan are set out below in paragraph 8 of this Part I and in the Combined Circular and Prospectus.

8. Arrangements with ACM Management and senior employees

Subject to approval by Braemar Shareholders of the Braemar Restricted Share Plan, Braemar intends to put in place a £8.6 million2 retention package in Braemar equity for 68 key ACM Group and Braemar Group employees following completion of the Merger, including two equivalent service providers. These arrangements comprise retention awards, in the form of nil-cost options to be granted under the Braemar Restricted Share Plan, to motivate these key employees to remain in position following completion of the Merger and to contribute to the execution of the Enlarged Group's business strategy. The two equivalent service providers, based in the United States, will, subject to obtaining appropriate US advice, be granted an option over Braemar Ordinary Shares pursuant to equivalent arrangements which will closely reflect the terms of the Braemar Restricted Share Plan (the "US Awards").

Option awards granted under the Braemar Restricted Share Plan will entitle a participant to acquire Braemar Ordinary Shares for no consideration. An ordinary resolution is required to be passed by the Braemar Shareholders at the Braemar General Meeting in order to adopt the Braemar Restricted Share Plan.

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2	Based on the Closing Price per Braemar Ordinary Share on 10 June 2014 (being the last practicable date prior to the publication of this document).

It is anticipated that option awards over 965,500 Braemar Ordinary Shares (all granted under the Braemar Restricted Share Plan and the US Awards), valued at approximately £5.0 million3 will be granted to 40 ACM participants, which comprise two ACM Directors (being James Gundy and Mike Rudd, neither of whom will be joining the board of directors of the Enlarged Company) and 38 key ACM employees (including two equivalent service providers), and represent in aggregate approximately 3.2 per cent. of the Enlarged Share Capital following completion of the Merger.

In addition, as at 10 June 2014 (being the last practicable date prior to the publication of this document) 16 of these ACM participants have agreed not to dispose of their shareholding in the Enlarged Company for one year following the Effective Date without the prior consent of Braemar (save to the extent agreed with Braemar to be necessary to facilitate cashless exercise arrangements under the ACM Share Schemes and to fund the payment of tax liabilities and the exercise of the options arising in respect of awards under such plans).

In relation to the option awards above, it is anticipated that James Gundy and Mike Rudd, both ACM Directors, will receive option awards over 50,000 Braemar Ordinary Shares each, and that these option awards will be granted immediately following completion of the Merger. It is also intended that further option awards over 25,000 Braemar Ordinary Shares each will be made 12 months later. The value of the retention package awards to James Gundy and Mike Rudd is an aggregate amount of £0.8 million3.

It is anticipated that 38 ACM employees, including two equivalent service providers referred to above, will receive option awards over 695,500 Braemar Ordinary Shares, and that these option awards will be granted immediately following completion of the Merger. It is also intended that further option awards over 120,000 Braemar Ordinary Shares will be made 12 months later to 10 of these ACM employees.

The options will vest (and become exercisable) as to:

•	50 per cent. of the Braemar Ordinary Shares to which they relate on the third anniversary of the Merger; and

•	a further 25 per cent. of such Braemar Ordinary Shares on the fourth and fifth anniversaries of the Merger,

provided that the relevant participant is still employed within the Braemar Group. The same vesting arrangements apply to the option awards granted in the 12 months following completion of the Merger (save that the options will vest on the fourth, fifth and sixth anniversaries of the Merger). These option awards will be fully forfeited if the participant leaves his continuous employment with the Braemar Group within three years of the Merger (save where the participant is a good leaver).

Pursuant to the AIM Rules, the anticipated option awards to James Gundy and Mike Rudd are each considered to be a "related party transaction" as defined in the AIM Rules. The ACM Directors (excluding James Gundy and Mike Rudd as ACM Directors who, it is anticipated, will be the beneficiaries of the retention awards), having consulted with Espírito Santo, ACM's Nominated Adviser, consider the terms of the anticipated option awards to be fair and reasonable in so far as ACM Shareholders are concerned.

Pursuant to Rule 16 of the Takeover Code, Espírito Santo has advised the ACM Directors (excluding James Gundy and Mike Rudd as ACM Directors who, it is anticipated, will be the beneficiaries of the retention awards, in each case in respect of their own awards) that the terms of the anticipated option awards are fair and reasonable in so far as Independent Shareholders are concerned. In providing its advice to the ACM Directors (excluding James Gundy and Mike Rudd) in relation to the retention awards, Espírito Santo has taken into account the commercial assessments of the ACM Directors (excluding James Gundy and Mike Rudd).

The Remuneration Committee of ACM has agreed to pay Ian Hartley £60,000 in recognition of the significant role he has played and the considerable amount of work he has put into the Merger to date (the "Payment"). The sum of £30,000 will be paid shortly after the Effective Date and the balance will be paid by the end of 2014 in respect of the integration of the combined shipbroking businesses. The Payment is subject to applicable income tax. In addition, it is anticipated that Ian Hartley will be offered a fixed term contract, on similar terms to his current service agreement, which will expire at the end of April 2015.

Pursuant to Rule 16 of the Takeover Code, Espírito Santo has advised the ACM Directors (excluding Ian Hartley as an ACM Director who, it is anticipated, will be the beneficiary of the Payment) that the terms of the Payment are fair and reasonable in so far as Independent Shareholders are concerned. In providing its advice to the ACM Directors (excluding Ian Hartley) in relation to the Payment, Espírito Santo has taken into account the commercial assessments of the ACM Directors (excluding Ian Hartley). The Payment is conditional on the Scheme becoming effective.

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3	Based on the Closing Price per Braemar Ordinary Share on 10 June 2014 (being the last practicable date prior to the publication of this document).

9. ACM Share Incentive Schemes

The effects of the Merger on rights held under the ACM Share Incentive Schemes and the courses of action available in respect of those rights are summarised below.

(a)	The ACM EMI Scheme

All outstanding options under the ACM EMI Scheme ("EMI Options") which are not already exercisable will vest and become capable of exercise on the issue of a notice by ACM to be sent shortly after the date of this document and shall remain capable of exercise until the date the Court sanctions the Scheme. Any such exercise of any EMI Option(s) shall be a conditional exercise and shall not take effect until the date the Court sanctions the Scheme. If the Court does not, for any reason, sanction the Scheme then any purported exercise shall be deemed never to have taken place.

The EMI Options will be exercisable until the date the Court sanctions the Scheme. All subsisting EMI Options (vested or unvested) will cease to be exercisable on the date the Court sanctions the Scheme and will lapse on the date falling six months after the date the Court sanctions the Scheme.

Participants in the EMI Scheme will not be entitled to participate in the Mix & Match Facility in respect of EMI Options which have not vested as at the date of this document.

(b)	The ACM LTIP

ACM's remuneration committee has exercised its discretion under the terms of the ACM LTIP (conditional on the Court sanctioning the Scheme) to permit all LTIP awards ("LTIP Awards") to vest with effect from the date the Court sanctions the Scheme. If the Court does not, for any reason, sanction the Scheme then the LTIP Awards shall be deemed not to have vested.

Participants in the LTIP will not be entitled to participate in the Mix & Match Facility in respect of LTIP Awards which have not vested as at the date of this document.

(c)	The ACM Sharesave Scheme

All outstanding options under the ACM Sharesave Scheme ("SAYE Options") which are not already exercisable will vest and become capable of exercise on the date the Court sanctions the Scheme. Participants will be offered the opportunity to exercise their SAYE Options conditional on the Court sanctioning the Scheme. Any such exercise of any SAYE Option shall not take effect until the date the Court sanctions the Scheme. If the Court does not, for any reason, sanction the Scheme then any purported exercise shall be deemed never to have taken place. Holders of five-year options pursuant to the SAYE Scheme will be offered a cash top-up equal to the amount required to put them in the same after-tax position as they would have been in had they continued to save for a further six month period after the date the Court sanctions the Scheme (as permitted by the rules of the ACM Sharesave Scheme). All subsisting SAYE Options will lapse on the date falling six months after the Court sanctions the Scheme.

Participants in the ACM Sharesave Scheme will not be entitled to participate in the Mix & Match Facility in respect of SAYE Options which have not vested as at the date of this document.

Participants in the ACM Sharesave Scheme who allow their SAYE Options to lapse will be able to receive the repayment of the amount saved under the SAYE savings contract. No SAYE bonus will be payable on any savings in such circumstances.

The ACM Share Incentive Schemes will be terminated in due course following the Scheme becoming effective.

A full explanation of the implications of the Scheme for ACM Share Incentive Scheme Participants and details of the actions they can take in respect of their outstanding options/awards will be set out in separate letters to ACM Share Incentive Scheme Participants to be despatched shortly after the date of this document.

10. Mix and Match Facility

Under the terms of the Merger, eligible ACM Shareholders (other than Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) may seek to vary the proportions of New Braemar Ordinary Shares and cash consideration they receive in respect of their holdings of ACM Shares, via the Mix and Match Facility, subject to equal and opposite Elections being made by other ACM Shareholders. To the extent that Elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, eligible ACM Shareholders who make an Election will not know the exact number of New Braemar Ordinary Shares or amount of cash they will receive until settlement of the consideration under the Merger.
Elections under the Mix and Match Facility will not result in Braemar issuing additional New Braemar Ordinary Shares or paying additional cash nor will it affect the entitlements of those ACM Shareholders who do not make any such election under the Mix and Match Facility, each of whom will receive New Braemar Ordinary Shares and cash in accordance with the basic terms of the Merger.

Satisfaction of Elections under the Mix and Match Facility will be subject to the following restrictions:

•	the total maximum amount of cash to be paid by Braemar to eligible Scheme Shareholders as consideration in relation to the Merger will not exceed £10,404,895; and

•	the total number of New Braemar Ordinary Shares to be issued by Braemar to eligible Scheme Shareholders as consideration in relation to the Merger will not exceed 8,323,916.

Irrespective of the number of ACM Shareholders who make an Election, the total cash consideration to be paid and the total number of New Braemar Ordinary Shares to be issued pursuant to the Merger will not be varied (save where required to accommodate rounding of individual entitlements to the nearest whole Scheme Share).

Further information on the Mix and Match Facility is set out in paragraph 3 of Part II of this document.

Before making an Election, eligible Scheme Shareholders are encouraged to read the Combined Circular and Prospectus which is available at www.acmshippinggroup.com and www.braemarplc.com.

11. Irrevocable undertakings

To become effective, the Scheme requires, amongst other things, the approval of Scheme Shareholders at a Court Meeting convened for 7 July 2014. The Scheme also requires the sanction of the Court and the passing of the Special Resolution to be proposed at the General Meeting, also convened for 7 July 2014.

Braemar has received irrevocable undertakings from each of the ACM Directors who hold ACM Shares to vote (or procure the vote) in favour of the Scheme at the Court Meeting in respect of a total of 3,652,284 ACM Shares in aggregate, representing, in aggregate, approximately 18.8 per cent. of ACM's issued ordinary share capital entitled to vote at the Court Meeting as at 10 June 2014 (being the last practicable date prior to publication of this document), and to vote (or procure the vote) in favour of the Special Resolution at the General Meeting in respect of a total 3,652,284 ACM Shares, representing, in aggregate, approximately 18.8 per cent. of ACM's issued ordinary share capital as at 10 June 2014 (being the last practicable date prior to publication of this document).

Braemar has also received, in aggregate, other irrevocable undertakings to vote, or to procure to vote, in favour of the Scheme at the ACM Court Meeting and to vote in favour of the Special Resolution to be proposed at the ACM General Meeting in respect of 5,453,029 ACM Shares, representing approximately 28.0 per cent. of the ordinary share capital of ACM in issue on 10 June 2014 (being the last practicable date prior to the publication of this document).

In aggregate, therefore, irrevocable undertakings to vote in favour of the Scheme at the ACM Court Meeting and the Special Resolution to be proposed at the ACM General Meeting have been received in respect of a total of 9,105,313 ACM Shares, representing approximately 46.8 per cent. of the ordinary share capital of ACM in issue on 10 June 2014 (being the last practicable date prior to the publication of this document).

The ACM Directors and certain ACM senior employees have irrevocably undertaken to elect to take no more than 20 per cent. of their consideration under the Merger in the form of cash under the Mix and Match Facility.

Details of those persons providing an irrevocable undertaking to vote, or to procure to vote, in favour of the Scheme at the Court Meeting and to vote in favour of the Special Resolution to be proposed at the General Meeting are as follows:

(a)	The ACM Directors

Name	Number of ACM Ordinary Shares in respect of which the undertaking is given	Approximate percentage of existing issued share capital of ACM
Johnny Plumbe	1,115,409	5.73
James Gundy	1,225,000	6.29
Ian Hartley	56,000	0.29
Mike Rudd	1,225,000	6.29
David Cobb CBE	4,000	0.02
Timothy Jaques	6,450	0.03
Mark Tracey	20,425	0.10
Jürgen Breuer	Nil	0.00

Total:	3,652,284	18.75

(b)	ACM senior employees

Name	Number of ACM Ordinary Shares in respect of which the undertaking is given	Approximate percentage of existing issued share capital of ACM
William Middleton	1,225,000	6.29
Nico Borkmann	460,000	2.36
Glen Jackson	453,750	2.33
James Green	385,516	1.98
Lee Maze	306,500	1.57
Samuel Badowski	250,000	1.28
Edward Romer-Lee	180,000	0.92
Paul Harris	142,845	0.73
Staffan Bulow	35,000	0.18
Prapaharan Letchumanan	20,000	0.10
Henry Curra	11,234	0.06
Andrew Wakely	621,084	3.19
Bruce Gyngell	304,350	1.56
Terry Karadanais	227,750	1.17
Olav Kirk	223,250	1.15
Tim Lawrence	453,750	2.33

Total:	5,300,029	27.20

(c)	Other ACM shareholders

Name	Number of ACM Ordinary Shares in respect of which the undertaking is given	Approximate percentage of existing issued share capital of ACM
Peter Sechiari	153,000	0.79
Total:	153,000	0.79

Each of the irrevocable commitments described above will cease to be binding on the earlier of the following occurrences:

•
the offer, on substantially the terms and conditions set out in the announcement of the Merger dated 20 May 2014, is not made by the publication of this document (or offer document in the case of a takeover offer) by the date which is 28 days from 20 May 2014, or such later date as the Panel may agree; or

•
the offer does not become effective, lapses, is withdrawn or otherwise becomes incapable of ever becoming effective, as the case may be, and no new revised or replacement offer has then been announced in accordance with Rule 2.7 of the Takeover Code; or

•	any competing offer is made which becomes or is declared wholly unconditional or otherwise becomes effective.

Copies of the irrevocable undertakings referred to in this paragraph 11 are available for inspection on ACM's website at www.acmshippinggroup.com.

12. Cancellation of trading of ACM Shares on AIM and re-registration as a private limited company

The attention of ACM Shareholders is drawn to paragraph 23 of the Explanatory Statement set out in Part II of this document in relation to ACM's intentions with regard to the cancellation of admission to trading of ACM Shares on AIM and the re-registration of ACM as a private limited company.

13. United Kingdom taxation

A summary of certain aspects of UK taxation, which is intended as a general guide only, is set out in Appendix II to this document. If you are in any doubt as to your tax position, or if you are subject to tax in a jurisdiction outside the UK, you should consult an appropriate independent professional adviser immediately.

14. Action to be taken

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of ACM Shareholder opinion. You are therefore strongly urged to sign and return your Forms of Proxy as soon as possible.

Your attention is drawn to paragraph 25 of Part II of this document which explains the actions you should take in relation to the Merger.

Overseas Shareholders should refer to paragraph 22 of Part II of this document.

Notices convening the Court Meeting and General Meeting are set out in Appendix VII and Appendix VIII respectively of this document.

If you have any questions relating to this document or the completion and return of the Forms of Proxy and/or the Form of Election, helplines are available. Please see page i for details. Please note that calls to the helpline number may be monitored or recorded and that, for legal reasons, the helplines cannot provide advice on the merit of the Proposals or give any personal, legal, financial or taxation advice.

15. Further Information

Your attention is drawn to the letter from Espírito Santo set out in Part II of this document (being the Explanatory Statement pursuant to section 897 of the Companies Act). The terms of the Scheme are set out in full in Part III of this document. Your attention is also drawn to the further information contained in this document and, in particular, to the Conditions to the implementation of the Merger in Appendix I, the information on UK taxation in Appendix II and the additional information set out in Appendix IV to this document.

16. Recommendation

The ACM Board, which has been so advised by Espírito Santo, consider the terms of the Merger to be fair and reasonable. In providing its advice to the ACM Directors, Espírito Santo has taken into account the commercial assessments of the ACM Directors.

The ACM Board considers that the Merger is in the best interests of ACM Shareholders as a whole and accordingly unanimously recommends that all ACM Shareholders vote in favour of the Scheme at the Court Meeting and the Special Resolution at the General Meeting, as those ACM Directors who hold ACM Shares have irrevocably undertaken to do (or procure the registered holders to do) in respect of their own beneficial shareholdings of 3,652,284 ACM Shares in aggregate, representing approximately 18.8 per cent. of ACM's issued share capital as at 10 June 2014 (being the last practicable date prior to the publication of this document).

The ACM Directors make no recommendation as to the form of consideration which ACM Shareholders should elect to receive as this will be dependent on individual ACM Shareholders' personal circumstances. Each ACM Shareholder should consider his/her own position carefully and, if in any doubt, should consult his/her own professional adviser(s).

Yours faithfully

/s/Johnny Plumbe
Johnny Plumbe
Executive Chairman

PART II

EXPLANATORY STATEMENT

(in compliance with section 897 of the Companies Act)

Espírito Santo Investment Bank
10 Paternoster Square
London
EC4M 7AL

12 June 2014

To ACM Shareholders and, for information only, ACM Share Incentive Scheme Participants

Dear ACM Shareholder,

Recommended Merger of ACM Shipping Group plc and Braemar Shipping Services Plc

1. Introduction

On 20 May 2014, the boards of directors of ACM and Braemar announced that they had reached agreement on the terms of a recommended Merger pursuant to which Braemar will acquire the entire issued and to be issued ordinary share capital of ACM. The Merger is to be effected by means of a scheme of arrangement between ACM and ACM Shareholders under Part 26 of the Companies Act.

The Scheme requires, amongst other things, the approval of the Scheme Shareholders and the sanction of the Court.

Your attention is drawn to the letter from the Executive Chairman of ACM set out in Part I of this document which, together with the rest of this document, forms part of this Explanatory Statement and which contains the background to and reasons for the ACM Board's recommendation and which states that the Board, which has been so advised by Espírito Santo, considers the terms of the Merger to be fair and reasonable. In providing our advice to the ACM Board, we have taken into account the ACM Board's commercial assessment of the Merger. The ACM Board unanimously recommends that all ACM Shareholders vote in favour of the resolutions to be proposed at the Meetings, as those ACM Directors who hold ACM Shares have irrevocably undertaken to do (or procure the registered holders to do) in respect of their own beneficial shareholdings of 3,652,284 ACM Shares, which represent, in aggregate, approximately 18.8 per cent. of ACM's issued share capital as at 10 June 2014 (being the last practicable date prior to the publication of this document).

We have been authorised by the ACM Directors to write to you to explain the Scheme and the Merger and to provide you with other relevant information. This letter sets out and explains the provisions of the Scheme. The Scheme is set out in full in Part III of this document. Your attention is also drawn to the Conditions set out in Appendix I to this document, the further information set out in Appendices II to IV to this document and to the expected timetable of principal events set out on page 1 of this document. Please note that the timings set out in this document are indicative only and subject to change.

2. Summary of the terms of the Merger

The Merger will be implemented by way of a Court sanctioned scheme of arrangement under Part 26 of the Companies Act. The Scheme is subject to the Conditions and further terms set out in Appendix I to this document. Under the terms of the Scheme, Scheme Shares will be cancelled and, in exchange, Scheme Shareholders at the Reduction Record Time will be entitled to receive:

for every five Scheme Shares: two New Braemar Ordinary Shares;
and 250 pence in cash

resulting in ACM Shareholders owning approximately 28 per cent. and Braemar Shareholders owning approximately 72 per cent. of the Enlarged Share Capital.

On the basis of the Closing Price per Ordinary Share of 520.3 pence on 10 June 2014, being the last practicable date prior to the publication of this document, the Merger values each ACM Share at 258.1 pence and the entire issued and to be issued share capital of ACM at approximately £53.7 million.

The Merger represents a premium of approximately:

•	4.3 per cent. to the Closing Price per ACM Share of 247.5 pence on 19 May 2014 (being the last Business Day prior to the commencement of the Offer Period);

•
7.5 per cent. to the six-month average price per ACM Share of 240.2 pence (being the average Closing Price for the six-month period ended on 19 May 2014 (being the last Business Day prior to the commencement of the Offer Period)); and

•	2.6 per cent. to the Closing Price per ACM Share of 251.5 pence on 10 June 2014 (being the last practicable date prior to the publication of this document).

The ACM Directors and the Braemar Directors believe it is essential for a successful integration of the two businesses to put in place arrangements to incentivise and encourage the retention of key senior employees of both the Braemar Group and the ACM Group. These incentivisation and retention arrangements, which will comprise retention awards granted under the Braemar Restricted Share Plan, represent an integral element of the Merger. In light of these inter-dependent elements, which together comprise the recommended Merger, and in order to implement the Merger, the Braemar Shareholders will be asked to approve (amongst other things), one ordinary resolution at the Braemar General Meeting which proposes that: (a) the Braemar Restricted Share Plan be approved; (b) the Merger be approved and the Braemar Directors be authorised to implement the Merger; and (c) the Braemar Directors be authorised to allot the New Braemar Ordinary Shares in connection with the Merger up to an aggregate nominal amount of £832,391.60 (representing, in aggregate, 8,323,916 New Braemar Ordinary Shares).

If you wish the Scheme to become Effective, you are urged to sign and return the enclosed Forms of Proxy as soon as possible. You should note that if there is insufficient Scheme Shareholder support for the Scheme at the Meetings, the Scheme will not become Effective.

3. Mix and Match Facility

Under the terms of the Merger, ACM Shareholders (other than Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) are being offered the opportunity, under the Mix and Match Facility, to seek to vary the proportions of cash consideration and New Braemar Ordinary Shares they receive in respect of their holdings of Scheme Shares. The economic ratio in which ACM Shareholders may elect to receive New Braemar Ordinary Shares instead of cash, or elect to receive cash instead of New Braemar Ordinary Shares, under the Mix and Match Facility will be:

for every 208.1 pence in cash, 0.4 of a New Braemar Ordinary Share

Satisfaction of Elections under the Mix and Match Facility will be subject to equal and opposite Elections being made by other ACM Shareholders. Elections under the Mix and Match Facility may only be made in respect of whole numbers of ACM Shares. An ACM Shareholder may make a Cash Election or a Share Election in respect of all or part of his holding of ACM Shares. Furthermore, an ACM Shareholder may make a Cash Election in respect of some of his ACM Shares and a Share Election in respect of others.

Irrespective of the number of ACM Shareholders who make an Election, the total cash consideration to be paid and the total number of New Braemar Ordinary Shares to be issued pursuant to the Merger will not be varied (save where required to accommodate rounding of individual entitlements to the nearest whole Scheme Share). Accordingly, Braemar's ability to satisfy all Elections for cash consideration and/or New Braemar Ordinary Shares made by ACM Shareholders will depend on other ACM Shareholders making equal and opposite Elections. To the extent that Cash Elections and Share Elections cannot be satisfied in full, they will be scaled down on a pro rata basis. Minor adjustments to the entitlements of ACM Shareholders pursuant to Elections made under the Scheme may be made by the Receiving Agent at the instruction of ACM and Braemar on a basis that ACM and Braemar consider to be fair and reasonable to the extent necessary to satisfy all entitlements pursuant to Elections under the Scheme as nearly as may be practicable. Such adjustments will be final and binding on Scheme Shareholders.

As a result, ACM Shareholders who make an Election will not know the exact amount of cash consideration or number of New Braemar Ordinary Shares they are entitled to receive until settlement of the consideration under the Merger. When the Scheme becomes Effective, an announcement will be made concerning the extent to which Elections under the Mix and Match Facility have been satisfied.

Elections made by ACM Shareholders under the Mix and Match Facility will not affect the entitlements of ACM Shareholders who do not make any such Election.

The Mix and Match Facility will remain open until 1.00 p.m. on 23 July 2014 or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service.

Details on how ACM Shareholders can make an Election are set out in the section headed "Notes for Making Elections under the Mix and Match Facility" on page ix of this document and on the Form of Election itself.

ACM Optionholder Scheme Shareholders will not be eligible to participate in the Mix and Match Facility.

Restricted Overseas Persons

Please refer to paragraph 22 of this Part II for information on the treatment of Overseas Shareholders.

4. Structure of the Merger

(a)	Introduction

It is intended that the Merger will be effected by a means of a scheme of arrangement between ACM and the Scheme Shareholders under Part 26 of the Companies Act, the provisions of which are set out in full in Part III of this document. The purpose of the Scheme is to provide for Braemar to become the owner of the whole of the issued share capital of ACM.

The Scheme will involve a reduction of capital pursuant to section 641 of the Companies Act. The procedure involves an application by ACM to the Court to sanction the Scheme and to confirm the cancellation of the Scheme Shares by way of the Capital Reduction and the application of the reserve arising from such cancellation in paying up in full a number of New ACM Shares (which is equal to the number of ACM Shares cancelled) and issuing the same to Braemar, in consideration for which the ACM Shareholders will receive the consideration as set out in paragraph 2 above.

The New Braemar Ordinary Shares will be issued in registered form and will be capable of being held in both certificated and uncertificated form. Fractions of the New Braemar Ordinary Shares will not be allotted or issued pursuant to the Merger, but entitlements of Scheme Shareholders will be rounded down to the nearest whole number of New Braemar Ordinary Shares.

To become Effective, the Scheme requires the approval of a majority in number of those ACM Shareholders who are present and vote either in person or by proxy at the Court Meeting and who represent 75 per cent. or more in value of all ACM Shares held by such ACM Shareholders. The Scheme also requires the passing of the Special Resolution to be proposed at the General Meeting, as well as satisfaction or waiver of the other Conditions set out in Appendix I to this document. The Scheme must also be sanctioned by the Court at the Scheme Court Hearing and the associated Capital Reduction must be confirmed by the Court at the Reduction Court Hearing. The Merger will not become effective until an office copy of each of the Court Orders and the Statement of Capital have been delivered to the Registrar of Companies for registration and, if the Court so orders for the Reduction of Capital to take effect, until the Reduction Court Order and the Statement of Capital have been registered by the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all ACM Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting.

Under the terms of the Scheme, the Scheme Shares will be subdivided and reclassified as follows:

(i)
any Scheme Share in respect of which no valid Election has been made or is deemed to have been made (which includes for these purposes any ACM Optionholder Scheme Share) in accordance with the Scheme under the Mix and Match Facility, shall be subdivided into 2,581 ordinary shares of 1/2,581 pence each and such shares shall be reclassified into 500 A Shares and 2,081 B Shares;

(ii)
any Scheme Share in respect of which a valid Cash Election has been made and accepted in accordance with the Scheme, shall be subdivided into 2,581 ordinary shares of 1/2,581 pence each and such shares shall be reclassified into 2,581 A Shares; and

(iii)
any Scheme Share in respect of which a valid Share Election has been made and accepted in accordance with the Scheme, shall be subdivided into 2,581 ordinary shares of 1/2,581 pence each and such shares shall be reclassified into 2,581 B Shares.

The share capital subdivision and reclassification will take effect at the Reorganisation Record Time, from which point and conditional on the Scheme being implemented, the A Shares will carry the right to receive the cash consideration payable by Braemar, and the B Shares will carry the right to receive the New Braemar Ordinary Shares.
No temporary documents of title will be issued to ACM Shareholders in respect of the A Shares or the B Shares. If, for any reason, the Capital Reduction does not become effective within ten Business Days of the Reorganisation Record Time, or such later time and date as ACM and Braemar may agree and the Court may allow, the share capital reorganisation described above will be reversed and Scheme Shareholders will hold such number of ACM Shares as they held immediately prior to the Reorganisation Record Time.

Each A Share shall confer upon the holder thereof the right to receive 0.1 pence in cash and each B Share shall confer upon the holder thereof the right to receive 0.4/2,081 of a New Braemar Ordinary Share.

The Scheme further provides for the following:

(i)	the cancellation of the A Shares and the B Shares;

(ii)
the increase of the share capital of the Company to its former amount by the creation of such number of New ACM Shares as shall have an aggregate nominal value equal to the aggregate nominal value of A Shares and B Shares so cancelled and the application of the reserve arising in its books of account as a result of the said cancellation in paying up in full at par the New ACM Shares to be allotted and issued credited as fully paid to Braemar and/or its nominee(s);

(iii)	the payment by Braemar to the holders of the A Shares of 0.1 pence in cash for every A Share that they hold at the Reduction Record Time; and

(iv)	the allotment and issue by Braemar to the holders of the B Shares of 0.4/2,081 of a New Braemar Ordinary Share for every B Share that they hold at the Reduction Record Time.

Fractions of New Braemar Ordinary Shares will not be allotted or issued pursuant to the Scheme. Fractional entitlements to which holders of Scheme Shares would have become entitled will be aggregated and allotted and issued to the person appointed by Braemar as nominee for such Scheme Shareholders and sold by Braemar's brokers at the best price which can reasonably be obtained in the market at the time of sale as soon as practicable after the Effective Date. The net proceeds of sale shall be paid to such Scheme Shareholders in due proportions in due course provided that individual entitlements to amounts of less than £5 will not be paid to holders of Scheme Shares but will instead be retained for the benefit of Braemar.

Fractions of pence will not be paid to holders of Scheme Shares pursuant to the Scheme. All fractional entitlements of pence to which holders of Scheme Shares would have become entitled will be rounded down to the nearest whole number of pence.

(b)	The Meetings

Notices of the Court Meeting and the General Meeting are set out in Appendices VII and VIII respectively to this document. Entitlements to attend and vote at the Meetings and the number of votes which may be cast at them will be determined by reference to holdings of ACM Shares as shown in the register of members of ACM at the time specified in the notice of the relevant meeting.

The Court Meeting

You will find set out in Appendix VII to this document notice of the meeting of the ACM Shareholders which has been convened by order of the Court for the purpose of considering and, if thought fit, approving the Scheme (with or without modification).

The Court Meeting, which has been convened for 10.00 a.m. on 7 July 2014, is being held at the direction of the Court to seek the approval of the ACM Shareholders to the Scheme. At the Court Meeting, voting will be by way of a poll and each ACM Shareholder present in person or by proxy will be entitled to one vote for each ACM Share held. The approval required at the Court Meeting is a majority in number of those ACM Shareholders who are present and vote, either in person or by proxy, and who represent 75 per cent. or more in value of all ACM Shares voted by such ACM Shareholders.

ACM Shareholders have the right to raise any objections they may have to the Scheme at the Court Meeting.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of ACM Shareholder opinion. You are therefore strongly urged to sign and return your Forms of Proxy as soon as possible.

The Scheme is conditional upon the passing of the Required Braemar Resolution by the requisite majority.

ACM Shareholders should note that the Scheme is not conditional upon the passing of the other Braemar Resolutions.

Whether or not you intend to attend the Court Meeting in person, you are strongly urged to complete and return the blue Form of Proxy as soon as possible, and, in any event so as to be received by 10.00 a.m. on 3 July 2014 for the Court Meeting. A Form of Proxy for the Court Meeting not lodged at the relevant time may be handed in to the Chairman of the Court Meeting before the taking of the poll.

The General Meeting

In addition to the Court Meeting, the General Meeting has been convened for 10.15 a.m. on 7 July 2014, or as soon thereafter as the Court Meeting has concluded or been adjourned, to consider and, if thought fit, pass the Special Resolution (which requires votes in favour representing at least 75 per cent. of the votes cast) to approve:

(i)	the subdivision and reclassification of the share capital of ACM into A Shares and B Shares as referred to above;

(ii)	the Scheme;

(iii)	the Capital Reduction;

(iv)	the giving of authority to the ACM Directors pursuant to the ACM Articles to allot shares in ACM to Braemar or its nominee(s) as provided for in the Scheme; and

(v)	certain amendments to the ACM Articles as described below.

You will find the notice of the General Meeting set out in Appendix VIII to this document.

Voting on the Special Resolution will be on a show of hands unless a poll is demanded. The Chairman reserves the right to demand a poll and, in such event, each ACM Shareholder present in person or by proxy will be entitled to one vote for every ACM Share held.

All ACM Shareholders will be entitled to vote on the Special Resolution.

It is proposed that the ACM Articles be amended to ensure that any ACM Shares which are issued after the General Meeting but before the Reorganisation Record Time will be subject to and bound by the Scheme. It is also proposed that the ACM Articles be amended so that any ACM Shares issued to any person other than Braemar (or its nominee(s)) on or after the Reorganisation Record Time will automatically be acquired by Braemar in consideration for and conditional upon the allotment and issue or transfer to such person of such number of New Braemar Ordinary Shares and the payment of such cash consideration as that person would have been entitled to under the Scheme for those ACM Shares had they been Scheme Shares in respect of which no Election had been made.

It is also proposed that the ACM Articles be amended to include the rights attaching to the A Shares and the B Shares.

The proposed amendments to the ACM Articles are set out in full in the notice of the General Meeting in Appendix VIII of this document.

(c)	Modifications to the Scheme

The Scheme contains a provision for ACM and Braemar jointly to consent on behalf of all concerned to any modifications, additions or conditions to the Scheme which the Court may think fit to approve or impose. The Court would be unlikely to approve of or impose any modifications, additions or conditions to the Scheme which might be material to the interests of ACM Shareholders unless ACM Shareholders were informed of any such modification, addition or condition. It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of ACM Shareholders should be held. Similarly, if a modification, addition or condition is put forward which, in the opinion of the ACM Directors, is of such a nature or importance as to require the consent of ACM Shareholders at a further meeting, the ACM Directors will not take the necessary steps to enable the Scheme to become Effective unless and until such consent is obtained.

Braemar has reserved the right to elect, with ACM's consent in writing (as further described in Part B of Appendix I of this document), for the Merger to be implemented by way of a Takeover Offer with (where necessary) the consent of the Panel. In this event, the Merger will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. (or such lesser percentage, being more than 50 per cent., as Braemar may decide and/or the Panel may require). If Braemar does elect to implement the Merger by way of a Takeover Offer, and if sufficient acceptances of such Takeover Offer are received and/or sufficient ACM Shares are otherwise acquired, it is the intention of Braemar to apply the provisions of sections 979 to 982 (inclusive) of the Companies Act to acquire compulsorily any outstanding ACM Shares to which such offer relates.

(d)	Conditions to the Merger

The Merger will be conditional upon the Scheme becoming unconditional and becoming Effective, subject to the Takeover Code, by no later than 30 November 2014 or such later date (if any) as ACM and Braemar may, with the consent of the Panel, agree and (if required) the Court may allow. The Conditions to the Scheme are set out in full in Appendix I to this document. The Scheme is conditional, inter alia, upon the following events:

(i)	approval of the resolution proposed at the Court Meeting by the requisite majority of Scheme Shareholders;

(ii)	approval of the Special Resolution necessary to implement the Scheme and to sanction the related Capital Reduction by the requisite majority of ACM Shareholders at the General Meeting;

(iii)	approval by the requisite majority of Braemar Shareholders of the Required Braemar Resolution to approve the Merger, the Braemar Restricted Share Plan and certain related matters;

(iv)	the sanction of the Scheme and confirmation of the related Capital Reduction by the Court;

(v)
the delivery of an office copy of the Court Orders and the Statement of Capital to, and, if so ordered by the Court, the registration of the Reduction Court Order together with the Statement of Capital by, the Registrar of Companies;

(vi)
the UKLA having acknowledged to Braemar or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the New Braemar Ordinary Shares to the Official List with a premium listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject ("listing conditions")) will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions having been satisfied and (ii) the London Stock Exchange having acknowledged to Braemar or its agent (and such acknowledgement not having been withdrawn) that the New Braemar Ordinary Shares will be admitted to trading; and

(vii)	the satisfaction or waiver of the other conditions, which are considered to be customary for a transaction of this nature, as set out in Appendix I to this document.

Under the Companies Act, the Scheme also requires the sanction of the Court. The hearing by the Court to sanction the Scheme is expected to be held on 23 July 2014 and the hearing by the Court to confirm the Capital Reduction comprised in the Scheme is expected to be held on 25 July 2014, subject to satisfaction or waiver of the other Conditions. Braemar has confirmed that it will be represented by counsel at such hearings so as to consent to the Scheme and to undertake to the Court to be bound thereby.

The Scheme is conditional upon the passing of the Required Braemar Resolution by the requisite majority of Braemar Shareholders. The Scheme is not conditional upon the passing of any of the other Braemar Resolutions.

Once the necessary approvals from ACM Shareholders have been obtained and the other Conditions have been satisfied, or (where applicable) waived, the Scheme will become effective upon sanction by the Court and the delivery of an office copy of each of the Court Orders and the Statement of Capital to, and, if so ordered by the Court, the registration of the Reduction Court Order together with the Statement of Capital by the Registrar of Companies.

Upon the Scheme becoming effective, it will be binding on all ACM Shareholders irrespective of whether or not they attended or voted in favour of the Scheme at the Court Meeting or in favour of the resolutions proposed at the General Meeting. If the Scheme does not become effective by 30 November 2014 (or such later date (if any) as ACM and Braemar may agree and (if required) the Court and the Panel may allow) the Scheme will not become effective, and the Merger will not take place.

5. Background to and reasons for the ACM Board recommendation

For the background to and reasons for the ACM Board's recommendation, please see paragraph 3 of Part I of this document.

6. Braemar Board recommendation

The Braemar Directors have unanimously recommended that Braemar Shareholders vote in favour of the Braemar Resolutions, as they have irrevocably undertaken to do in respect of their own beneficial holdings, to the extent that they are permitted to vote on such resolutions.

7. Background to and reasons for the Braemar Board recommendation

The Braemar Group's business strategy is to grow and to enhance the services offered to its clients. In line with this strategy, the Braemar Board commenced merger discussions with ACM.

The Braemar Group's principal shipbroking activities are spot freight brokerage, time charter and project brokerage, sale and purchase, new buildings and demolition.

The Braemar Board believes that the Merger offers a number of benefits to the Braemar Group and will:

•
enable the Braemar Group to strengthen its core shipbroking business. Both the Braemar Group and the ACM Group together have strong positions in most sectors of the shipbroking market. The Merger will enable the Braemar Group to strengthen the shipbroking service to its clients through better market coverage;

•	improve the succession planning within its shipbroking teams and help each broker to develop to his/her full potential within the combined Braemar-ACM organisation;

•	strengthen its shipbroking services, thereby increasing the Braemar Group's ability to win new business;

•	create costs savings for the benefit of the Braemar Shareholders;

•	enable the Braemar Group to invest in its global shipping information databases and IT infrastructure, which the Braemar Board believes will improve the competitiveness of the Braemar Group;

•	strengthen the Braemar Group's global presence thereby improving earnings capabilities of all its divisions; and

•	deliver an expected earnings per share enhancement in the first full year following the Merger4.

Following the Merger becoming Effective, ACM and Braemar intend to merge their shipbroking operations into a single unified business, under a unified board structure and senior management team.

8. Irrevocable undertakings

(a)	Irrevocable undertakings in respect of ACM Shares

To become effective, the Scheme requires, amongst other things, the approval of Scheme Shareholders at a Court Meeting convened for 7 July 2014. The Scheme also requires the sanction of the Court and the passing of the Special Resolution to be proposed at the General Meeting, also convened for 7 July 2014.

Braemar has received irrevocable undertakings from each of the ACM Directors to vote in favour of the Scheme at the ACM Court Meeting and to vote in favour of the Special Resolution to be proposed at the ACM General Meeting, in respect of a total of 3,652,284 ACM Shares, representing approximately 18.8 per cent. of the ordinary share capital of ACM in issue on 10 June 2014 (being the last practicable date prior to the publication of this document).

Braemar has also received, in aggregate, other irrevocable undertakings to vote, or to procure to vote, in favour of the Scheme at the ACM Court Meeting and to vote in favour of the Special Resolution to be proposed at the ACM General Meeting in respect of 5,453,029 ACM Shares, representing approximately 28.0 per cent. of the ordinary share capital of ACM in issue on 10 June 2014 (being the last practicable date prior to the publication of this document).
_________________
4
This statement is not intended as a profit forecast and should not be interpreted to mean that earnings per Braemar Ordinary Share for the current or future financial years would necessarily match or exceed the historical published earnings per Braemar Ordinary Share.

In aggregate, therefore, irrevocable undertakings to vote in favour of the Scheme at the ACM Court Meeting and the Special Resolution to be proposed at the ACM General Meeting have been received in respect of a total of 9,105,313 ACM Shares, representing approximately 46.8 per cent. of the ordinary share capital of ACM in issue on 10 June 2014 (being the last practicable date prior to the publication of this document).

The ACM Directors and certain ACM senior employees have irrevocably undertaken to elect to take no more than 20 per cent. of their consideration under the Merger in the form of cash under the Mix and Match Facility.

Details of those persons providing an irrevocable undertaking to vote, or to procure to vote, in favour of the Scheme at the Court Meeting and to vote in favour of the Special Resolution to be proposed at the General Meeting are as follows:

(a)	The ACM Directors

Name	Number of ACM Ordinary Shares in respect of which the undertaking is given	Approximate percentage of existing issued share capital of ACM
Johnny Plumbe	1,115,409	5.73
James Gundy	1,225,000	6.29
Ian Hartley	56,000	0.29
Mike Rudd	1,225,000	6.29
David Cobb CBE	4,000	0.02
Timothy Jaques	6,450	0.03
Mark Tracey	20,425	0.10
Jürgen Breuer	Nil	0.00

Total:	3,652,284	18.75

(b)	ACM senior employees

Name	Number of ACM Ordinary Shares in respect of which the undertaking is given	Approximate percentage of existing issued share capital of ACM
William Middleton	1,225,000	6.29
Nico Borkmann	460,000	2.36
Glen Jackson	453,750	2.33
James Green	385,516	1.98
Lee Maze	306,500	1.57
Samuel Badowski	250,000	1.28
Edward Romer-Lee	180,000	0.92
Paul Harris	142,845	0.73
Staffan Bulow	35,000	0.18
Prapaharan Letchumanan	20,000	0.10
Henry Curra	11,234	0.06
Andrew Wakely	621,084	3.19
Bruce Gyngell	304,350	1.56
Terry Karadanais	227,750	1.17
Olav Kirk	223,250	1.15
Tim Lawrence	453,750	2.33

Total:	5,300,029	27.20

(c)	Other ACM shareholders

Name	Number of ACM Ordinary Shares in respect of which the undertaking is given	Approximate percentage of existing issued share capital of ACM
Peter Sechiari	153,000	0.79

Total:	153,000	0.79

Each of the irrevocable commitments described above will cease to be binding on the earlier of the following occurrences:

•
the offer, on substantially the terms and conditions set out in the announcement of the Merger dated 20 May 2014, is not made by the publication of this document (or offer document in the case of a takeover offer) by the date which is 28 days from 20 May 2014, or such later date as the Panel may agree; or

•
the offer does not become effective, lapses, is withdrawn or otherwise becomes incapable of ever becoming effective, as the case may be, and no new revised or replacement offer has then been announced in accordance with Rule 2.7 of the Takeover Code; or

•	any competing offer is made which becomes or is declared wholly unconditional or otherwise becomes effective.

(b)	Irrevocable undertakings in respect of Braemar Ordinary Shares

Braemar has received irrevocable undertakings from each of the Braemar Directors who hold Braemar Ordinary Shares to vote in favour of all of the resolutions to be proposed at the Braemar General Meeting in respect of a total of 725,133 Braemar Ordinary Shares, representing approximately 3.3 per cent. of the ordinary share capital of Braemar in issue on 10 June 2014 (being the last practicable date prior to the publication of this document).

Braemar has also received an irrevocable undertaking from Alan Marsh (Braemar's former Chief Executive) to vote in favour of all of the shareholder resolutions to be proposed at the Braemar General Meeting, in respect of a total of 1,038,029 Braemar Ordinary Shares, representing approximately 4.8 per cent. of the ordinary share capital of Braemar in issue on 10 June 2014 (being the last practicable date prior to the publication of this document).

Braemar has received: (i) an irrevocable undertaking from Chelverton Asset Management and (ii) an undertaking from Majedie Asset Management, both institutional shareholders who hold Ordinary Shares, to vote in favour of all the resolutions to be proposed at the Braemar General Meeting in respect of a total of 2,306,275 Ordinary Shares, representing approximately 10.6 per cent. of the ordinary share capital of Braemar in issue on 10 June 2014 (being the last practicable date prior to publication of this document). Majedie Asset Management has agreed, pursuant to its undertaking, to use reasonable endeavours to vote in favour of the resolutions.

In aggregate, therefore, irrevocable undertakings and an undertaking to vote in favour of all of the shareholder resolutions to be proposed at the Braemar General Meeting, have been received in respect of a total of 4,069,437 Braemar Ordinary Shares, representing approximately 18.8 per cent. of the ordinary share capital of Braemar in issue on 10 June 2014 (being the last practicable date prior to the publication of this document).

9. Information on ACM

ACM is a public limited company incorporated in England and Wales and is the holding company of the ACM Group. As at 10 June 2014 (being the last practicable date prior to the publication of this document), ACM had a market capitalisation of £49.0 million and, for the year to 31 March 2014, it reported revenue of £27.9 million, profit before tax and amortisation and impairment of intangibles of £3.4 million, adjusted earnings per existing ACM Share of 14.5p and net assets of £7.3 million.

The ACM Group provides a full range of integrated ship broking services for the global market. It is recognised as a leading provider of broking services to the oil transportation industry.

Established in London in 1982, the ACM Group has since expanded its international operations with offices based in the United Kingdom, Singapore, India, Australia, China, the United States of America and the United Arab Emirates. The ACM Group employs 140 brokers and support staff who provide clients with global experience and intimate local knowledge of the world's shipping centres. The ACM Group has a network of clients which include major oil producers, independent oil traders, ship owners and ship operators.

The ACM Board comprises Johnny Plumbe, James Gundy, Mike Rudd and Ian Hartley (as executive directors) and is completed by David Cobb CBE, Timothy Jaques, Jürgen Breuer and Mark Tracey (each a non-executive director).

ACM's shares were admitted to trading on AIM on 6 December 2006.

10. Information on Braemar

Braemar is a public limited company incorporated in England and Wales and is the holding company of the Braemar Group. As at 10 June 2014 (being the last practicable date prior to the publication of this document), Braemar had a market capitalisation of £112.8 million and, for the year to 28 February 2014, it reported turnover £125.5 million, profit before tax of £9.0 million, earnings per Braemar Ordinary Share of 31.9p and net assets of £65.3 million.

Braemar is a leading international provider of broking, consultancy, technical, logistics and other services to the shipping, marine and energy industries. Braemar provides professional skills and advice to clients in the shipping and offshore energy markets. It does this through a global network of businesses most of which are branded under the Braemar name. Income is generated through commissions, project fees or charges on an hourly basis for its expertise.

The business is organised into four divisions: Shipbroking (282 employees5); Technical (330 employees5); Logistics (223 employees5); and Environmental (55 employees5). In addition, four employees provide services across the four divisions. The business has global coverage with hubs in London, Singapore and Houston.

•
Shipbroking: The Shipbroking division provides chartering (both spot and period), sale and purchase and consulting shipbroking services to international ship owners, charterers and financial institutions operating in the tanker, gas, chemicals, offshore, container and dry bulk markets. Shipbroking has offices in the United Kingdom, the United States of America, Norway, China, Australia, Singapore, India and Italy.

•
Technical: This division provides a range of marine consulting and advisory services to clients operating in the energy marine and insurance markets. This division operates as four distinct, but commonly branded, businesses often with overlapping markets and services. A summary of the services offered by the Technical division are as follows:

•
Braemar Adjusting: This business provides loss adjusting, risk assessment and dispute resolution services to the international insurance market in relation to the insurance of risks arising out of the energy (oil and gas), marine and power sectors. Braemar Adjusting has offices in the United Kingdom, the United States of America, Singapore, Canada, Brazil and Abu Dhabi.

•
Braemar Offshore: This business provides specialised marine and engineering consultancy services to the offshore oil and gas industry. The principal services provided by Braemar Offshore are the performance of pre-risk marine warranty surveys. Braemar Offshore has offices in Australia, China, India, Indonesia, Malaysia, Singapore, Thailand and Vietnam.

•
Braemar, incorporating The Salvage Association (also referred to as Braemar SA): This business provides marine consultancy and surveying services to clients operating in the shipping, energy (oil and gas), and insurance markets. It has a network of offices in Asia, Europe and the United States of America that principally undertake hull and machinery damage surveys for the insurance industry.

•
Braemar Engineering: This business provides consultant marine engineering and naval architecture services to clients operating in the shipping and offshore oil and gas markets. Braemar Engineering has offices in the United Kingdom and the United States of America. It has a particular expertise in the design of ships for the transportation of liquefied natural gas (LNG).

•
Logistics: The Logistics business, trading under the name of Cory Brothers, provides ship agency, freight forwarding and logistics services principally for ship owners and charterers from its bases in the United Kingdom, Singapore and the United States of America.

•
Environmental: Trading as Braemar Howells, this business provides pollution response and environmental services primarily in the United Kingdom and Africa. It has earned an international reputation for its work for the insurance industry in handling containers from stricken vessels.

The Braemar Group has an experienced management team which includes James Kidwell, Martin Beer and Denis Petropoulos, who are also on the Braemar Board, and Sebastian Davenport-Thomas (Head of Shipbroking), Michael Chan (Managing Director of Technical Division) and Kevin Gorman (Managing Director of Logistics Division), who are not on the Braemar Board. The Braemar Board has benefited from the non-executive guidance of Sir Graham Hearne CBE (Chairman), John Denholm, Alastair Farley and David Moorhouse CBE.

On 27 November 1997, Braemar was admitted to the Official List (as operated at that time) and to trading on the London Stock Exchange. Braemar is today admitted to the premium segment of the Official List and to trading on the Main Market of the London Stock Exchange.

11. Dividends

On 20 May 2014 Braemar announced that a final dividend of 17.0 pence per Braemar Ordinary Share which will be paid on 15 August 2014 to Braemar Shareholders on the register of members on 18 July 2014 subject to Braemar Shareholder approval at Braemar's annual general meeting which has been convened for 4 July 2014. For the avoidance of doubt, ACM Shareholders will not be entitled to participate in the Braemar Final Dividend.

_________________
5	Average number of full time equivalent employees for the year ending 28 February 2014.

ACM Shareholders will be entitled to receive the ACM Second Interim Dividend of 7.0 pence declared by ACM on 20 May 2014 in place of a final dividend. ACM announced its audited final results for the year ended 31 March 2014 on 2 June 2014. The dividend will be paid on 25 July 2014 to ACM Shareholders on the register of members of ACM on 30 May 2014.

The Merger represents an opportunity for earnings per share enhancement for shareholders of both companies6, together with the opportunity for both companies' shareholders to continue to participate in the profits generated by the Enlarged Group through dividend payments and the potential for share price appreciation.

The board of directors of the Enlarged Company will decide the absolute level of any future dividends taking into account the Enlarged Group's underlying earnings, cash flows, capital investment plans and the prevailing market outlook.

12. The ACM Directors and the effect of the Scheme on their interests

The ACM Shares held by the ACM Directors will be subject to the Scheme. Information on the ACM Shares held by the ACM Directors is provided in paragraph 4 of Appendix IV of this document.

Particulars of service contracts and letters of appointment of the ACM Directors are set out in paragraph 7 of Appendix IV of this document.

The effect of the Scheme on options and awards held by the ACM Directors is described in paragraph 9 of Part I of this document.

The effect of the Scheme on the interests of the ACM Directors does not differ from its effect on the like interests of any other ACM Shareholder.

13. Financial effects of the Merger

On a pro forma basis and assuming the Merger had occurred on 28 February 2014, the Enlarged Group would have had net assets of approximately £107.1 million (based on the net assets of Braemar as at 28 February 2014 and ACM as at 31 March 2014). Further information in relation to the unaudited pro forma net assets of the Enlarged Group is set out in Appendix III to this document.

The following table sets out, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects of the Merger on the capital value and income for a holder of one ACM Share assuming the Scheme becomes Effective and assuming that no Elections are made under the Mix and Match Facility.

In assessing the financial effects of the Merger, the table shown in paragraph 5 of Appendix IV should also be referred to as it gives an indication of the recent historical range of both ACM and Braemar share prices.

In addition, in assessing the financial effects on the income for an ACM Shareholder assuming the Scheme becomes Effective, regard should be given to the stated intended dividend policy of the Enlarged Company following the Scheme becoming Effective.

Effect on the value of one ACM Share	Pence	Note
Market value of 0.4 New Braemar Ordinary Shares	208.10	(1)
Cash consideration received	50.00	(2)
Total value of consideration under the terms of the Merger	258.10	(2)
Market value of one ACM Share	251.50	(3)
Increase / (decrease) in capital value	6.60	(4)
This represents an increase / (decrease) of	2.6%	(5)

Effect on income	Pence	Note
Dividend income from 0.4 New Braemar Ordinary Shares	10.40	(6)
Gross income from re-investment of cash consideration	1.36	(7)
Total gross income from consideration	11.76
Dividend income from one ACM Share	10.15	(8)
Increase / (decrease) in income	1.61	(9)
This represents an increase / (decrease) of	15.9%	(10)

_________________
6
This statement is not intended as a profit forecast and should not be interpreted to mean that earnings per Braemar Ordinary Share for the current or future financial years would necessarily match or exceed the historical published earnings per Braemar Ordinary Share.

Notes:
(1)
The value of 258.1 pence per ACM Share implied by the terms of the Merger is calculated on the Closing Price per Braemar Ordinary Share of 520.3 pence per Braemar Ordinary Share on 10 June 2014 (being the last practicable date prior to the publication of this document).

(2)	The ACM Second Interim Dividend of 7.0 pence per ACM Share has not been taken into account in calculating these figures.
(3)	The Closing Price of 251.5 pence per ACM Share on 10 June 2014 (being the last practicable date prior to the publication of this document).
(4)	In assessing the financial effects of receiving New Braemar Ordinary Shares, no account of any potential tax liability of ACM Shareholders has been taken.
(5)	(4) as a proportion of (3) in per cent. terms.
(6)	The dividend income of one New Braemar Ordinary Share is based on the annual dividend of 26.0 pence per Braemar Ordinary Share in respect of the year ended 28 February 2014.
(7)
The gross income on the cash consideration has been calculated on the assumption that the cash is re-invested for a period of 12 months to yield approximately 2.72 per cent. per annum, being the gross redemption yield on UK Government Securities with a maturity of 10 years, as published by Bloomberg on 10 June 2014 (being the last practicable date prior to the publication of this document).

(8)	The dividend income on an ACM Share is based on the annual dividend of 10.15 pence per ACM Share paid and declared in respect of the year ended 31 March 2014.
(9)	In assessing the financial effects of receiving New Braemar Ordinary Shares, no account of any potential tax liability of ACM Shareholders has been taken.
(10)	(9) as a percentage of (8) in per cent. terms.

14. Directors, management, employees and location of business

For a summary of the effect of the Merger on directors, management, employees and the location of the business, please see paragraph 5 of Part I of this document.

In addition, on 20 May 2014 ACM announced that David Cobb CBE (a current non-executive director of ACM) will be stepping down from the ACM Board, having joined in 2007. Mr Cobb will receive £7,500 compensation under his letter of appointment.

15. Strategy

For a summary of the strategy of the Enlarged Group, please see paragraph 6 of Part I of this document.

16. ACM Share Incentive Schemes

For a summary of the effect of the Merger on the ACM Share Incentive Schemes, please see paragraph 9 of Part I of this document.

17. Incentives following completion of the Merger

For a summary of the incentive arrangements to be put in place following completion of the Merger, please see paragraph 7 of Part I of this document.

18. Arrangements with ACM management and senior employees

For a summary of the arrangements with ACM management and senior employees, please see paragraph 8 of Part I of this document.

19. Financing the Merger

It is estimated that the cash consideration payable by Braemar under the terms of the Scheme will be approximately £10.4 million, irrespective of any Elections. The cash consideration payable by Braemar to Scheme Shareholders under the Merger will be financed with: (i) funds that will be drawn down from the New Credit Agreement entered into on 19 May 2014 between Braemar and The Royal Bank of Scotland plc, details of which are set out in paragraph 6.1.2.2 of Appendix IV to this document; and (ii) the Braemar Group's own resources.

Westhouse, financial adviser to Braemar, is satisfied that sufficient financial resources are available to Braemar to satisfy in full the cash consideration payable to ACM Shareholders under the terms of the Scheme.

20. Offer related arrangements

ACM and Braemar entered into a confidentiality agreement on 29 January 2014 pursuant to which each of ACM and Braemar has undertaken to keep confidential information relating to the other party and not to disclose it to third parties (other than to permitted disclosees) unless required by law or regulation. These confidentiality obligations end on the earlier of the Merger becoming Effective and the second anniversary of the date of the confidentiality agreement.

21. United Kingdom taxation

A summary of certain aspects of UK taxation, which is intended as a general guide only, is set out in Appendix II to this document. If you are in any doubt as to your tax position, or if you are subject to tax in a jurisdiction outside the UK, you should consult your independent professional adviser.

22. Restricted Overseas Persons

(a)	General

The availability of New Braemar Ordinary Shares issued pursuant to the Merger to persons resident in, or citizens of, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons not resident in the United Kingdom should inform themselves about and observe any applicable legal requirements. It is the responsibility of each overseas ACM Shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection with the Merger, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This document has been prepared for the purposes of complying with English law, the Takeover Code, the AIM Rules and the Listing Rules and the information disclosed in this document may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of any other jurisdiction. The New Braemar Ordinary Shares to be issued pursuant to the Merger have not and will not be registered under the relevant securities laws of any jurisdiction other than the United Kingdom. Accordingly, subject to certain exceptions, the New Braemar Ordinary Shares may not be offered, sold, resold or delivered directly or indirectly in or into a Restricted Jurisdiction (namely Canada, Japan, the Republic of South Africa, New Zealand and any other jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which Braemar or ACM regards as unduly onerous).

Due to restrictions on Restricted Overseas Persons holding New Braemar Ordinary Shares, Braemar may, in its sole discretion, determine that either: (a) any New Braemar Ordinary Shares issued to a Restricted Overseas Person be sold, in which event the relevant New Braemar Ordinary Shares shall be issued to such holder and Braemar shall appoint a person to procure that such shares be sold on behalf of such holder; or (b) that such New Braemar Ordinary Shares shall not be issued to such holder but shall instead be issued to a nominee for such holder who shall sell the New Braemar Ordinary Shares so issued.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY, NOR SHALL THERE BE ANY SALE, ISSUANCE OR TRANSFER OF THE SECURITIES REFERRED TO IN THIS DOCUMENT IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

(b)	United States shareholders

The Scheme relates to shares of two UK companies and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. Accordingly, the New Braemar Ordinary Shares to be issued pursuant to the Scheme have not been, and are not intended to be, registered under the United States Securities Act of 1933, as amended (the "US Securities Act"), or the laws of any state of the United States but will be issued in reliance on the exemption provided by Rule 802 of the US Securities Act and exemptions provided under the laws of each state of the United States in which eligible shareholders (subject to certain exceptions) (other than Restricted Overseas Persons) reside, and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. In addition, since neither Braemar nor ACM have any securities registered under Section 12 of the United States Securities Exchange Act of 1934, as amended (the "US Exchange Act"), and both Braemar and ACM qualify as "foreign private issuers" as defined in Rule 3b-4 under the US Exchange Act, the solicitation of proxies in connection with the Scheme of Arrangement is not subject to the proxy solicitation rules under the US Exchange Act. The offer to ACM Shareholders will be made in the United States under the Tier I exemption from the applicable US tender offer rules, pursuant to Rule 14d-1(c) of the US Securities Exchange Act. Accordingly, the Scheme will be subject to the disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement, which differ from the requirements of US proxy solicitation or tender offer rules or the laws of other jurisdictions outside the United Kingdom. The Company will furnish to the US Securities and Exchange Commission a Form CB in respect of the offer and sale of such New Braemar Ordinary Shares.

Generally, pursuant to the Scheme, holders of Scheme Shares that are "restricted securities" within the meaning of Rule 144 under the US Securities Act will receive New Braemar Ordinary Shares that are restricted securities, while holders of Scheme Shares that are not restricted securities will receive New Braemar Ordinary Shares that are unrestricted. Restricted securities cannot be resold in the United States without registration or an exemption therefrom under the US Securities Act.

Generally, Scheme Shares acquired in open market transactions will be exchanged in the Scheme for New Braemar Ordinary Shares that are unrestricted. However, an Scheme Shareholder who is an affiliate of Braemar should consult legal counsel to determine whether such shares are subject to any such restriction. An affiliate for this purpose is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The US Securities and Exchange Commission views a person's status as an officer, director or 10% shareholder as a fact that must be considered when determining whether such person is an affiliate.

The foregoing discussion is only a general overview of certain requirements of the US Securities Act that are applicable to the issuance and resale of the New Braemar Ordinary Shares. All Scheme Shareholders are advised to consult their own legal counsel prior to making any offer, resale, pledge or other transfer of New Braemar Ordinary Shares obtained pursuant to the Scheme.

Financial information included in this document has been prepared, unless specifically stated otherwise, in accordance with IFRS and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

This document is not intended to and does not provide any advice regarding the US federal, state or local income tax consequences of the Scheme to a US person. The receipt of cash and/or New Braemar Ordinary Shares pursuant to the Scheme by a US person may be a taxable event for US federal, state and local income tax purposes. If you are a US person who holds ACM Shares, you are encouraged to consult your own tax adviser regarding the US federal, state, local income tax consequences of the Scheme in your particular circumstances.

It may be difficult for US holders of ACM Ordinary Shares to enforce their rights and claims arising out of the US federal securities laws, since Braemar is located in a country other than the United States, and some or all of its officers and directors may be residents of countries other than the United States. US holders of ACM Ordinary Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court's judgment.

(c)	Australian shareholders

Persons in, or resident in, Australia should note that the Scheme is exempt from the requirement to issue a prospectus under the provisions of Parts 6D.2 and 6D.3 and sections 1012A, 1012B and 1012C of the Corporations Act 2001 of Australia (Cth), pursuant to the provisions of the Australian Securities and Investments Commission (ASIC) Class Order 07/9 ('Prospectus relief for foreign schemes of arrangement and PDS relief for Pt 5.1 schemes and foreign schemes of arrangement'). ASIC Class Order 07/9 provides that where securities are offered for issue under a scheme of arrangement which is between a foreign company and its members and regulated under a law that is in force in an 'eligible foreign country' (which includes the United Kingdom) the issuer is exempt from the requirement to prepare a prospectus under the Corporations Act 2001 (Cth).

(d)	Singaporean shareholders

This document has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of New Braemar Ordinary Shares to be issued by Braemar in connection with the Merger may not be circulated or distributed, nor may the New Braemar Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the provisions of the Securities and Futures Act (Chapter 289 of Singapore) including Section 273(1)(b) thereof.

23. Cancellation of trading of ACM Shares on AIM and re-registration as a private limited company

Prior to the Scheme becoming Effective, an application will be made to the London Stock Exchange for admission of the ACM Shares to trading on AIM to be cancelled. The last day of dealings in, and for registration of transfers of, ACM Shares is expected to be two days before the Reduction Court Hearing, following which the trading of ACM Shares on AIM will be suspended. No transfers of ACM Shares will be registered after this date, other than the registration of ACM Shares released, transferred or issued under the ACM Share Incentive Schemes.

It is intended that the cancellation of trading of the ACM Shares on AIM will take effect on 28 July 2014. In addition, on 28 July 2014, entitlements to ACM Shares held within the CREST system will be cancelled and share certificates in respect of Scheme Shares will cease to be valid and should, if so requested by ACM, be sent to ACM for cancellation. It is also intended that ACM will be re-registered as a private limited company as part of the Scheme.

Upon the Scheme becoming Effective, Braemar (and/or its nominee(s)) will acquire New ACM Shares fully paid and free from all liens, equitable interests, charges, encumbrances and other third party rights of any nature whatsoever and together with all rights attaching to them including the right to receive and retain all dividends and distributions (if any (other than the ACM Second Interim Dividend)) declared or made after the Effective Date.

24. Settlement

Subject to the Scheme becoming Effective (and except as provided in paragraph 22 above in relation to certain Restricted Overseas Persons), settlement of the consideration to which any holder of ACM Shares is entitled under the Scheme will be effected in the manner set out below.

(a)	Consideration where ACM Shares are held in uncertificated form (that is, in CREST)

Where, at the Reorganisation Record Time, a Scheme Shareholder holds Scheme Shares in uncertificated form:

(i)
settlement of cash consideration will be effected through CREST by the creation of an assured payment obligation in favour of the appropriate CREST account through which the relevant Scheme Shareholder holds such uncertificated shares in respect of the cash consideration due to him in accordance with the terms of the Scheme as soon as practicable after the Effective Date and, in any event, no later than 14 days after the Effective Date; and

(ii)
the New Braemar Ordinary Shares to which the Scheme Shareholder is entitled will be issued in uncertificated form through CREST as soon as practicable after the Effective Date and, in any event, no later than 14 days after the Effective Date. Braemar will procure that Euroclear is instructed to credit the Scheme Shareholder's appropriate stock account in CREST with the applicable number of New Braemar Ordinary Shares at the commencement of dealings in the New Braemar Ordinary Shares.

As from the close of business on the date of the Scheme Court Hearing, each holding of ACM Shares credited to any stock account in CREST will be disabled and all ACM Shares will be removed from CREST in due course.

Notwithstanding the above, Braemar reserves the right to settle all or part of such consideration in the manner set out in sub-paragraph (b) below if, for reasons outside its reasonable control, it is not able to effect settlement in accordance with this sub-paragraph (a).

(b)	Consideration where ACM Shares are held in certificated form

Where, at the Reorganisation Record Time, a Scheme Shareholder holds Scheme Shares in certificated form:

(i)
settlement of cash consideration due pursuant to the Scheme will be effected by cheque as soon as practicable after the Effective Date and, in any event, no later than 14 days after the Effective Date. All cheques will be in pounds sterling drawn on the branch of a UK clearing bank. Payments made by cheque will be payable to the Scheme Shareholder(s) concerned. Payments will not be sent via CHAPS or BACS; and

(ii)
the New Braemar Ordinary Shares to which such Scheme Shareholder is entitled pursuant to the Scheme will be issued in certificated form as soon as practicable after the Effective Date and, in any event, no later than 14 days after the Effective Date.

Cheques in respect of and certificates for New Braemar Ordinary Shares will be despatched by first class post to Shareholders as soon as practicable after the Effective Date and, in any event, no later than 14 days after the Effective Date, to the address appearing on the register of members of ACM at the Reduction Record Time (or, in the case of joint holders, to the address of that joint holder whose name stands first in the said register in respect of such joint holding).

On the Effective Date, each certificate representing a holding of ACM Shares will cease to be valid. Following settlement of the consideration to which an ACM Shareholder is entitled under the Scheme, such ACM Shareholder will be bound on the request of ACM either: (i) to destroy such certificates; or (ii) to return such certificates to ACM, or to any person appointed by ACM, for cancellation.

(c)	General

Fractions of New Braemar Ordinary Shares will not be allotted or issued pursuant to the Scheme. Fractional entitlements to which holders of Scheme Shares would have become entitled will be aggregated and allotted and issued to the person appointed by Braemar as nominee for such Scheme Shareholders and sold by Braemar's brokers at the best price which can reasonably be obtained in the market at the time of sale as soon as practicable after the Effective Date. The net proceeds of sale shall be paid to such Scheme Shareholders in due proportions in due course provided that individual entitlements to amounts of less than £5 will not be paid to holders of Scheme Shares but will instead be retained for the benefit of Braemar.

All documents sent to ACM Shareholders in accordance with this paragraph will be sent at the risk of the person entitled thereto.

In relation to New Braemar Ordinary Shares to be issued in certificated form, temporary documents of title will not be issued pending the despatch by post of definitive certificates for such New Braemar Ordinary Shares as referred to in sub-paragraph (b)(ii) above. Pending the issue of definitive certificates for such New Braemar Ordinary Shares, former ACM Shareholders wishing to register transfers of such New Braemar Ordinary Shares may certify their share transfer forms against the register of members of Braemar by contacting Braemar's registrars, Capita Asset Services. Please telephone Capita Asset Services on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399) between 9.00 a.m. and 5.30 p.m. (London time), Monday to Friday. Calls cost 10 pence per minute from a BT landline. Other network providers costs may vary. Calls to Capita Asset Services from outside the UK will be charged at the applicable international rate and different charges may apply to calls made from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice.

On the registration of any such transfers, the transferee will receive a share certificate in respect of the New Braemar Ordinary Shares which are the subject of the relevant transfer.

Save with the consent of the Panel, settlement of the consideration to which any Scheme Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms set out in this Part II without regard to any lien, right of set off, counterclaim or analogous right to which Braemar may otherwise be, or claim to be, entitled against any Scheme Shareholder.

(d)	Overseas Shareholders

Due to restrictions applicable to Restricted Overseas Shareholders, Braemar may, in its sole discretion, determine that either: (a) any New Braemar Ordinary Shares issued to an Overseas Shareholder be sold, in which event the relevant New Braemar Ordinary Shares shall be issued to such holder and Braemar shall appoint a person to procure that such shares be sold on behalf of such holder, or (b) that such New Braemar Ordinary Shares shall not be issued to such holder but shall instead be issued to a nominee for such holder who shall sell the New Braemar Ordinary Shares so issued. In either case, settlement of the consideration from such a sale will be in the form of cheque in the case of Scheme Shares that were held in certificated form, or by way of an assured payment obligation through CREST in the case of Scheme Shares that were held in uncertificated form (provided that Braemar reserves the right to make payment of such sums by cheque if, for reasons outside its reasonable control, it is not able to effect settlement through the assured payment obligation mechanism).

25. Action to be taken

The Scheme is subject to the satisfaction or waiver of the Conditions referred to in this Part II and set out in full in Appendix I to this document. In order to become effective, the Scheme must be approved by a majority in number of those Scheme Shareholders who are present and vote either in person or by proxy at the Court Meeting and who represent 75 per cent. or more in value of all Scheme Shares held by such Scheme Shareholders. Implementation of the Scheme will also require the passing of the Special Resolution by ACM Shareholders at the General Meeting and the confirmation of the Capital Reduction by the Court.

The Scheme is also conditional upon the passing of the Required Braemar Resolution being the approval of the Merger by the requisite majority.

ACM Shareholders should note that the Scheme is not conditional upon the passing of the other Braemar Resolutions.

The Braemar General Meeting is expected to take place on 4 July 2014 and the results of voting on the Braemar Resolutions will be announced upon closing of the meeting.

The Court Meeting and the General Meeting will both be held at the offices of Dechert LLP, 160 Queen Victoria St., London EC4V 4QQ. The Court Meeting will be held at 10.00 a.m. on 7 July 2014 and the General Meeting will be held at 10.15 a.m. on the same date (or, if later, as soon thereafter as the Court Meeting has been concluded or adjourned). Under the Companies Act, the Scheme is also subject to the sanction of the Court. Braemar, which currently does not hold any ACM Shares, will not exercise its voting rights at the Court Meeting or the General Meeting if it becomes a holder of any such shares before the Voting Record Time. If the Scheme becomes effective, it will be binding on all Scheme Shareholders, including those who did not vote or who voted against it at either one or both of the Meetings.

You will find enclosed with this document:

•	a blue Form of Proxy for use in respect of the Court Meeting;

•	a white Form of Proxy for use in respect of the General Meeting; and

•
a green Form of Election (if you hold your ACM Shares in certificated form (that is, not in CREST)). ACM Shareholders who hold their ACM Shares in uncertificated form (that is, in CREST) should refer to the section headed "Notes for Making Elections under the Mix and Match Facility – ACM Shares held in uncertificated form" on page xii of this document for more information.

Whether or not you plan to attend both or either of the Meetings, please complete and sign the enclosed Forms of Proxy and return them in accordance with the instructions printed thereon as soon as possible but, in any event, so as to be received by post or, during normal business hours, by hand to ACM's Registrars, Capita Asset Services at PXS 1, 34 Beckenham Road, Beckenham, Kent BR3 4ZF before the times specified below. Forms of Proxy have a pre-paid address for your convenience for use in the UK only. Forms of Proxy sent by fax only will not be valid.

If the blue Form of Proxy for use at the Court Meeting is not lodged by the above time, it may be handed to the Chairman of the Court Meeting before the taking of the poll and will still be valid. However, in the case of the General Meeting, unless the white Form of Proxy is lodged so as to be received by 10.15 a.m. on 3 July 2014, it will be invalid. The white Form of Proxy may NOT be handed to the Chairman of the General Meeting. The completion and return of the Forms of Proxy will not prevent you from attending and voting at either the Court Meeting or the General Meeting, or any adjournment thereof, in person should you wish to do so.

Alternatively, you can submit your proxy electronically at www.capitashareportal.com. You will need to input the company name, the family name, investor code and postcode as set out in the enclosed Forms of Proxy. Electronic Proxy appointments must be received by 10.00 a.m. on 3 July 2014 in the case of the Court Meeting and by 10.15 a.m. on 3 July 2014 in the case of the General Meeting (or, in the case of an adjourned meeting, not less than 48 hours prior to the time and date set out for the adjourned meeting).

If you hold your ACM Shares in uncertificated form (that is, in CREST) you may vote using the CREST Proxy Voting service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes for the Notice of the General Meeting set out at the end of this document). Proxies submitted via CREST (under CREST participant RA10) must be received by ACM's Registrars, Capita Asset Services, not later than 10.00 a.m. on 3 July 2014 in the case of the Court Meeting and 10.15 a.m. on 3 July 2014 in the case of the General Meeting (or, in the case of an adjourned meeting, not less than 48 hours prior to the time and date set for the adjourned meeting).

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of ACM Shareholder opinion. You are therefore strongly urged to sign and return your Forms of Proxy as soon as possible.

If you have any questions relating to the completion and return of your Forms of Proxy, please call ACM's Registrars, Capita Asset Services, on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399) between 9.00 a.m. and 5.30 p.m. (London time), Monday to Friday. Calls cost 10 pence per minute from a BT landline. Other network providers costs may vary. Calls to Capita Asset Services from outside the UK will be charged at the applicable international rate and different charges may apply to calls made from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice.

Restricted Overseas Persons should refer to paragraph 22 of this Part II. Details relating to settlement are included in paragraph 24 of this Part II.

Notices convening the Court Meeting and the General Meeting are set out in Appendices VII and VIII of this document.

26. Further information

The terms of the Scheme are set out in full in Part III of this document. Your attention is also drawn to the further information contained in this document, including, to the Conditions to the implementation of the Merger in Appendix I, the information on UK taxation in Appendix II and the Additional Information set out in Appendix IV to this document.

Yours faithfully

/s/John Llewellyn-Lloyd
John Llewellyn-Lloyd
Managing Director

for and on behalf of
Espírito Santo Investment Bank

PART III

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT	No. 3938 of 2014

IN THE MATTER OF ACM SHIPPING GROUP PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under sections 895 to 899 of the Companies Act 2006)

BETWEEN

ACM SHIPPING GROUP PLC

and

SCHEME SHAREHOLDERS

(as hereinafter defined)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

A Shares
A ordinary shares of 1/2,581 pence each in the capital of the Company created by the sub-division and reclassification pursuant to clause 1.1 of the Scheme and the Special Resolution and having the rights set out in the new Article 3 referred to in clause 1.2 of the Scheme;

ACM EMI Scheme	the ACM Shipping Group plc Enterprise Management Incentive Scheme;

ACM LTIP	the ACM Shipping Group plc Long-Term Incentive Plan 2007;

ACM Optionholder Scheme Shareholders	the holders of ACM Optionholder Scheme Shares;

ACM Optionholder Scheme Shares	Scheme Shares issued pursuant to rights under the ACM Share Incentive Schemes after the Court's sanction of the Scheme but before Reorganisation Record Time;

ACM Second Interim Dividend	the second interim dividend of 7.0 pence per ACM Share which will be paid by ACM on 25 July to ACM Shareholders who are on ACM's register of members on 30 May 2014;

ACM Share Incentive Schemes	(i) the ACM EMI Scheme;

(ii) the ACM LTIP; and

(iii) the ACM Sharesave Scheme;

ACM Shares	ordinary shares of one penny each in the capital of ACM;

ACM Sharesave Scheme	the ACM Shipping Group plc Sharesave Scheme;

B Shares
B ordinary shares of 1/2,581 pence each in the capital of the Company created by the sub-division and reclassification pursuant to clause 1.1 of the Scheme and the Special Resolution and having the rights set out in the new Article 3 referred to in clause 1.2 of the Scheme;

Braemar	Braemar Shipping Services Plc, a public limited company incorporated in England and Wales under registered number 02286034 with its registered office at 35 Cosway Street, London NW1 5BT;

Braemar Final Dividend
the final dividend of 17.0 pence per Braemar Ordinary Share which will be paid on 15 August 2014 to Braemar Shareholders on the register of members on 18 July 2014 subject to Braemar shareholder approval at the Braemar annual general meeting convened for 4 July 2014;

Braemar Group	Braemar and its subsidiary undertakings and, where the context so permits, each of them;

Business Day	any day on which London Stock Exchange plc is open for the transaction of business;

Capital Reduction
the proposed reduction of capital of the Company pursuant to Chapter 10 of Part 17 of the Companies Act, involving the cancellation and extinguishing of the A Shares and the B Shares provided for by clause 3.1 of the Scheme;

Cash Consideration	the cash consideration payable to Scheme Shareholders pursuant to the terms of this Scheme;

Cash Election	has the meaning given to it in clause 2.4.3 of the Scheme;

certificated or in certificated form	a share or other security which is not in uncertificated form (that is, not in CREST);

Companies Act	the Companies Act 2006, as amended, modified, consolidated, re-enacted or replaced from time to time;

Company or ACM	ACM Shipping Group plc, a public limited company registered in England and Wales with company number 05990315 with its registered office at Grand Buildings, 1-3 Strand, London WC2N 5HR;

Court	the High Court of Justice in England and Wales;

Court Hearings	the Scheme Court Hearing and the Reduction Court Hearing;

Court Meeting
the meeting of the Scheme Shareholders convened by order of the Court pursuant to sections 895 to 899 of the Companies Act to consider and, if thought fit, approve (with or without modification) the Scheme, notice of which is set out in Appendix VII to the Scheme Circular, including any adjournment thereof;

Court Orders	the Scheme Court Order and the Reduction Court Order;

CREST	the system for the paperless settlement of trades in securities and the holding of uncertificated securities in accordance with the CREST Regulations;

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) (as amended);

Effective Date	the date on which Part II of this Scheme becomes operative and the Capital Reduction becomes effective in accordance with clause 8 (Effective Date) of Part II of this Scheme;

Election
a Cash Election or a Share Election which a Scheme Shareholder (other than an ACM Optionholder Scheme Shareholder and/or Restricted Overseas Person) is entitled to make under the Mix and Match Facility, in accordance with clause 2 of this Scheme;

Election Return Time	1.00 p.m. on 23 July 2014 or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service;

Electronic Election
an Election made in respect of the Mix and Match Facility by a Scheme Shareholder (other than an ACM Optionholder Scheme Shareholder and/or Restricted Overseas Person) who holds Scheme Shares in a stock account in CREST immediately prior to the Reduction Record Time in accordance with the procedure detailed in the section entitled "Notes for making Elections under the Mix and Match Facility – ACM Shares held in uncertificated form (that is, in CREST)" on page xii of the Scheme Circular;

Euroclear	Euroclear UK & Ireland Limited;

Excluded Jurisdiction	Canada, Japan, the Republic of South Africa and New Zealand;

Excluded Shares	any ACM Shares: (a) of which Braemar is the holder or in which Braemar or a member of the Braemar Group is beneficially interested at the relevant time; and (b) held in treasury;

Form of Election	the green form of election for the use by Scheme Shareholders (other than Restricted Overseas Persons) who hold Scheme Shares in certificated form in order to make an Election;

General Meeting	the general meeting of ACM scheduled to be held on 7 July 2014 immediately following the Court Meeting, notice of which is set out in Appendix VIII to the Scheme Circular, and any adjournment thereof;

holder	a registered holder and includes any person entitled by transmission;

members	members of the Company on the register of members at any relevant date;

Merger
the direct or indirect acquisition of the entire issued and to be issued share capital of ACM (other than the Excluded Shares) by Braemar to be implemented by way of the Scheme or (should Braemar so elect, subject to the consent of the Panel (where necessary) and with ACM's prior written consent) by way of a Takeover Offer;

Merger Ratio	the ratio of two New Braemar Ordinary Shares and 250 pence in cash for every five ACM Shares;

Mix and Match Facility
the mix and match facility under which ACM Shareholders (other than those who are Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) may elect, subject to equal and opposite elections being made by other ACM Shareholders, to vary the proportions in which they receive New Braemar Ordinary Shares and cash under this Scheme;

New ACM Shares	the new ordinary shares of one penny each in the capital of ACM to be issued in accordance with clause 3.3 of this Scheme;

New Braemar Ordinary Shares	the new ordinary shares of 10 pence each in the capital of Braemar to be issued in accordance with the Scheme;

Panel	the Panel on Takeovers and Mergers;

Receiving Agent
Capita Asset Services a trading name of Capita Registrars Limited (registered in England and Wales under company number 02605568, whose registered address is at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU);

Reduction Court Hearing	the hearing by the Court of the claim form to confirm the Capital Reduction;

Reduction Court Order	the order of the Court to be granted at the Reduction Court Hearing to confirm the Capital Reduction provided for by the Scheme under section 648 of the Companies Act;

Reduction Record Time	6.30 p.m. on the Business Day immediately prior to the Reduction Court Hearing;

Registrar of Companies	the Registrar of Companies in England and Wales;

Reorganisation Record Time	6.00 p.m. on the Business Day immediately prior to the Reduction Court Hearing;

Restricted Jurisdiction
any jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which Braemar or ACM regards as unduly onerous;

Restricted Overseas Person
means a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in, or resident in, or any person whom Braemar believes to be in, or resident in, a Restricted Jurisdiction (or any custodian, nominee or trustee for such persons) and any person in any other jurisdiction (other than persons in the UK) whom Braemar is advised to treat as a restricted overseas person in order to observe the laws of such jurisdiction or to avoid the requirement to comply with any governmental or other consent or any registration, filing or other formality which Braemar regards as unduly onerous including, without limitation, the Excluded Jurisdictions;

Scheme
this proposed scheme of arrangement under Part 26 of the Companies Act between ACM and the Scheme Shareholders in its present form or with or subject to any modification, addition, or condition approved or imposed by the Court and/or agreed to by the Company and Braemar;

Scheme Circular	the document dated 12 June 2014 sent by ACM to the holders of ACM Shares of which this Scheme forms part;

Scheme Court Hearing	the hearing by the Court of the claim form to sanction the Scheme;

Scheme Court Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

Scheme Shareholders	registered holders of Scheme Shares;

Scheme Shares	the ACM Shares:

(i)	in issue at the date of this Scheme;

(ii)	(if any) issued after the date of this document and before the Voting Record Time; and

(iii)
(if any) issued at or after the Voting Record Time and before the Reorganisation Record Time in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, in each case, excluding any Excluded Shares but including (where the context requires) the A Shares and the B Shares;

Share Election	has the meaning given to it in clause 2.4.3 of the Scheme;

Special Resolution	the special resolution to be proposed at the General Meeting in connection with, inter alia, the approval of the Scheme and the sanctioning of the Capital Reduction;

Statement of Capital
a statement of capital of the Company prepared in accordance with section 649(2) of the Companies Act and approved by the Court showing, as altered by the Reduction Court Order, the information required by section 649 of the Companies Act with respect to the Company's share capital;

Takeover Code	the City Code on Takeovers and Mergers;

uncertificated or in uncertificated form	recorded on the relevant register as being held in uncertificated form in CREST and title to which may be transferred by means of CREST;

United States	the United States of America, its territories and possessions, any state of the United States of America, any other areas subject to its jurisdiction and the District of Columbia; and

Voting Record Time
6.00 p.m. on the day which is two working days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is two working days before the date fixed for the adjourned meeting.

(B)	References to Parts and clauses are to Parts and clauses of this Scheme and references to time are to London time.

(C)	Where the context so admits or requires, the plural includes the singular and vice versa.

(D)
The share capital of the Company at the date of this Scheme is £195,506.39 divided into 19,550,639 ordinary shares of one penny each, all of which are credited as fully paid. There are currently 80,189 ACM Shares held in treasury, as at 10 June 2014 (being the last practicable date prior to publication of this document).

(E)	Options and awards to acquire up to 1,339,340 ACM Shares have been granted pursuant to the ACM Share Incentive Schemes and remain unexercised and/or unvested at the date of this document.

(F)
Braemar was incorporated on 11 August 1988. The issued share capital of Braemar at the date of this Scheme is £2,168,115.60 divided into 21,681,156 ordinary shares of 10 pence each all of which credited as fully paid.

(G)
Braemar has agreed to appear by Counsel at the hearing to sanction this Scheme and to consent thereto and to undertake to the Court to be bound thereby and to execute and do, or procure to be executed and done, all such documents, acts or things as may be necessary or desirable to be executed or done by it or on its behalf for the purpose of giving effect to this Scheme.

(H)	As at the date of this Scheme, Braemar does not hold any ACM Shares. Prior to the Reorganisation Record Time, Braemar will acquire at least one ACM Share.

THE SCHEME

PART 1

1. Subdivision and Reclassification of the Scheme Shares

1.1	Notwithstanding anything to the contrary in the articles of association of the Company, at the Reorganisation Record Time, each of the Scheme Shares shall be subdivided and reclassified as follows:

1.1.1
any Scheme Shares in respect of which no valid Election has been made or is deemed to have been made (which includes for these purposes ACM Optionholder Scheme Shares) in accordance with this Scheme under the Mix and Match Facility, shall be subdivided into 2,581 ordinary shares of 1/2,581 pence each and such shares shall be reclassified into 500 A Shares and 2,081 B Shares;

1.1.2
any Scheme Shares in respect of which a valid Cash Election has been made and accepted in accordance with this Scheme under the Mix and Match Facility, shall be subdivided into 2,581 ordinary shares of 1/2,581 pence each and such shares shall be reclassified into 2,581 A Shares; and

1.1.3
any Scheme Shares in respect of which a valid Share Election has been made and accepted in accordance with this Scheme under the Mix and Match Facility, shall be subdivided into 2,581 ordinary shares of 1/2,581 pence each and such shares shall be reclassified into 2,581 B Shares.

1.2
The A Shares and B Shares created by the subdivisions and reclassifications referred to in clause 1.1 shall have the rights and be subject to the restrictions set out in the new Article 3 set out below which will at the Reorganisation Record Time replace the current Article 3 in the Articles and, with effect from such subdivisions and reclassifications, the Articles will be amended accordingly:

"3.	AMOUNT AND COMPOSITION OF SHARE CAPITAL

3.1
The share capital of the Company is divided into such number of ordinary shares of one penny each as is equal to the number of Excluded Shares (as defined in the Scheme referred to below and hereinafter called the "Excluded Shares") and such numbers of A ordinary shares of 1/2,581 pence each ("A Shares") and B ordinary shares of 1/2,581 pence each ("B Shares") (the Excluded Shares, the A Shares and the B Shares are hereinafter collectively called the "Ordinary Shares") as the directors of the Company shall specify at the Reorganisation Record Time, based on the valid Elections (as defined in the scheme of arrangement dated 12 June 2014 between the Company and the Scheme Shareholders) (in its original form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Braemar Shipping Services Plc ("Braemar") and the Company) (the "Scheme") received and the provisions of the Scheme;

3.2
The Ordinary Shares shall rank equally as if they were the same class of ordinary shares in all respects and the rights attaching to such shares shall be identical, save that upon the implementation of the Scheme:

(a)	each A Share shall confer upon the holder thereof the right to receive 0.1 pence in cash, subject to the provisions of the Scheme; and

(b)	each B Share shall confer upon the holder thereof the right to receive 0.4/2,081 of an ordinary share of 10 pence in the capital of Braemar, subject to the provisions of the Scheme.

3.3	New Braemar Ordinary Shares (as defined in the Scheme) shall be issued in accordance with and pursuant to the terms of the Scheme",

provided that if the Capital Reduction does not become effective by 6.00 p.m. on the tenth business day following the Reorganisation Record Time or such earlier or later time and date as Braemar and the Company may agree and the Company may announce through a Regulatory Information Service (as defined in the Listing Rules of the UK Listing Authority), the subdivisions and reclassifications referred to in clause 1.1 shall be reversed and the A Shares and B Shares shall be consolidated and shall revert to ACM Shares and the new Article 3 adopted and included pursuant to this clause 1.2 shall be deleted from the Articles and the previous Article 3 shall be reinstated.

2. Mix and Match Facility

2.1
Scheme Shareholders who do not wish to make an Election are not required to take any action in respect of their Form of Election or Electronic Election. Elections made by Scheme Shareholders under the Mix and Match Facility shall not affect the entitlements of Scheme Shareholders who do not make any such Election.

2.2	In order to make a valid Election, Scheme Shareholders (other than Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) must comply with the provisions of this clause 2.

2.3
An Election shall only be accepted under the Mix and Match Facility in respect of a whole number of Scheme Shares. Any Election which is made in respect of a number of Scheme Shares which is not a whole number shall be deemed to be made in respect of the nearest whole number of Scheme Shares when rounded down. Satisfaction under the Mix and Match Facility shall be effected on the basis of: (i) 0.4 of a New Braemar Ordinary Share for every 208.1 pence of the Cash Consideration; and (ii) 208.1 pence of the Cash Consideration for every 0.4 of a New Braemar Ordinary Share so payable under clause 4 of this Scheme.

2.4	The following provisions shall apply:

2.4.1
the aggregate number of New Braemar Ordinary Shares to be issued to Scheme Shareholders in accordance with clause 4 shall not be increased or decreased as a result of Elections made pursuant to this clause 2 save where required to accommodate rounding of individual entitlements to the nearest whole Scheme Share;

2.4.2	the aggregate amount of Cash Consideration to be paid to Scheme Shareholders in accordance with clause 4 shall not be increased or decreased as a result of elections made pursuant to this clause 2;

2.4.3
Elections made by Scheme Shareholders to receive more New Braemar Ordinary Shares than they would receive absent such an Election (each such Election, a "Share Election") shall be satisfied only to the extent that other Scheme Shareholders make equal and opposite elections under the Mix and Match Facility for more cash than they would receive absent such an Election (each such Election, a "Cash Election"); and

2.4.4	Cash Elections made by Scheme Shareholders will be satisfied only to the extent that other Scheme Shareholders make equal and opposite Share Elections under the Mix and Match Facility.

2.5
A Scheme Shareholder may make a Cash Election or a Share Election in respect of all or part of his holding of Scheme Shares. A Scheme Shareholder may make a Cash Election in respect of some of his Scheme Shares and a Share Election in respect of others.

2.6	To the extent that valid Share Elections or Cash Elections cannot be satisfied in full:

2.6.1
the number of Scheme Shares in respect of which a Share Election and/or Cash Election has been made shall be scaled down pro rata in proportion to the number of Scheme Shares in respect of which the relevant Election is made (or as near thereto as the Company and Braemar in their absolute discretion consider practicable); and

2.6.2	the balance of the Scheme Shares the subject of such Election, shall be deemed to be Scheme Shares in respect of which no Election has been made.

2.7
Minor adjustments to the entitlements of Scheme Shareholders pursuant to Elections made under this Scheme may be made by ACM's Registrar with the prior consent of the ACM and Braemar on a basis that ACM and Braemar consider to be fair and reasonable to the extent necessary to satisfy all entitlements pursuant to Elections under this Scheme as nearly as may be practicable. Such adjustments shall be final and binding on Scheme Shareholders.

2.8
Each Election under the Mix and Match Facility by a holder of certificated shares shall be made by completion of a Form of Election which shall be executed by the Scheme Shareholder or his duly authorised agent (or, in the case of a body corporate, executed by an authorised representative). Holders of Scheme Shares in uncertificated form shall make any such Election by way of an Electronic Election. To be effective, a Form of Election must be completed and returned in accordance with instructions in the part of the Scheme Circular entitled "Notes for Making Elections under the Mix and Match Facility" on page ix of the Scheme Document and the instructions printed thereon so as to arrive at the offices of the Receiving Agent by no later than the Election Return Time. To be effective, an Electronic Election must be made in accordance with instructions in the part of the Scheme Circular entitled "Notes for Making Elections under the Mix and Match Facility" on page ix of the Scheme Document and received by ACM's Registrar by no later than the Election Return Time.

2.9
If a Form of Election or an Electronic Election is received by the Receiving Agent after the Election Return Time or if a Form of Election or an Electronic Election is received by ACM's Registrars before such time but is not, or is deemed not to be, valid or complete in all respects at such time, then such Election shall be void unless and to the extent that the Company and Braemar, in their absolute discretion, elect to treat as valid in whole or in part any such Election.

2.10
Upon execution and delivery by a Scheme Shareholder of a valid Form of Election or the making of a valid Electronic Election, such holder shall be bound by the terms and provisions contained in the Form of Election or the Electronic Election (as the case may be) and by the terms and provisions contained in the part of the Scheme Circular entitled "Notes for Making Elections under the Mix and Match Facility" on page ix of the Scheme Document.

2.11	The instructions, terms, authorities and provisions contained in or deemed to be incorporated in the Form of Election constitute part of the terms of this Scheme.

2.12
A Form of Election duly completed and delivered or an Electronic Election made in accordance with clause 2.8 may be withdrawn by notice to the Receiving Agent in writing to be received by 1.00 p.m. on 23 July 2014 or by 1.00 p.m. on the date which falls one day before any extended Election Return Time in accordance with instructions in the part of the Scheme Circular entitled "Notes for Making Elections under the Mix and Match Facility" on page ix of the Scheme Document.

2.13
If a Scheme Shareholder delivers more than one Form of Election in respect of his Scheme Shares, in the case of an inconsistency between such Forms of Election, the last Form of Election which is delivered by the Election Return Time shall prevail over any earlier Form of Election. The delivery time for a Form of Election shall be determined on the basis of which Form of Election is last sent or, if the Company is unable to determine which is last sent, is last received. Forms of Election which are sent in the same envelope shall be treated as having been sent and received at the same time, and, in that case, none of them shall be treated as valid (unless the Company and Braemar otherwise determine in their absolute discretion).

2.14	If a Scheme Shareholder has made a valid Election in respect of all of his Scheme Shares, then:

2.14.1
the validity of the Cash Election or the Share Election (as the case may be) shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time prior to the Reorganisation Record Time; and

2.14.2
accordingly, the Cash Election or the Share Election (as the case may be) shall apply in respect of all of the Scheme Shares which the Scheme Shareholder holds immediately prior to the Reorganisation Record Time.

2.15
If a Scheme Shareholder has made a valid Cash Election and/or Share Election in respect of a specified number of his Scheme Shares and immediately prior to the Reorganisation Record Time the number of Scheme Shares held by the Scheme Shareholder is:

2.15.1
equal to or in excess of the number of Scheme Shares to which such Election(s) relate, then the validity of the Election(s) made by the Scheme Shareholder shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time prior to the Reorganisation Record Time and any reduction in his holding shall be treated first as a disposal of those Scheme Shares in respect of which he did not make such Election; or

2.15.2	less than the aggregate number of Scheme Shares to which such Election(s) relate, then:

2.15.2.1	if the Scheme Shareholder has made only a valid Cash Election, he shall be treated as having made a Cash Election in respect of his entire holding of Scheme Shares;

2.15.2.2	if the Scheme Shareholder has made only a valid Share Election, he shall be treated as having made a Share Election in respect of his entire holding of Scheme Shares; and

2.15.2.3	if the Scheme Shareholder has made both a valid Cash Election and a valid Share Election, then:

(i)
Share Elections made by the Scheme Shareholder ("Relevant Share Elections") shall be reduced so as to apply to the number of Scheme Shares calculated by multiplying (x) the number of Scheme Shares held by the Scheme Shareholder immediately prior to the Reorganisation Record Time by (y) the fraction calculated by dividing the number of Scheme Shares the subject of the Relevant Share Elections by the aggregate number of Scheme Shares the subject of all of the Relevant Share Elections and the Cash Elections made by the Scheme Shareholder, and rounding down to the nearest whole number of Scheme Shares; and

(ii)
the Cash Elections made by the Scheme Shareholder shall be reduced so as to apply to all the Scheme Shares held by the Scheme Shareholder immediately prior to the Reorganisation Record Time which are not the subject of Share Elections as scaled down pursuant to clause 2.15.2.3(i).

2.16	No Election shall be available to Restricted Overseas Persons, who shall be treated in accordance with clause 5. Any purported Election by a Restricted Overseas Person shall be void.

2.17	ACM Optionholder Scheme Shareholders (in that capacity) shall not be eligible to make an Election under the Mix and Match Facility. Any such Election received by the Registrars will be rejected.

2.18	Scheme Shareholders who have made valid Elections under the Mix and Match Facility will not be entitled to transfer their Scheme Shares after the Reorganisation Record Time.

PART II

3. Reduction of capital and registration of the Company as a private company

3.1
Contingent upon the subdivisions and reclassifications referred to in clause 1.1 taking effect and the requisite entries having been made in the register of members of the Company, the share capital of the Company shall be reduced by cancelling and extinguishing all of the A Shares and the B Shares.

3.2	The Company shall be registered as a private company pursuant to the Companies Act 2006.

3.3
Forthwith and contingent upon the Capital Reduction taking effect (and notwithstanding anything to the contrary contained in the Articles) the share capital of the Company be increased to its former amount by the creation of such number of New ACM Shares (as defined below) as shall have an aggregate nominal value equal to the aggregate nominal values of the A Shares and B Shares cancelled pursuant to clause 3.1 and the reserve arising in the books of account of the Company as a result of the Capital Reduction shall be capitalised and applied in paying up in full at par such number of New ACM Shares as shall have an aggregate nominal value equal to the aggregate of the nominal values of the A Shares and B Shares cancelled pursuant to clause 3.1 ("New ACM Shares"); which shall be allotted and issued (free from all liens, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature whatsoever) credited as fully paid to Braemar and/or its nominee(s).

3.4
With effect from and contingent upon the issue of the New ACM Shares pursuant to clause 3.3, the Articles shall be amended by the deletion of the new Article 3 referred to in clause 1.2 and replacing it with the following new Article 3:

"3. The share capital of the company is divided into ordinary shares of one penny each."

4. Consideration for cancellation of Scheme Shares

4.1	Subject to the remaining provisions of this clause, in consideration for:

4.1.1
the cancellation of the A Shares pursuant to clause 3.1 and the allotment and issue of the New ACM Shares as provided in clause 3.3, Braemar shall pay to or for the account of the holders of A Shares (as appearing in the register of members at the Reduction Record Time):

for every A Share then held 0.1 pence in cash

4.1.2
the cancellation of the B Shares pursuant to clause 3.1 and the allotment and issue of the New ACM Shares as provided in clause 3.3, Braemar shall allot and issue to the holders of B Shares (as appearing in the register of members of the Company at the Reduction Record Time):

for every B Share then held 0.4/2,081 of a New Braemar Ordinary Share,

provided that, in each case, if any dividend (other than: (i) any dividend declared before the Effective Date by any wholly-owned subsidiary of ACM to ACM or any of ACM's wholly-owned subsidiaries; and (ii) the ACM Second Interim Dividend) or other distribution or return of capital is proposed, declared, made, paid or becomes payable by ACM or any member of the ACM Group on or before the Effective Date, Braemar may, with the consent of the Panel, adjust the consideration payable for each ACM Share under the Scheme by up to the amount per ACM Share of such dividend, distribution or return of capital except where the ACM Share is or will be acquired pursuant to the Merger on a basis which entitles Braemar to receive the dividend and/or distribution and/or return of capital and to retain it.

4.2
No amounts of cash of less than one penny shall be paid to any Scheme Shareholder pursuant to the Scheme and the aggregate amount of cash to which a Scheme Shareholder shall be entitled under clause 4.1 shall be rounded down to the nearest penny.

4.3
No fractions of New Braemar Ordinary Shares shall be allotted to any Scheme Shareholders pursuant to the Scheme and the aggregate number of New Braemar Ordinary Shares to which a Scheme Shareholder shall be entitled under clause 4.1 shall be rounded down to the nearest whole number of New Braemar Ordinary Shares. All fractions to which, but for this clause 4.3, Scheme Shareholders would have become entitled shall be aggregated and allotted and issued to the person appointed by Braemar as nominee for such Scheme Shareholders and sold in the market as soon as practicable after the Effective Date. The net proceeds of sale shall be paid to such Scheme Shareholders in due proportions in due course provided that individual entitlements to amounts of less than £5 will not be paid to holders of Scheme Shares but will instead be retained for the benefit of Braemar.

4.4
The New Braemar Ordinary Shares to be issued pursuant to clause 4.1 shall be issued, credited as fully paid, and shall rank equally in all respects with all other fully paid ordinary shares of Braemar in issue on the Effective Date and shall be entitled to all receive and retain dividends and other distributions (other than the Braemar Final Dividend) declared, paid or made by Braemar by reference to a record date on or after the Effective Date. For the avoidance of doubt, the New Braemar Ordinary Shares to be issued pursuant to clause 4.1 shall not be entitled to the Braemar Final Dividend.

5. Restricted Overseas Persons

5.1
The provisions of clause 2, 4 and 6 shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any holder of Scheme Shares with a registered address in a jurisdiction outside the United Kingdom, or whom Braemar reasonably believes to be a citizen, resident or national of a jurisdiction outside the United Kingdom, or to whom Braemar is advised that the allotment and/or issue of New Braemar Ordinary Shares pursuant to clause 4 would or may infringe the laws of such jurisdiction or would or may require Braemar to comply with any governmental or other consent or any registration, filing or other formality with which Braemar is unable to comply or compliance with which Braemar regards as unduly onerous, Braemar may, in its sole discretion, either:

5.1.1
determine that such New Braemar Ordinary Shares shall be sold, in which event the New Braemar Ordinary Shares shall be issued to such holder and Braemar shall appoint a person to act pursuant to this clause 5.1.1 and such person shall be authorised on behalf of such holder to procure that any New Braemar Ordinary Shares in respect of which Braemar has made such determination shall, as soon as practicable following the Effective Date, be sold; or

5.1.2
determine that such New Braemar Ordinary Shares shall not be issued to such holder but shall instead be issued to a nominee for such holder appointed by Braemar on terms that the nominee shall, as soon as practicable following the Effective Date, sell the New Braemar Ordinary Shares so issued.

5.2
Any sale under clause 5.1 shall be carried out at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commissions incurred in connection with such sale, including any value added tax payable on the proceeds of sale) shall be paid to such holder by sending a cheque or creating an assured payment obligation in accordance with the provisions of clause 6.1.

5.3
To give effect to any sale under clause 5.1, the person appointed by Braemar in accordance with clause 5.1.1 shall be authorised as attorney on behalf of the holder concerned, and the nominee appointed by Braemar in accordance with clause 5.1.2 shall be authorised, to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer and to give such instructions and to do all other things which he may consider necessary or expedient in connection with such sale. In the absence of bad faith or wilful default, none of the Company, Braemar or the person or nominee so appointed or any broker or agent of any of them shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

6. Settlement

6.1	As soon as practicable after the Effective Date and, in any event, not more than 14 days thereafter, Braemar shall:

6.1.1	pay such cash consideration which it is required to pay to holders of the A Shares pursuant to the Scheme and:

6.1.1.1
in the case of Scheme Shares which at the Reorganisation Record Time are in certificated form, procure the despatch to the persons entitled thereto in accordance with clause 6.2 of cheques for the sums payable to them in accordance with clause 4.1;

6.1.1.2
in the case of Scheme Shares which at the Reorganisation Record Time are in uncertificated form, procure that Euroclear is instructed to create an assured payment obligation in favour of the payment bank of the persons entitled thereto in accordance with the CREST assured payment arrangements for the sums payable in accordance with clause 4.1, provided that Braemar reserves the right to make payment of the said sums by cheque as set out in clause 6.1.1.1 if, for reasons outside its reasonable control, it is not able to effect settlement in accordance with this clause 6.1.1.2;

6.1.2	allot and issue the New Braemar Ordinary Shares which it is required to allot and issue to holders of B Shares pursuant to the Scheme and:

6.1.2.1
in the case of Scheme Shares which at the Reorganisation Record Time were in certificated form, procure the despatch of certificates for such New Braemar Ordinary Shares to the persons entitled thereto in accordance with clause 6.2; and

6.1.2.2
in the case of Scheme Shares which at the Reorganisation Record Time were in uncertificated form, procure that Euroclear is instructed to credit the appropriate stock account in CREST of the relevant holder with such holder’s entitlement to such New Braemar Ordinary Shares, provided that Braemar reserves the right to settle all or part of such consideration in the manner set out in clause 6.1.2.1 if, for reasons outside its reasonable control, it is not able to effect settlement in accordance with this clause 6.1.2.2;

6.1.3
in the case of New Braemar Ordinary Shares sold pursuant to clause 5.1 which were allotted and issued in respect of Scheme Shares which at the Reorganisation Record Time were in certificated form, procure the despatch to the persons entitled thereto in accordance with clause 6.2 of cheques for the sums payable to them respectively in accordance with clause 5; and

6.1.4
in the case of New Braemar Ordinary Shares sold pursuant to clause 5.1 which were allotted and issued in respect of Scheme Shares which at the Reorganisation Record Time were in uncertificated form, procure that Euroclear is instructed to create an assured payment obligation in favour of the payment bank of the persons entitled thereto in accordance with the CREST assured payment arrangements for the sums payable to them respectively in accordance with clause 5, provided that Braemar reserves the right to make payment of the said sums by cheque as set out in clause 6.1.1.1 if, for reasons outside its reasonable control, it is not able to effect settlement in accordance with this clause 6.1.4.

6.2
All deliveries of share certificates and cheques shall be effected by Braemar by duly posting the same by first-class post in prepaid envelopes (or by such other method as may be approved by the Panel) addressed to the persons respectively entitled thereto at their respective addresses as appearing in the register of members of the Company or, in the case of joint holders, at the address of that one of the joint holders whose name stands first in such register at the Reduction Record Time.

6.3
Neither Braemar nor the Company nor any person or nominee appointed by Braemar in accordance with clause 5.1 nor their respective agents shall be responsible for any loss or delay in the despatch or delivery of the share certificates or cheques posted in accordance with clause 6.2 which shall be posted at the risk of the person(s) entitled thereto.

6.4
All cheques shall be in pounds sterling drawn on a UK clearing bank and shall be made payable to the persons respectively entitled to the moneys represented thereby (except that, in the case of joint holders, Braemar reserves the right to make such cheques payable to that one of the joint holders whose name stands first in the register of members of the Company at the Reduction Record Time in respect of such joint holding) and the encashment of any such cheque or the creation of any such assured payment obligation as is referred to in clauses 6.1.1 or 6.1.4 shall be a complete discharge to Braemar for the moneys represented thereby.

6.5	The provisions of this clause 6 shall be subject to any prohibition or condition imposed by law.

7. Share certificates and cancellations

7.1	With effect from and including the Effective Date:

7.1.1
all certificates representing Scheme Shares shall cease to have effect as documents of title to the Scheme Shares comprised therein and every holder thereof shall be bound at the request of the Company to deliver up the same to the Company for cancellation, or as it may direct, to destroy the same; and

7.1.2
in respect of those holders of Scheme Shares holding their shares in uncertificated form, Euroclear shall be instructed to cancel the entitlements to such Scheme Shares in uncertificated form with effect from the Effective Date, and appropriate entries shall be made in the register of members of the Company with effect from the Effective Date to reflect their cancellation.

7.2	No certificates representing the A Shares or the B Shares shall be issued by the Company.

8. The Effective Date

8.1
This Scheme shall become effective in accordance with its terms as soon as an office copy of each of the Court Orders and the Statement of Capital shall have been delivered to the Registrar of Companies for registration and, if so ordered by the Court, the Reduction Court Order and the Statement of Capital having been registered by the Registrar of Companies.

8.2
Unless this Scheme shall become effective on or before 6.00 p.m. 30 November 2014 or such later date (if any) as ACM and Braemar may, with the consent of the Panel, agree and (if required) the Court may allow, this Scheme shall never become effective.

9. Modification

Braemar and the Company may jointly consent on behalf of all concerned to any modification of, or addition to, this Scheme or to any condition which the Court may approve or impose.

10. Costs

The Company is authorised and permitted to pay all of its costs and expenses relating to the negotiation, preparation and implementation of the Scheme.

11. Governing Law

11.1
This Scheme and any dispute or claim arising out of or in connection with it shall be governed by and construed in accordance with English law. The rules of the Takeover Code will, so far as they are appropriate, apply to this Scheme.

11.2	The courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Scheme.

Dated: 12 June 2014

APPENDIX I

CONDITIONS AND CERTAIN FURTHER TERMS OF THE MERGER

Part A: The Conditions

1.
The Merger will be conditional upon the Scheme becoming unconditional and becoming Effective, subject to the Takeover Code, by not later than 30 November 2014 or such later date (if any) as ACM and Braemar may, with the consent of the Panel, agree and (if required) the Court may allow.

2.	The Scheme will be conditional upon:

(a)
the approval of the Scheme by a majority in number representing 75 per cent. or more in value of the Scheme Shareholders entitled to vote and present and voting, either in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting);

(b)
all resolutions in connection with, or necessary to approve and implement the Scheme and Capital Reduction, as set out in the notice of the General Meeting, being duly passed at the General Meeting or at any adjournment of that meeting;

(c)
any resolution or resolutions of Braemar Shareholders required to: (i) approve, effect and implement the Merger and (ii) confer authorities for the issue and allotment of the New Braemar Ordinary Shares to be issued in connection with the Merger, being duly passed at the Braemar General Meeting (or at any adjournment of that meeting) in each case by the requisite majority of Braemar Shareholders;

(d)
the sanction of the Scheme and the confirmation of the Capital Reduction (in either case without modification, or with such modifications as are agreed by ACM and Braemar) by the Court and: (a) office copies of the Court Orders and the Statement of Capital being delivered for registration to the Registrar of Companies and (b) if so ordered in order to take effect, the registration of the Reduction Court Order effecting the Capital Reduction and the Statement of Capital by the Registrar of Companies; and

(e)
the UK Listing Authority having acknowledged to Braemar or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the New Braemar Ordinary Shares to the Official List with a premium listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (“listing conditions”)) will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions having been satisfied and (ii) the London Stock Exchange having acknowledged to Braemar or its agent (and such acknowledgement not having been withdrawn) that the New Braemar Ordinary Shares will be admitted to trading.

3.
In addition, subject as stated in Part B of this Appendix I and to the requirements of the Panel, the Merger will be conditional upon the following conditions and, accordingly, the Court Orders will not be delivered to the Registrar of Companies unless such conditions have been satisfied or, where relevant, waived in writing:

(a)	no Third Party having intervened, and there not being outstanding any statute, regulation or order that would:

(i)
make the Merger, its implementation or the acquisition or the proposed acquisition by Braemar or any member of the Wider Braemar Group of any shares or other securities in, or control or management of, ACM or any member of the Wider ACM Group void, illegal or unenforceable in any jurisdiction, or otherwise directly or indirectly restrain, prevent, prohibit, restrict, delay or otherwise materially adversely interfere with the same or impose additional conditions or obligations with respect to the Merger (or its implementation) or such acquisition, or otherwise impede, challenge or interfere with the Merger (or its implementation) or such acquisition, or require material adverse amendment to the terms of the Merger or the acquisition or proposed acquisition of any ACM Shares or the acquisition of control or management of ACM or any member of the Wider ACM Group by Braemar or any member of the Wider Braemar Group;

(ii)
materially limit or delay the ability of any member of the Wider Braemar Group or any member of the Wider ACM Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider ACM Group or any member of the Wider Braemar Group, as the case may be, taken as a whole;

(iii)
require, prevent or materially delay any divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Braemar Group of any shares or other securities in ACM or any member of the Wider ACM Group (in any case to an extent which is or reasonably likely to be material in the context of the Wider Braemar Group or the Wider ACM Group, as the case may be, taken as a whole);

(iv)
require, prevent or materially delay any divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Braemar Group or by any member of the Wider ACM Group of all or any part of their respective businesses, assets or properties or limit the ability of any of them to conduct all or any part of their respective businesses or to own or control any of their respective assets or properties or any part thereof (in any case to an extent which is or is reasonably likely to be material in the context of the Wider Braemar Group or the Wider ACM Group, as the case may be, taken as a whole);

(v)
other than in connection with the implementation of the Merger, require any member of the Wider Braemar Group or of the Wider ACM Group to subscribe for or acquire, or to offer to subscribe for or acquire, any shares or other securities (or the equivalent) or interest in any member of the Wider ACM Group or the Wider Braemar Group;

(vi)
materially limit the ability of any member of the Wider Braemar Group or of the Wider ACM Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Braemar Group and/or of the Wider ACM Group in each case in a manner which is material in the context of the Merger, or as the case may be, in the context of the Wider Braemar Group or the Wider ACM Group, as the case may be, taken as a whole;

(vii)
result in any member of the Wider Braemar Group or the Wider ACM Group ceasing to be able to carry on business under any name under which it presently does so (in any case to an extent which is material in the context of the Wider Braemar Group or the Wider ACM Group, as the case may be, taken as a whole); or

(viii)
otherwise adversely affect the business, assets, profits, financial or trading position or prospects of any member of the Wider Braemar Group to a material extent, or, of the Wider ACM Group, taken as a whole, to a material extent;

(ix)
and all applicable waiting and other time periods during which any such Third Party could decide to take, institute, implement or threaten such actions, proceedings, suit, investigation, enquiry or reference or take any other step under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as the case may be);

(b)
all material notifications, filings and/or applications which are necessary having been made, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or terminated (as appropriate) and all statutory or regulatory obligations in any relevant jurisdiction having been complied with, in each case in connection with the Merger or the acquisition or proposed acquisition of any shares or other securities in, or control of, ACM or any other member of the Wider ACM Group by any member of the Wider Braemar Group or the carrying on by any member of the Wider ACM Group of its business;

(c)
all Authorisations which are necessary in any relevant jurisdiction for or in respect of the Merger (or its implementation) or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, ACM or any other member of the Wider ACM Group by Braemar or any member of the Wider Braemar Group or the carrying on by any member of the Wider ACM Group of its business having been obtained, in terms and in a form satisfactory to Braemar from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Braemar Group or any member of the Wider ACM Group has entered into contractual arrangements and such Authorisations together with all authorisations necessary for any member of the Wider ACM Group to carry on its business remaining in full force and effect, and there being no notice or other intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same having been made in connection with the Merger or any other matter directly, or indirectly, arising from the Merger (or its implementation), in each case where the absence of such Authorisation would have a material adverse effect on the Wider ACM Group or the Wider Braemar Group taken as a whole and all necessary statutory or regulatory obligations in any relevant jurisdiction having been complied with;

(d)
save as Disclosed, there being no provision of any arrangement, agreement, lease, licence, permit, franchise or other instrument to which any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, is a party, or by or to which any such member or any of its assets is or may be bound, entitled or subject, or any circumstance, which, in each case as a consequence of the Merger (or its implementation) or of the resignation of a Braemar Director or the acquisition or proposed acquisition by Braemar or any member of the Wider Braemar Group or otherwise of any shares or other securities (or the equivalent) in, or control or management of, ACM or any other member of the Wider ACM Group, could reasonably be expected to result in, in any case to an extent which is or would be material in the context of the Wider ACM Group or the Wider Braemar Group, as appropriate, in each case taken as a whole:

(i)
any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, being or becoming repayable or being capable of being declared repayable immediately or prior to their or its stated maturity or the ability of any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

(ii)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, or any such mortgage, charge or other security interest (wherever and whenever created, arising or having arisen) becoming enforceable;

(iii)
any such arrangement, agreement, lease, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, thereunder, being, or becoming capable of being, terminated or adversely modified or affected or any adverse action being taken or arising thereunder or any onerous obligation or liability arising thereunder;

(iv)
any asset or interest of any member of the Wider ACM Group or any asset the use of which is enjoyed by any member of the Wider ACM Group being or falling to be disposed of or charged or ceasing to be available to any member of the Wider ACM Group or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider ACM Group otherwise than in the ordinary course of business;

(v)	the creation or assumption of any liabilities (actual or contingent) by any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, other than in the ordinary course of business;

(vi)
the rights, liabilities, obligations or interests of any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, under any such arrangement, agreement, lease, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any agreements or arrangements relating to any such interests or business) being terminated, adversely modified or affected;

(vii)	the financial or trading position or the value or the profits of ACM or of any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, being prejudiced or adversely affected;

(viii)	the creation of any liability (actual or contingent) by any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate; or

(ix)
any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, being required to acquire or repay any shares in and/or indebtedness of any member of the Wider ACM Group owned by or owed to any third party, and no event having occurred which, under any provision of any such arrangement, agreement, lease, license, permit, franchise or other instrument to which any member of the Wider ACM Group, or the Wider Braemar Group, as appropriate, is a party, or by or to which any such member or any of its assets may be found entitled or subject, could result in any of the events or circumstances which are referred to in paragraphs (i) to (ix) of this condition 3(d) in any case to an extent which is or would be material in the context of the Wider ACM Group as a whole;

(e)	save as Disclosed, no member of the Wider ACM Group since 30 September 2013, or the Wider Braemar Group since 28 February 2014, as appropriate having:

(i)
issued or agreed to issue, or authorised or proposed or announced its intention to authorise or propose the issue of, additional shares or securities of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between ACM and wholly owned subsidiaries of ACM, between Braemar and wholly owned subsidiaries of Braemar);

(ii)
purchased or redeemed or repaid or proposed the purchase, redemption or repayment of any of its own shares or other securities (or the equivalent) or reduced or, save in respect of the matters mentioned in sub-paragraph (i) above, made or authorised any other change to any part of its share capital other than pursuant to the implementation of the Merger;

(iii)
recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution, whether payable in cash or otherwise save for the ACM Second Interim Dividend, the Braemar Final Dividend and any dividend (“Permitted Dividend”) declared before the Effective Date by any wholly-owned subsidiary of ACM or Braemar to ACM or Braemar or any of their respective wholly-owned subsidiaries;

(iv)
save for transactions between ACM or Braemar and their respective wholly-owned subsidiaries or between such wholly-owned subsidiaries, made, authorised, proposed or announced an intention to make, propose or authorise any change in its loan capital;

(v)
save for transactions between ACM or Braemar and their respective wholly-owned subsidiaries or between such wholly-owned subsidiaries, merged with, demerged or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material assets or any right, title or interest in any material assets (including shares in any undertaking and trade investments) or authorised, proposed or announced the same;

(vi)
issued, authorised or proposed or announced an intention to authorise or propose the issue of, or made any change in or to, any debentures or, other than trade credit incurred in the ordinary course of business, incurred or increased any indebtedness or liability (actual or contingent) except as between ACM or Braemar and any of their respective wholly owned subsidiaries or between such subsidiaries, which in any case is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group taken as a whole, as appropriate;

(vii)
entered into, varied, authorised, proposed or announced an intention to enter into or vary any contract, agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

(A)	is of a long term, onerous or unusual nature or magnitude or which involves or is or is reasonably likely to involve an obligation of such a nature or magnitude;

(B)	restricts or could reasonably be expected to restrict the business of any member of the Wider ACM Group or the Wider Braemar Group; or

(C)	is other than in the ordinary course of business,

  and which is, in any such case, material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate;

(viii)
entered into, implemented, effected or authorised any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in respect of itself or another member of the Wider ACM Group or the Wider Braemar Group;

(ix)
entered into or varied or made an offer (which remains open for acceptance) to vary the terms of any contract, agreement, commitment or arrangement with any of the directors or senior executives of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, or changed or entered into any commitment to change the terms of any of the ACM Share Incentive Schemes, as appropriate, save for salary increases and bonuses not resulting in total annual remuneration of any individual exceeding the immediately preceding year’s remuneration by more than three per cent. or other bonuses or variations of terms in the ordinary course of business which are not material in the context of the Wider ACM Group taken as a whole;

(x)
taken any corporate action or had any step, application, filing in court, notice or legal proceedings started, served, instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of its assets and revenues or any analogous proceedings in any jurisdiction which in any case is material in the context of the Wider ACM Group taken as a whole;

(xi)
been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or having entered into or taken steps to enter into a moratorium, composition, compromise or arrangement with its creditors in respect of its debts or ceased or threatened to cease carrying on all or a substantial part of its business;

(xii)
waived, settled or compromised any claim (other than in the ordinary and usual course of business) to an extent which is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate;

(xiii)
terminated or varied the terms of any agreement or arrangement between any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position or prospects of the Wider ACM Group or the Wider Braemar Group, as appropriate;

(xiv)	made any alteration to its articles of association other than as required to implement the Merger;

(xv)	put in place any pension schemes for its directors, employees or their dependants or made or agreed or consented to any change to:

(A)	the terms of the trust deeds constituting the pension schemes (if any) established for its directors, employees or their dependants; or

(B)	the benefits which accrue, or to the pensions which are payable, thereunder; or

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded or made,

  or agreed or consented to any change to the trustees involving the appointment of a trust corporation;

(xvi)
proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider ACM Group or the Wider Braemar Group, as appropriate, in a manner which is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate; or

(xvii)
entered into any contract, agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this condition (e);

(f)	since 30 September 2013 in relation to the Wider ACM Group and since 28 February 2014 in relation to the Wider Braemar Group, save as Disclosed:

(i)
no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, which in any case is material in the context of the Wider ACM Group taken as a whole;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider ACM Group is or may become a party (whether as plaintiff, defendant or otherwise) having been threatened, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, which in any case is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate;

(iii)
no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened, announced, implemented, instituted by or against or remaining outstanding against or in respect of any member of the Wider ACM Group which in any such case might reasonably be excepted to be material in the context of the Wider ACM Group taken as a whole;

(iv)
no contingent or other liability having arisen or become apparent to any member of the Braemar Group or increased which might reasonably be expected to adversely affect any member of the Wider ACM Group which is material in the context of the Wider ACM Group taken as a whole and no contingent or other liability having arisen or become apparent to any member of the ACM Group or increased which might reasonably be expected to adversely affect any member of the Wider Braemar Group which is material in the context of the Wider Braemar Group, taken as a whole;

(v)
no claim being made and no circumstance having arisen which might reasonably be expected to lead to a claim being made under the insurance of any member of the Wider ACM Group or the Wider Braemar Group, as appropriate, where such claim would not be covered by such insurance and where such claim is material in the context of the Wider ACM Group taken as a whole or the Wider Braemar Group, taken as a whole, as appropriate; and

(vi)
no steps having been taken which are reasonably likely to result in the withdrawal, cancellation or termination or modification of any licence, permit or consent held by any member of the Wider ACM Group which is necessary for the proper carrying on by such member of its business and which is material in the context of the Wider ACM Group or the Wider Braemar Group, as appropriate;

(g)	Braemar not having discovered (other than to the extent Disclosed):

(i)
that any financial or business or other information concerning the Wider ACM Group disclosed at any time by or on behalf of any member of the Wider ACM Group, whether publicly, to any member of the Wider Braemar Group or otherwise, is materially misleading or contains any material misrepresentation of fact or omits to state a fact necessary to make any information contained therein not materially misleading;

(ii)	that any member of the Wider ACM Group is subject to any liability (actual or contingent) which is material in the context of the Wider ACM Group taken as a whole; or

(iii)
any information which affects the import of any information disclosed to Braemar at any time by or on behalf of any member of the Wider ACM Group to an extent which is material and adverse in the context of the Wider ACM Group taken as a whole;

(h)	save as Disclosed, Braemar not having discovered that:

(i)
any past or present member of the Wider ACM Group has failed to comply with any applicable legislation, regulations or common law of any jurisdiction or any notice, order or requirement of any Third Party with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, presence, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, presence, spillage, leak or emission (whether or not the same constituted non-compliance by any person with any legislation, regulations or law and wherever the same may have taken place) which, in any case, would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider ACM Group which in any case is material in the context of the Wider ACM Group taken as a whole; or

(ii)
there is, or is reasonably likely to be, any obligation or liability, whether actual or contingent, to make good, repair, reinstate, remedy or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider ACM Group or any other property or controlled waters under any environmental legislation, regulation, common law, notice, circular, order or other lawful requirement of any relevant authority or Third Party in any jurisdiction or otherwise which in any case is material in the context of the Wider ACM Group taken as a whole;

(i)	ACM not having discovered (other than to the extent Disclosed):

(i)
that any financial or business or other information concerning the Wider Braemar Group disclosed at any time by or on behalf of any member of the Wider Braemar Group, whether publicly, to any member of the Wider ACM Group or otherwise, is materially misleading or contains any material misrepresentation of fact or omits to state a fact necessary to make any information contained therein not materially misleading;

(ii)	that any member of the Wider Braemar Group is subject to any liability (actual or contingent) which is material in the context of the Wider Braemar Group taken as a whole; or

(iii)
any information which affects the import of any information disclosed to ACM at any time by or on behalf of any member of the Wider Braemar Group to an extent which is material and adverse in the context of the Wider Braemar Group taken as a whole; or

(j)	save as Disclosed, ACM not having discovered that:

(i)
any past or present member of the Wider Braemar Group has failed to comply with any applicable legislation, regulations or common law of any jurisdiction or any notice, order or requirement of any Third Party with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, presence, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, presence, spillage, leak or emission (whether or not the same constituted non-compliance by any person with any legislation, regulations or law and wherever the same may have taken place) which, in any case, would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Braemar Group which in any case is material in the context of the Wider Braemar Group taken as a whole; or

(ii)
there is, or is reasonably likely to be, any obligation or liability, whether actual or contingent, to make good, repair, reinstate, remedy or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Braemar Group or any other property or controlled waters under any environmental legislation, regulation, common law, notice, circular, order or other lawful requirement of any relevant authority or Third Party in any jurisdiction or otherwise which in any case is material in the context of the Wider Braemar Group taken as a whole.

PART B: WAIVER OF CONDITIONS AND FURTHER TERMS OF THE MERGER AND THE SCHEME

1.
Subject to the requirements of the Panel or, if required, by the Court, Braemar reserves the right to waive all or any of the above conditions in paragraph 3 of Part A above, in whole or in part, except those conditions which relate to the Wider Braemar Group and ACM reserves the right to waive all or any of the above conditions in paragraph 3 of Part A above, except those conditions which relate to ACM or the Wider ACM Group. The Scheme will not become effective unless the Conditions have been fulfilled or (if capable of waiver) waived or where appropriate, have been determined by Braemar to be or remain satisfied by no later than the date referred to in condition 1 of Part A (or such later date as Braemar and ACM may with the consent of the Panel agree and (if required) the Court may allow).

2.
Braemar shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of the conditions in paragraphs 3(a) to 3(j) (inclusive) by a date earlier than the last date of the fulfilment of that condition notwithstanding that the other conditions to the Merger may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment.

3.
Braemar reserves the right to elect (with ACM’s consent in writing) to implement the Merger by way of a Takeover Offer (subject to the Panel’s consent). In such event, such offer will be implemented on the same terms and conditions (subject to appropriate amendments, including (without limitation) an acceptance condition set at ninety per cent. (or such lower percentage (being more than 50 per cent.) as Braemar may decide (subject to the Panel’s consent)) of the shares to which such offer relates), so far as applicable, as those which would apply to the Scheme.

4.
ACM Shares will be acquired pursuant to the Merger fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, or made on or after the date of the announcement made under Rule 2.7 of the Takeover Code on 20 May 2014, save for the ACM Second Interim Dividend.

5.
Under Rule 13.5 of the Takeover Code, Braemar may only invoke a condition to the Merger so as to cause the Merger not to proceed, to lapse or to be withdrawn where the circumstances which give rise to the right to invoke the condition are of material significance to Braemar in the context of the Merger. The conditions contained in paragraphs 1 and 2 of Part A of this Appendix I are not subject to this provision of the Takeover Code.

6.	The Merger and the Scheme are and will be governed by English law and will be subject to the exclusive jurisdiction of the English courts.

7.
The availability of the Merger to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. Further details in relation to overseas shareholders are contained in this document.

8.
The Merger is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction.

9.
If any dividend (other than a Permitted Dividend or the ACM Second Interim Dividend) or other distribution or return of capital is proposed, declared, made, paid or becomes payable by ACM in respect of an ACM Share on or after 20 May 2014 and prior to the Merger becoming Effective, Braemar reserves the right to reduce the value of the consideration payable for each ACM Share under the Merger by up to the amount per ACM Share of such dividend, distribution or return of capital except where the ACM Share is or will be acquired pursuant to the Merger on a basis which entitles Braemar to receive the dividend and/or distribution and/or return of capital and to retain it. Braemar also reserves the right, with the consent of the Panel, to reduce the value of the consideration payable for each ACM Share under the Merger and/or to adjust the Merger Ratio.

10.
Fractions of New Braemar Ordinary Shares will not be allotted or issued to Scheme Shareholders, but the entitlements of Scheme Shareholders will be rounded down to the nearest whole number of New Braemar Ordinary Shares.

11.
The Merger will lapse if the Merger is referred to the Competition and Markets Authority (the “CMA”) or, as the case may be, makes a reference initiating a Phase 2 investigation, or the European Commission either initiates proceedings under Article 6(1)(c) of Council Regulation (EC) 139/2004 (the “Regulation”) or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation and there is then a reference to the CMA (or, as the case may be, a Phase 2 investigation) before the date of the Court Meeting.

12.	For the purpose of these conditions:

(a)
a Third Party shall be regarded as having “intervened” if it has instituted or implemented any action, proceeding, suit, investigation, enquiry or reference or has made or enacted any statute, regulation, decision, or order and “intervene” shall be construed accordingly; and

(b)
 “Disclosed” shall mean: (i) in relation to information disclosed by ACM to Braemar, any information fairly disclosed in writing prior to the date hereof by or on behalf of ACM to Braemar, or its financial, accounting, taxation or legal advisers (specifically as Braemar’s advisers in relation to the Merger); and (ii) in relation to information disclosed by Braemar to ACM, any information fairly disclosed in writing prior to the date hereof by or on behalf of Braemar to ACM, or its financial, accounting, taxation or legal advisers (specifically as ACM’s advisers in relation to the Merger).

APPENDIX II

UNITED KINGDOM TAXATION

The comments set out below are based on what is understood to be current United Kingdom tax law as applied in the United Kingdom and HMRC practice as at the date of this document, both of which are subject to change, possibly with retrospective effect, and noting that non-statutory guidance may not be binding on HMRC. They are intended as a general guide and apply only to ACM Shareholders who have been issued shares pursuant to the Scheme, who are resident and in the case of an individual, domiciled, for tax purposes in the United Kingdom and to whom "split year" treatment does not apply (except insofar as express reference is made to the treatment of non-United Kingdom residents), who hold ACM Shares and New Braemar Ordinary Shares as an investment and who are the absolute beneficial owners thereof. (In particular, shareholders holding their shares via a depositary receipt system or clearance service should note that they may not always be the absolute beneficial owners thereof.) The discussion does not address all possible tax consequences relating to an investment in the shares. Certain categories of shareholders, such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organisations, persons connected with ACM, Braemar or members of either of their groups, persons holding shares as part of hedging or conversion transactions, shareholders who are not domiciled in the United Kingdom, shareholders who have (or are deemed to have) acquired their shares by virtue of an office or employment, and shareholders who are, are to become or have been officers or employees of ACM or Braemar or members of either of their groups and others subject to specific tax regimes or benefitting from certain reliefs or exemptions, may be subject to special rules and this summary does not apply to such shareholders. In addition, the summary below does not apply to any shareholders who, either alone or together with one or more associated persons, control, directly or indirectly, at least 10 per cent. of the voting rights of any class of share capital in ACM or Braemar.

Shareholders who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, should consult their own professional advisers immediately.

Special tax provisions may apply to ACM Shareholders who have acquired or who acquire their Scheme Shares by exercising options or awards under the ACM Share Incentive Schemes, including provisions imposing a charge to income tax. This summary does not apply to such ACM Shareholders and such ACM Shareholders are advised to seek independent professional advice.

Tax consequences of the Scheme

Tax consequences of the reclassification of the ACM Shares

For the purposes of UK capital gains tax and corporation tax on chargeable gains ("CGT"), the reclassification of the share capital of ACM, whereby the Scheme Shares will be reclassified as A Shares and B Shares, should be regarded as a reorganisation of ACM's share capital for the purposes of CGT. Accordingly, ACM Shareholders should not be treated as having disposed of their Scheme Shares and no liability to UK tax on chargeable gains should arise in respect of this reclassification. The A Shares and B Shares should be treated as the same asset as the original Scheme Shares acquired at the same time and for the same consideration as the original Scheme Shares were acquired.

Tax consequences of the cancellation of the ACM Shares and the issue of the New Braemar Ordinary Shares and cash consideration

For the purposes of CGT, the cancellation of the ACM Shares and the issue of New Braemar Ordinary Shares should be treated as a scheme of reconstruction. An ACM Shareholder who does not hold (either alone or together with persons connected with him) more than five per cent. of, or of any class of, shares in or debentures of ACM (which, in practice, would mean, following the share reclassification referred to above, five per cent. of the class of shares which ACM Shareholders will exchange for New Braemar Ordinary Shares), should, for the purposes of CGT, be treated as having made no disposal of his ACM Shares. Instead, the New Braemar Ordinary Shares will be treated as the same asset as those ACM Shares in respect of which he received the New Braemar Ordinary Shares, acquired at the same time and for the same consideration as those ACM Shares.

Any ACM Shareholder who holds (either alone or together with persons connected with him) more than five per cent. of, or any class of, shares in or debentures of ACM is advised that clearance under Section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Merger has been granted so that any such shareholder should be treated in the manner described in the preceding paragraph.

To the extent that an ACM Shareholder receives cash under the terms of the Merger in respect of some or all of his Scheme Shares, that ACM Shareholder will, except to the extent referred to in the last paragraph of this section, be treated as making a disposal or a part disposal of such shares, which may, depending on the ACM Shareholder's individual circumstances (including the availability of exemptions, reliefs or allowable losses), give rise to a liability to UK taxation on chargeable gains. Any chargeable gain on such a disposal will be computed on the basis of an apportionment of the allowable cost to the holder of acquiring his relevant Scheme Shares between any Scheme Shares that are exchanged for New Braemar Ordinary Shares and those Scheme Shares in respect of which he has received cash, by reference to their market values at the time of the relevant disposal.

If an ACM Shareholder receives cash in respect of the sale of any fractional entitlement to New Braemar Ordinary Shares, this should, except to the extent referred to in the last two paragraphs of this section, be treated as a disposal, or part disposal, of his ACM Shares which may, depending on the shareholder's individual circumstances (including the availability of exemptions or allowable losses), give rise to a liability to UK tax on capital gains. Any chargeable gain on such a disposal will be computed on the basis of an apportionment of the allowable cost of the holding by reference to the market value of the holding at the time of disposal.

If the amount of cash received is small in comparison with the value of his ACM Shares, the ACM Shareholder should not generally be treated as having made a part disposal of his ACM Shares. Instead, the cash should generally be treated as a deduction from the base cost of his ACM Shares rather than as the proceeds of disposal.

Under current HMRC practice, any cash payment of £3,000 or less or which is five per cent. or less of the market value of an ACM Shareholder's holding of ACM Shares should generally be treated as small for these purposes.

Stamp duty and stamp duty reserve tax ("SDRT") consequences of the Scheme

No UK stamp duty or SDRT will be payable by ACM Shareholders as a result of the implementation of the Scheme.

Tax consequences in respect of New Braemar Ordinary Shares

Taxation of Dividends on New Braemar Ordinary Shares

Braemar will not be required to withhold amounts on account of United Kingdom tax at source when paying a dividend on New Braemar Ordinary Shares.

A United Kingdom resident individual Braemar Shareholder who receives a dividend from Braemar in respect of New Braemar Ordinary Shares will be entitled to a tax credit. The tax credit will be equal to 10 per cent. of the aggregate of the dividend and the tax credit (the "gross dividend"), which is also equal to one-ninth of the cash dividend received. The tax credit is set against an individual shareholder's tax liability on the gross dividend. Such an individual shareholder who is liable to income tax at the basic rate will be subject to tax on the dividend at the rate of 10 per cent. of the gross dividend, so that the tax credit will satisfy in full such shareholder's liability to income tax on the dividend. In the case of such an individual shareholder who is liable to income tax at the higher rate, the tax credit will be set against but not fully match the shareholder's tax liability on the gross dividend and such shareholder will have to account for additional income tax equal to 22.5 per cent. of the gross dividend (which is also equal to 25 per cent. of the cash dividend received) to the extent that the gross dividend, when treated as the top slice of the shareholder's income, falls above the threshold for higher rate income tax. In the case of such an individual shareholder who is subject to income tax at the additional rate, the tax credit will also be set against, but not fully match, the shareholder's liability on the gross dividend and such shareholder will have to account for additional income tax equal to 27.5 per cent. of the gross dividend (which is also equal to approximately 30.6 per cent. of the cash dividend received) to the extent that the gross dividend, when treated as the top slice of the shareholder's income, falls above the threshold for additional rate income tax.

A United Kingdom resident individual Braemar Shareholder who is not liable to income tax in respect of the gross dividend and other United Kingdom resident taxpayers who are not liable to United Kingdom tax ondividends, including pension funds and charities, will not be entitled to claim repayment of the tax credit attaching to dividends paid by Braemar.

Braemar Shareholders who are within the charge to corporation tax will be subject to corporation tax on dividends paid by Braemar, unless (subject to special rules for such shareholders that are small companies) the dividends fall within an exempt class and certain other conditions are met. Each shareholder's position will depend on its own individual circumstances, although it would normally be expected that the dividends paid by Braemar would fall within an exempt class. Such shareholders will not be able to claim repayment of tax credits attaching to dividends.
Non-United Kingdom resident Braemar Shareholders will not generally be able to claim repayment from HMRC of any part of the tax credit attaching to dividends paid by Braemar. A shareholder resident outside the United Kingdom may also be subject to foreign taxation on dividend income under local law. Braemar Shareholders who are not resident for tax purposes in the United Kingdom should obtain their own taxation advice concerning tax liabilities on dividends received from Braemar.

Taxation of Capital Gains on New Braemar Ordinary Shares

Braemar Shareholders who are resident in the United Kingdom, or who cease to be resident in the United Kingdom for a period of less than five years of assessment, may depending on their circumstances (including the availability of exemptions or reliefs), be liable to United Kingdom taxation on chargeable gains in respect of gains arising from a sale or other disposal of New Braemar Ordinary Shares.

For Braemar Shareholders within the charge to UK corporation tax on chargeable gains, indexation allowance should be available to reduce the amount of chargeable gain realised on a disposal of New Braemar Ordinary Shares (but not to create or increase any loss).

For Braemar Shareholders who are subject to UK capital gains tax, such as individuals, trustees and personal representatives, an annual exemption is available, such that capital gains tax is chargeable only on gains arising from all sources during the tax year in excess of this figure. The annual exemption is £11,000 for the tax year 2014-2015 (£5,500 for most trustees). Capital gains tax will be chargeable at the rate of 18 per cent. (for basic rate taxpayers) and 28 per cent. (for higher and additional rate taxpayers, trustees and personal representatives) during the tax year 2014-2015.

A Braemar Shareholder who is not a UK resident will not be subject to UK tax on a gain arising on a disposal of New Braemar Ordinary Shares unless (i) the Braemar Shareholder carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and, broadly, holds the New Braemar Ordinary Shares for the purposes of the trade, profession, vocation, branch, agency or permanent establishment or (ii) the Braemar Shareholder falls within the anti-avoidance rules applying to individuals who are temporarily not resident in the UK.

Inheritance Tax in respect of New Braemar Ordinary Shares

New Braemar Ordinary Shares will be assets situated in the United Kingdom for the purposes of United Kingdom inheritance tax. A gift of such assets by, or the death of, a Braemar Shareholder may (subject to certain exemptions and reliefs) give rise to a liability to United Kingdom inheritance tax, even if the holder is neither domiciled in the United Kingdom nor deemed to be domiciled there (under certain rules relating to long term residence or previous domicile). Generally, United Kingdom inheritance tax is not chargeable on gifts to individuals if the transfer is made more than seven complete years prior to death of the donor. For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit.

Special rules also apply to close companies and to trustees of settlements who hold New Braemar Ordinary Shares bringing them within the charge to inheritance tax. Braemar Shareholders should consult an appropriate professional adviser if they make a gift of any kind or intend to hold any New Braemar Ordinary Shares through such a company or trust arrangement. They should also seek professional advice in a situation where there is potential for a double charge to United Kingdom inheritance tax and an equivalent tax in another country or if they are in any doubt about their United Kingdom inheritance tax position.

ACM Shares are currently admitted to trading on AIM and, subject to certain conditions being met by both ACM and any holder of ACM Shares, business property relief (a relief from UK inheritance tax) may be available in respect of existing holdings of ACM Shares. However, New Braemar Ordinary Shares are admitted to the Official List with a premium listing and traded on the main market of the London Stock Exchange so cannot qualify for business property relief. ACM Shareholders who are in any doubt about the UK inheritance tax impact of the exchange of ACM Shares for New Braemar Ordinary Shares should obtain detailed advice from their own professional advisers.

SDRT in respect of New Braemar Ordinary Shares

The statements in this section are intended as a general guide to the current United Kingdom stamp duty and SDRT position in respect of New Braemar Ordinary Shares. Investors should note that certain categories of person are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT under the Stamp Duty Reserve Tax Regulations 1986.

General

Except in relation to depositary receipt systems and clearance services (to which the special rules outlined below apply), no stamp duty or SDRT will arise on the issue of shares in registered form by Braemar.

An agreement to transfer New Braemar Ordinary Shares will normally give rise to a charge to SDRT at the rate of 0.5 per cent. of the amount or value of the consideration payable for the transfer. SDRT is, in general, payable by the purchaser.

An instrument transferring New Braemar Ordinary Shares will generally be subject to stamp duty at the rate of 0.5 per cent. of the amount or consideration given for the transfer (rounded up to the nearest £5). The purchaser normally pays the stamp duty.

If a duly stamped transfer instrument completing an agreement to transfer New Braemar Ordinary Shares is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional) any SDRT paid is generally repayable, normally with interest, and otherwise the SDRT charge is cancelled.

CREST

Paperless transfers of New Braemar Ordinary Shares within the CREST system will generally be liable to SDRT, rather than stamp duty, at the rate of 0.5 per cent. of the amount or value of the consideration payable. CREST is obliged to collect SDRT on relevant transactions settled within the CREST system. Deposits of shares into CREST will not generally be subject to SDRT or stamp duty, unless the transfer into CREST is itself for consideration.

Depositary Receipt Systems and Clearance Services

Special rules for Stamp Duty and SDRT apply when shares are issued or transferred into a clearance system or depositary receipt system. Any liability for stamp duty or SDRT in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within such a service, which does arise will generally be accountable by the clearance service or depositary receipt system operator or their nominee, as the case may be.

APPENDIX III

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma statement of net assets set out in this Appendix III has been prepared for illustrative purposes only and is not, and is not intended to comprise, a comprehensive set of pro forma financial statements. It has been prepared to show the effect of the Merger, proposed issue and admission of up to 8,323,916 New Braemar Ordinary Shares in connection with the Merger, as if it had occurred on 28 February 2014.

Because of its nature, the unaudited pro forma statement of net assets addresses a hypothetical situation and does not represent, nor aims at representing, the actual financial position or results of ACM or Braemar, nor the financial position or results of ACM, Braemar or the Enlarged Group.

The information contained in this Appendix III does not constitute statutory accounts as defined in section 435 of the Companies Act.

Unaudited pro forma statement of net assets of the Enlarged Group as at 28 February 2014

	Adjustments
	Braemar as at 28 Feb 2014	ACM as at 31 Mar 2014 £m	Acquisition accounting adjustments £m	Pro forma as at 28 Feb 2014 £m
	(Note 2)	(Note 3)	(Notes 4–6)
ASSETS
Non-current assets
Goodwill	30.1	2.2	47.7	80.0
Intangible assets	1.4	1.0	—	2.4
Property, plant and equipment	5.9	0.7	—	6.6
Investments	1.7	1.1	—	2.8
Deferred tax assets	1.7	0.7	—	2.4
Other long-term receivables	0.2	—	—	0.2

	41.0	5.7	47.7	94.4

Current assets
Trade and other receivables	47.4	6.0	—	53.4
Assets held for sale	0.6	—	—	0.6
Cash and cash equivalents	13.7	4.6	(6.3)	12.0

	61.7	10.6	(6.3)	66.0

TOTAL ASSETS	102.7	16.3	41.4	160.4

LIABILITIES
Current liabilities
Borrowings	—	—	(3.2)	(3.2)
Trade and other payables	(32.9)	(6.4)	—	(39.3)
Current tax payable	(2.1)	(0.4)	—	(2.5)
Provisions	(0.4)	—	—	(0.4)
Liabilities associated with assets held for sale	(1.1)	—	—	(1.1)

	(36.5)	(6.8)	(3.2)	(46.5)

Non-current liabilities
Borrowings	—	—	(3.7)	(3.7)
Deferred tax liabilities	(0.5)	(0.4)	—	(0.9)
Pension liability	—	(1.8)	—	(1.8)
Provisions	(0.4)	—	—	(0.4)

	(0.9)	(2.2)	(3.7)	(6.8)

TOTAL LIABILITIES	(37.4)	(9.0)	(6.9)	(53.3)

NET ASSETS	65.3	7.3	34.5	107.1

Notes:
(1)	The pro forma statement of net assets has been prepared in a manner consistent with the accounting policies adopted by Braemar in the year ended 28 February 2014.
(2)
Financial information in respect of Braemar has been extracted without material adjustment from the audited results of Braemar for the financial year ended 28 February 2014. No account has been taken of the performance of Braemar since 28 February 2014.

(3)
The financial information in respect of ACM has been extracted without material adjustment from the audited financial statements of ACM for the year ended 31 March 2014. No account has been taken of the performance of ACM since 31 March 2014.

(4)
For the purpose of the pro forma statement of net assets, the difference between the consideration payable, consisting of 8,323,916 New Braemar Ordinary Shares of 10 pence each issued by Braemar to ACM Shareholders, together with cash consideration of £10.4m and the net assets of ACM is shown as goodwill within tangible assets.

£m
Purchase consideration – New Braemar Ordinary Shares	44.6
Purchase consideration – Cash	10.4
Net assets of ACM as at 31 March 2014	(7.3)

Goodwill and other intangibles	47.7

The calculation of consideration is based on the Closing Price of Braemar's Ordinary Shares of 535.75 pence on 19 May 2014, being the last practicable date prior to the publication of this document.

(5)
The aggregate of fees and expenses of £2.8 million, of which £0.1 million represents the arrangement fees in relation to the new borrowing facilities, are expected to be incurred in connection with the transaction.

(6)
The cash consideration of £10.4 million and the aggregate of expected fees and expenses of £2.8 million are to be financed through a combination of existing cash and new borrowing facilities. The new borrowing facilities comprise a £5 million term loan, to be amortised over 3 years, and a £10 million rolling credit facility. The rolling credit facility replaces the current £10 million overdraft facility.

(7)
The transaction has been accounted for as an acquisition in accordance with IFRS 3 Business Combinations. The pro forma net assets statement does not give effect to fair value adjustments to net assets arising from the purchase price. The fair value adjustments, when finalised post acquisition, may be material.

APPENDIX IV

ADDITIONAL INFORMATION

1. Responsibility Statements

1.1
The ACM Directors, whose names are set out in paragraph 2.1 of this Appendix IV, accept responsibility for all the information contained in this document, other than information for which responsibility is taken by the Braemar Directors pursuant to paragraph 1.2 below. To the best of the knowledge and belief of the ACM Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2
The Braemar Directors whose names are set out in paragraph 2.2 of this Appendix IV, accept responsibility for all the information contained in this document relating to Braemar and the Braemar Group, the opinions of Braemar and the Braemar Group, the Braemar Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Braemar Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. Directors of ACM and Braemar

2.1	The directors of ACM are as follows:

Name	Position
Johnny Plumbe	Executive Chairman
James Gundy	Chief Executive Officer
Ian Hartley	Finance Director
Mike Rudd	Chief Operating Officer
David Cobb CBE	Non-executive Director
Timothy Jaques	Non-executive Director
Mark Tracey	Non-executive Director
Jürgen Breuer	Non-executive Director

The registered address of ACM is Grand Buildings, 1-3 Strand, London WC2N 5HR.

2.2	The directors of Braemar are as follows:

Name	Position
Sir Graham Hearne CBE	Non-executive Chairman
James Kidwell	Chief Executive Officer
Martin Beer	Group Finance Director
Denis Petropoulos	Executive Director
Alastair Farley	Non-executive Director
David Moorhouse CBE	Non-executive Director
John Denholm	Non-executive Director

The registered address of Braemar is 35 Cosway Street, London NW1 5BT.

3. Persons acting in concert

3.1	In addition to the Braemar Group companies and their directors, the persons who, for the purposes of the Takeover Code, are acting in concert with Braemar in respect of the offer are:

Name	Type	Registered Office	Relationship with Braemar

Westhouse	Private limited company incorporated in England and Wales	110 Bishopsgate, London EC2N 4AY	Financial Adviser and Corporate Broker

3.2	In addition to the ACM Directors and the ACM Group companies, the persons who, for the purposes of the Takeover Code, are acting in concert with ACM in respect of the Scheme are:

Name	Type	Registered Office	Relationship with ACM

Execution Noble & Co. Limited*	Private limited company incorporated in Scotland	5 Melville Crescent, Edinburgh EH3 7JA	Financial Adviser, Nominated Adviser and Corporate Broker

Execution Noble Limited*	Private limited company incorporated in England and Wales	10 Paternoster Square, London EC4M 7AL	Affiliate company to Execution Noble & Co. Limited

* Trading as Espírito Santo Investment Bank

4. Disclosure of interests and dealings in shares

Definitions

4.1	For the purposes of this Appendix IV:

4.1.1	"acting in concert" has the meaning attributed to it in the Takeover Code;

4.1.2
"arrangement" includes any indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

4.1.3	"connected adviser" has the meaning attributed to it in the Takeover Code;

4.1.4
"control" means an interest or interests in shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the interest or interests gives de facto control;

4.1.5	"dealing" or "dealt" includes the following:

(i)
the acquisition or disposal of relevant securities, of the right (whether conditional or absolute) to exercise or direct the exercise of voting rights attached to relevant securities, or of general control of relevant securities;

(ii)
the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any relevant securities;

(iii)	subscribing or agreeing to subscribe for relevant securities;

(iv)	the exercise of conversion of any relevant securities carrying conversion or subscription rights;

(v)	the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to relevant securities;

(vi)	entering into, terminating or varying the terms of any agreement to purchase or sell relevant securities; and

(vii)	any other action resulting, or which may result, in an increase or decrease in the number of relevant securities in which a person is interested or in respect of which he has a short position;

4.1.6
"derivative" includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying security;

4.1.7	"disclosure date" means 10 June 2014, being the last practicable date prior to the posting of this document;

4.1.8	"disclosure period" means the period commencing on 20 May 2013, being the date 12 months prior to the commencement of the Offer Period, and ending on the disclosure date;
4.1.9	"exempt principal trader" or "exempt fund manager" has the meaning attributed to it in the Takeover Code;

4.1.10
"financial collateral arrangement" means a security financial collateral arrangement which provides a right for the collateral taken to use and dispose of ACM securities as if it were the owner of those securities;

4.1.11	being "interested" in relevant securities includes where a person:

(i)	owns relevant securities;

(ii)	has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to relevant securities or has general control of them;

(iii)
by virtue of any agreement to purchase, option or derivative, has the right or option to acquire relevant securities or call for their delivery or is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

(iv)	is party to any derivative whose value is determined by reference to its price and which results, or may result, in his having a long position in it;

4.1.12
"Braemar relevant securities" means shares in Braemar (or derivatives referenced thereto) and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof;

4.1.13	"ACM relevant securities" means shares in ACM (or derivatives referenced thereto) and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof;

4.1.14	"relevant securities" means ACM relevant securities or Braemar relevant securities; and

4.1.15
"short position" means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery.

Interests in ACM relevant securities

4.2	As at the close of business on the disclosure date:

4.2.1
Braemar and the Braemar Directors (including members of their immediate families, close relatives and related trusts) were not interested in and did not have a right to subscribe for any ACM relevant securities;

4.2.2
the interests of the ACM Directors (including members of their immediate families, close relatives and related trusts, all of which are beneficial unless otherwise stated) in ACM relevant securities (excluding options which are disclosed in paragraph 4.2.3 below) were as follows:

Name	Number of ACM relevant securities
Johnny Plumbe	1,115,409
James Gundy	1,225,000
Ian Hartley	56,000
Mike Rudd	1,225,000
David Cobb CBE	4,000
Timothy Jaques	6,450
Mark Tracey	20,425
Jürgen Breuer	nil

4.2.3
the following share incentive awards and options over ACM relevant securities have been granted to the ACM Directors and their respective immediate families, close relatives and related trusts (all of which are beneficial unless otherwise stated) under the ACM Share Incentive Schemes and remain outstanding:

Director of ACM	Number of ACM relevant securities	Exercise Price (pence)		Expiry date
Johnny Plumbe	5,084	177.0	p	August 2014
Johnny Plumbe	10,558	1.0	p	July 2023
James Gundy	15,882	1.0	p	July 2023
Ian Hartley	5,084	177.0	p	August 2014
Ian Hartley	48,661	205.5	p	March 2017
Ian Hartley	6,176	1.0	p	July 2023
Mike Rudd	nil
David Cobb CBE	nil
Timothy Jaques	nil
Mark Tracey	nil
Jürgen Breuer	nil

4.2.4	the interests of persons acting in concert with ACM and their connected persons in relevant securities in ACM were as follows:

Name	Number of ACM relevant securities
Execution Noble & Co. Limited*	nil
Execution Noble Limited*	4,600

* Trading as Espírito Santo Investment Bank

4.2.5	the ACM EBT had an interest in, or a right to subscribe for, certain ACM relevant securities as follows:

Name	Number of ACM relevant securities
ACM EBT	440,466

Dealings in ACM relevant securities

4.3
During the disclosure period, Braemar and the Braemar Directors (including members of their immediate families, close relatives and related trusts, all of which are beneficial unless otherwise stated) have not dealt in ACM relevant securities.

4.4	During the disclosure period, Westhouse, being a person acting, or presumed to be acting, in concert with Braemar, has not dealt in ACM relevant securities.

4.5	The following dealings in ACM relevant securities by the ACM Directors have taken place during the disclosure period:

Name	Date	Nature of dealings	Number of ACM relevant securities	Price per unit (pence)
Johnny Plumbe	15/7/13	Grant of options	10,588	1.0
James Gundy	15/7/13	Grant of options	15,882	1.0
Ian Hartley	15/7/13	Grant of options	6,176	1.0
Johnny Plumbe	7/1/14	Conditional award of ACM shares under LTIP	75,000	1.0
Ian Hartley	7/1/14	Conditional award of ACM shares under LTIP	15,000	1.0

4.6	The following dealings in ACM relevant securities by persons acting, or presumed to be acting, in concert with ACM, have taken place during the disclosure period:

Name	Transaction period	Transaction	Number of ACM relevant securities		Lowest price per security (pence)	Highest price per security (pence)
Execution Noble Limited	20/5/13 - 19/8/13	Purchase	35,992		150.0	175.1
		Sale	43,276		152.0	180.0
	20/8/13 - 19/11/13	Purchase	237,109		180.0	230.0
		Sale	274,679		180.0	220.0
	20/11/13 - 19/2/14	Purchase	2,383,827	*	210.0	256.0
		Sale	3,271,468	*	210.0	260.0
	20/2/14 - 19/3/14	Purchase	13,335		246.0	267.0
		Sale	7,747		255.0	258.0
	20/3/14 - 19/4/14	Purchase	22,517		213.0	245.0
		Sale	7,557		218.0	249.9
	20/4/14 - 19/5/14	Purchase	16,900		225.0	238.0
		Sale	22,648		227.0	250.0
	20/5/14 -10/6/14	Purchase	19,094		245.0	253.0
		Sale	36,000		250.0	255.3

*
The increased level of dealings in ACM relevant securities in this period relates to the sale of 1,419,600 ACM relevant securities by GFI Holdings Limited which was traded through Espírito Santo on 10 January 2014. On the same date, ACM announced via a Regulatory Information Service that GFI Holdings Limited no longer had a notifiable interest in ACM.

4.7	The following dealings in ACM relevant securities by the ACM EBT have taken place during the disclosure period:

Name	Date	Purchase / sale	Number of ACM relevant securities	Price per unit (pence)
ACM EBT	17/9/2013	Purchase	10,000	190.0
	23/9/2013	Purchase	15,000	193.0
	24/9/2013	Purchase	25,000	195.0
	10/1/2014	Purchase	300,000	210.0

Interests in Braemar relevant securities

4.8	As at the close of business on the disclosure date:

4.8.1
ACM and the ACM Directors (including members of their immediate families, close relatives, close relatives and related trusts) were not interested in and did not have a right to subscribe for any Braemar relevant securities.

4.8.2
neither Execution Noble & Co. Limited nor Execution Noble Limited, being persons acting, or persons presumed to be acting, in concert with ACM, had an interest in, or rights to subscribe for, Braemar relevant securities.

4.8.3
the interests of the Braemar Directors (including members of their immediate families, close relatives and related trusts, all of which are beneficial unless otherwise stated), in Braemar relevant securities (excluding options which are disclosed in paragraph 4.8.4 below) were as follows:

Name	Number of Braemar relevant securities
Sir Graham Hearne CBE	2,500
James Kidwell	111,304
Martin Beer	nil
Dennis Petropoulos	601,434
Alastair Farley	13,366
David Moorhouse CBE	nil
John Denholm	7,000

4.8.4
the following share incentive awards and options over Braemar relevant securities have been granted to the Braemar Directors and their respective immediate families and related trusts (all of which are beneficial unless otherwise stated) under the following Braemar incentive schemes and remain outstanding:

Directors of Braemar	Number of Braemar relevant securities	Exercise price (pence)	Expiry date
James Kidwell
SAYE1	3,321	271.0p	1 July 2015
LTIP2	45,000	nil	17 May 2021
LTIP2	75,000	nil	30 October 2022
DBP3	31,541	nil	8 May 2022
DBP3	17,440	nil	14 May 2023

Martin Beer
SAYE1	2,676	336.0p	1 January 2017
LTIP2	55,000	nil	30 October 2022
DBP3	4,666	nil	14 May 2023

Dennis Petropoulos
SAYE1	3,308	273.0p	1 January 2016
LTIP2	42,735	nil	17 May 2021
DBP3	31,541	nil	8 May 2022
DBP3	12,444	nil	14 May 2023

1.	Braemar Seascope Group Plc 2003 Savings Related Option Sceme
2.	Seascope Group Plc 2006 Long Term Incentive Plan
3.	Braemar Seascope Group Plc Deferred Bonus Plan

4.8.5	Westhouse, being a person acting, or presumed to be acting, in concert with Braemar, did not have an interest in, or rights to subscribe for, Braemar relevant securities.

Dealings in Braemar relevant securities

4.9	The following dealings in Braemar relevant securities by the Braemar Directors have taken place during the disclosure period:

Name	Date	Nature of dealings	Number of Braemar relevant securities	Price per Braemar Ordinary Share (pence)
Denis Petropoulos	25/10/13	Exercise of options	3,356	540.0p

4.10	During the disclosure period, Westhouse, being a person acting, or presumed to be acting, in concert with Braemar, has not dealt in Braemar relevant securities.

General

4.11	As at the close of business on the disclosure date, save as disclosed in this paragraph 4:

4.11.1
Braemar had no interest in or right to subscribe for, or had any short position in relation to, any ACM relevant securities, nor had it dealt in any ACM relevant securities during the disclosure period;

4.11.2
none of the Braemar Directors (including any members of such directors' respective immediate families, close relatives or related trusts) had an interest in or a right to subscribe for, or had any short position in relation to, any ACM relevant securities, nor had any such person dealt in any ACM relevant securities during the disclosure period;

4.11.3
no person acting in concert with Braemar had an interest in or a right to subscribe for, or had any short position in relation to, any ACM relevant securities, nor had any such person dealt in any ACM relevant securities during the disclosure period;

4.11.4
no person with whom Braemar or any person acting in concert with Braemar has an arrangement had an interest in or a right to subscribe for, or had any short position in relation to, any ACM relevant securities, nor had any such person dealt in any ACM relevant securities during the disclosure period;

4.11.5
none of the ACM Directors (including any members of such directors' respective immediate families, close relatives or related trusts) had an interest in or a right to subscribe for, or had any short position in relation to, any ACM relevant securities, nor had any such person dealt in any ACM relevant securities during the period between the start of the Offer Period and the disclosure date;

4.11.6
no person acting in concert with ACM had any interest in, or right to subscribe for, or had any short position in relation to, any ACM relevant securities, nor had any such person dealt in any ACM relevant securities during the period between the start of the Offer Period and the disclosure date;

4.11.7
no person with whom ACM or any person acting in concert with ACM has an arrangement had an interest in or a right to subscribe for, or had any short position in relation to, any ACM relevant securities, nor had any such person dealt in any ACM relevant securities during the period between the start of the Offer Period and the disclosure date;

4.11.8
neither ACM, any of the ACM Directors (including any members of such directors' respective immediate families, close relatives or related trusts), any persons acting in concert with ACM, nor has any person with whom ACM or any person acting in concert with ACM has an arrangement had any interest in or right to subscribe for, or had any short position in relation to, any Braemar relevant securities as at the close of business on the disclosure date, nor had any such person dealt in any Braemar relevant securities during the period between the start of the Offer Period and the disclosure date;

4.11.9
neither any of the Braemar Directors (including any members of such directors' respective immediate families, close relatives or related trusts), any persons acting in concert with Braemar, nor has any person with whom Braemar or any person acting in concert with Braemar has an arrangement had any interest in or right to subscribe for, or had any short position in relation to, any Braemar relevant securities as at the close of business on the disclosure date, nor had any such person dealt in any Braemar relevant securities during the disclosure period;

4.11.10	ACM had not redeemed or purchased any ACM relevant securities during the disclosure period;

4.11.11	Braemar has not redeemed or purchased any Braemar relevant securities during the period between the start of the Offer Period and the disclosure date;

4.11.12	neither ACM nor any person acting in concert with ACM had borrowed or lent any ACM relevant securities, save for any borrowed shares which have either been on-lent or sold;

4.11.13	neither Braemar nor any person acting in concert with Braemar had borrowed or lent any ACM relevant securities, save for any borrowed shares which have either been on-lent or sold;

4.11.14	there were no arrangements which existed between ACM or any associate of ACM and any other person; and

4.11.15	there were no arrangements which existed between Braemar, or any person acting in concert with Braemar, and any other person.

5. Market quotations

The following table shows the closing middle-market quotations of ACM Shares and Braemar Ordinary Shares, as derived from AIM appendix to the Daily Official List and the Daily Official List, respectively, on the following dates, unless otherwise indicated:

5.1.1	the first Business Day of each of the six months immediately before the date of this document;

5.1.2	19 May 2014, being the last dealing day before the commencement of the Offer Period; and

5.1.3	10 June 2014, being the last practicable date prior to the posting of this document.

Date	Price per ACM Share (pence)	Price per Braemar Share (pence)
2 January 2014	227.5	568.0
3 February 2014	246.5	513.0
3 March 2014	264.0	502.3
1 April 2014	216.5	522.8
1 May 2014	230.0	522.5
19 May 2014	247.5	535.8
2 June 2014	247.5	522.5
10 June 2014	251.5	520.3

6. Material contracts

6.1	Braemar material contracts

6.1.1	The following is a summary of each contract that has been entered into by members of the Braemar Group otherwise than in the ordinary course of business:

6.1.1.1	in the two years immediately preceding the date of this document and which is, or may be, material to the Braemar Group; or

6.1.1.2
otherwise than in the two years immediately preceding the date of this document which contain any provision under which any member of the Braemar Group has any obligation or entitlement which is material to the Braemar Group, as at the date of this document.

6.1.2	Contracts relating to the Proposals

6.1.2.1	Agreement with Westhouse

On 31 January 2014, Braemar entered into an agreement with Westhouse relating to the Proposals pursuant to which Westhouse agreed to act as sponsor for Braemar in relation to the production of the Combined Prospectus and Circular relating to the Merger and Admission in accordance with the Listing Rules, the Prospectus Rules and the Disclosure and Transparency Rules (the "Westhouse Agreement") .

Braemar has agreed to fully indemnify Westhouse and each of its associates (and to keep it/them so indemnified) against any and all claims, damages, demands, losses, proceedings, liabilities, costs, charges or expenses of any kind in any jurisdiction brought or alleged against or suffered by Westhouse or its associates in connection with or arising from any services provided to Braemar or in respect of the transaction or matter to which such services relate. This indemnity will not apply to the extent that the liability has arisen from the negligence, wilful default or Westhouse's or its associates' wilful breach of its/their duty or obligation under the FCA's rules and principles or any breach of the Westhouse Agreement.

The Westhouse Agreement may be terminated by Braemar or Westhouse at any time by giving 28 days' written notice to the other party. If Braemar is in material breach of the Westhouse Agreement, Westhouse may terminate its appointment immediately by written notice of such termination to Braemar. If Westhouse is in material breach of the Westhouse Agreement, and such breach, if capable of remedy, remains unremedied for a period of 30 days, Braemar may terminate the appointment immediately by written notice of such termination to Westhouse.

6.1.2.2	New Credit Agreement

Braemar and certain of its UK subsidiaries have entered into a credit agreement, with The Royal Bank of Scotland plc as lender (the "Lender"), dated 19 May 2014 (the "New Credit Agreement") under which the Lender has granted (i) a secured term loan facility for a maximum principal amount of £5,000,000 ("Term Facility") and (ii) a secured revolving credit facility for a maximum principal amount of £10,000,000 (the "Revolving Facility").

The Term Facility is only available to Braemar and must be used towards the cash consideration payable by Braemar to Scheme Shareholders under the Merger and related Merger costs (the "Merger Purpose"). In addition, the initial utilisation of the Revolving Facility will be drawn down on the same day as the Term Facility for the Merger Purpose. The Term Facility is repayable in quarterly instalments beginning on the date six months after the date of the New Credit Agreement with the final payment date being the third anniversary of the date of the New Credit Agreement.

The Revolving Facility (excluding the initial utilisation of the Revolving Facility) must be used towards the general corporate and working capital purposes of the Braemar Group. The Revolving Facility is repayable on the third anniversary of the date of the New Credit Agreement. Each loan made under the Revolving Facility must be repaid on the last day of its interest period but may be redrawn to the extent there is availability under the Revolving Facility. The Revolving Credit Facility will cease to be available one month before the third anniversary of the date of the New Credit Agreement.

Interest is payable on the principal amount outstanding under each facility at 2.25 per cent. per annum plus LIBOR. Certain fees and expenses, including a commitment fee and arrangement fee are payable by Braemar. The New Credit Agreement requires Braemar to ensure that the financial covenants are complied with including: (a) EBITA: finance charges of not less than 4 times; and (b) total debt: EBITDA to not exceed 2.5:1.

The Lender will have the benefit of existing security and a new debenture granted by Braemar and certain of its UK subsidiaries in favour of the Lender which includes a legal mortgage over freehold and leasehold property and a fixed and floating charge over present and future assets in the UK (including book debts). In accordance with the New Credit Agreement, certain UK members of the ACM Group will accede to the New Credit Agreement after the completion of the Merger and will accede to the new debenture to grant security in favour of the Lender.

6.1.2.3	Existing Overdraft Agreement

Braemar and certain of its UK subsidiaries have entered into an overdraft agreement with the Lender, which agreement is dated 15 October 2012, pursuant to which the Lender will make available a £10,000,000 overdraft facility to Braemar and certain of its UK subsidiaries. The Existing Overdraft Facility will be replaced with the Revolving Facility.

6.1.3	Other material contracts

6.1.3.1	Equity purchase agreement

Under an equity purchase agreement dated 19 March 2014 and made between (1) Braemar Technical Services (USA) Inc., ("BTS") (a Braemar Group company) and (2) Borgeois, Casbarian and Associates, Inc,. ("BGA") (the "Equity Purchase Agreement") BTS sold the entire issued share capital of Braemar Casbarian Inc., (a company incorporated in Texas, United States of America) ("Casbarian") for the sum of US$100.

Under the Equity Purchase Agreement, BTS is obliged to:

(i)	pay to Casbarian the sum of US$555,000 as a contribution to the working capital requirements of Casbarian; and

(ii)
for a period of one year from 19 March 2014 indemnify Casbarian for all or any liabilities arising out of contracts entered into and completely performed by Casbarian prior to 19 March 2014. BTS shall have no liability under this provision unless all liabilities incurred exceed the sum of US$20,000. The aggregate amount of BTS's liability shall not exceed the sum of US$100,000.

Under the Equity Purchase Agreement, BTS give limited representations and warranties to BGA. These were as to (i) the due incorporation of BTS, (ii) the enforceability of the Equity Purchase Agreement against BTS and (iii) the fact that execution and delivery of the Equity Purchase Agreement and BTS's performance of the Equity Purchase Agreement, will not violate any law applicable to BTS and require BTS to make any filings or obtain any consent, approval or authorisation from any governmental authority.

6.2	ACM material contracts

6.2.1	The following is a summary of each contract that has been entered into by members of the ACM Group otherwise than in the ordinary course of business:

6.2.1.1	in the two years immediately preceding the date of this document 2014 and which is, or may be, material to the ACM Group; or

6.2.1.2
otherwise than in the two years immediately preceding the date of this document which contain any provision under which any member of the ACM Group has any obligation or entitlement which is material to the ACM Group, as at the date of this document.

6.2.2	ACM GFI wet freight brokerage joint venture agreement

On 1 April 2002 ACM Shipping Limited, a wholly owned subsidiary of ACM, ("ACM Shipping") entered into a joint venture agreement with GFI Brokers Limited (a wholly owned subsidiary of GFI Group Inc.) ("GFI") to operate a brokerage service for derivative products within the business of shipping crude oil, heating oil and products by tankers. Under the joint venture agreement each of GFI and ACM Shipping is entitled to 50 per cent. of the profits. The joint venture agreement is terminable by either party upon six months' prior written notice.

6.2.3	ACM, GFI and McQuilling joint venture agreement

On 10 May 2005 ACM Shipping, GFI and McQuilling Brokerage Partners, Inc. ("McQ") entered into a joint venture agreement to provide and maintain a brokerage service for derivative products within the business of shipping by tankers, crude oil, heating oil and other products. Under the joint venture agreement each of GFI and ACM Shipping is entitled to 45 per cent. of the revenues and McQ is entitled to 10 per cent. of the revenues. The joint venture agreement is terminable by each party upon three months' prior written notice.

6.2.4	ACM GFI container freight brokerage joint venture agreement

On 10 January 2012 ACM Shipping entered into a joint venture agreement with GFI to operate a brokerage service for container freight derivatives. Under the joint venture agreement GFI is entitled to 65 per cent. of the profits and ACM Shipping is entitled to 35 per cent. of the profits. The joint venture is terminable by either party upon three months' prior written notice.

6.2.5	ACM ICON brokerage joint venture agreement

On 16 February 2012 ACM and ACM Shipping entered into a joint venture agreement with ICON Chartering Limited ("ICON") and Kellet and Singleton Investments Limited to form ACM ICON Shipping Limited a company incorporated under the laws of the BVI which operates through its wholly owned subsidiary registered in Dubai, ACM ICON Shipping DMCC (together with ACM ICON Shipping Limited, "ACM ICON"). ACM ICON operates a brokerage service in relation to the chartering of ships/vessels and related intermediary services for dry cargo. ACM ICON is owned equally by ACM Shipping Limited and ICON, and profits are shared equally. The joint venture agreement is terminable by either party upon six months' prior written notice.

7. Service contracts and letters of appointment of ACM Directors

7.1	Existing service contracts and letters of appointment

The terms of the current service agreements and letters of appointment of ACM's executive chairman, executive directors and non-executive directors provide as follows:

7.1.1	Johnny Plumbe

On 28 November 2006, ACM entered into a service agreement with Johnny Plumbe. The contract provides for Johnny to act as Chief Executive Officer of ACM. On 7 January 2009 Johnny's basic salary was increased to his current basic salary of £170,000 per annum with effect from 1 January 2009. The contract is terminable by six months' prior written notice by either party. The agreement provides ACM with the right to place Johnny on garden leave or dismiss him summarily in a number of circumstances (e.g. gross misconduct). In addition, he is subject to non-competition and non-solicitation covenants for a period of six months following termination of his employment with ACM and to a confidentiality undertaking that is without limit in time. Johnny is entitled to 25 days' holiday (in addition to public and bank holidays), private medical insurance, life assurance and a company car allowance. He is entitled to an annual bonus equal to five per cent. of the profit before taxation adjusted for the amortisation and impairment of intangible assets as reported in the audited annual report and accounts for the ACM Group.

7.1.2	James Gundy

On 28 November 2006, ACM entered into a service agreement with James Gundy. The contract provides for James to act as Chief Operating Officer of ACM. James' basic salary was increased to his current basic salary of £150,000 per annum with effect from 1 June 2013. The contract is terminable by six months' prior written notice by either party. The agreement provides ACM with the right to place James on garden leave or dismiss him summarily in a number of circumstances (e.g. gross misconduct). In addition, he is subject to non-competition and non-solicitation covenants for a period of six months following termination of his employment with ACM and to a confidentiality undertaking that is without limit in time. James is entitled to 25 days' holiday (in addition to public and bank holidays), private medical insurance, life assurance and a company car allowance. James is entitled to a cash allowance in lieu of contributions to the ACM Defined Benefit Pension Scheme. He is entitled to discretionary annual bonuses as determined by the ACM board of directors.

7.1.3	Ian Hartley

On 12 March 2007, ACM entered into a service agreement with Ian Hartley. The contract provides for Ian to act as Finance Director of ACM. Ian's basic salary was increased to his current basic salary of £120,000 per annum with effect from 1 June 2012. The contract is terminable by six months' prior written notice by either party. The agreement provides ACM with the right to place Ian on garden leave or dismiss him summarily in a number of circumstances (e.g. gross misconduct). In addition, he is subject to non-competition and non-solicitation covenants for a period of six months following termination of his employment with ACM and to a confidentiality undertaking that is without limit in time. Ian is entitled to 25 days' holiday (in addition to public and bank holidays), private medical insurance and life assurance. Ian is a member of the ACM stakeholder pension scheme. He is entitled to discretionary annual bonuses as determined by the ACM board of directors.

7.1.4	Mike Rudd

On 3 April 2007, ACM Shipping Limited entered into a service agreement with Mike Rudd. The contract provides for Mike to act as Senior Ship Broker of ACM Shipping Limited. On 24 May 2013 Mike's basic salary was increased to his current basic salary of £150,000 per annum. The contract is terminable by six months' prior written notice by either party. The agreement provides ACM Shipping Limited with the right to place Mike on garden leave or dismiss him summarily in a number of circumstances (e.g. gross misconduct). In addition, he is subject to non-competition and non-solicitation covenants for a period of six months following termination of his employment with ACM Shipping Limited and to a confidentiality undertaking that is without limit in time. Mike is entitled to 25 days' holiday (in addition to public and bank holidays), private medical insurance, life assurance and a company car allowance. Mike is a member of the ACM Defined Benefit Pension Scheme. He is entitled to discretionary annual bonuses as determined by the ACM Shipping Limited's board of directors.

7.1.5	Timothy Jaques

On 19 November 2010, ACM entered into a letter of appointment with Timothy Jaques. The letter relates to the appointment of Timothy as a non-executive director of ACM with effect from 1 December 2010 and was for an initial period of one year and thereafter unless and until terminated by either party upon three months' prior written notice. ACM may terminate Timothy's appointment with immediate effect provided it pays him in lieu of the three month notice period and his appointment will terminate automatically in a number of circumstances. The letter of appointment provides for Timothy to receive a fee of £30,000 per annum. In addition he is subject to a confidentiality undertaking that is without limit in time.

7.1.6	Mark Tracey

On 8 November 2012, ACM entered into a letter of appointment with Mark Tracey. The letter relates to the appointment of Mark as a non-executive director of ACM with effect from 27 November 2012 and was for an initial period of one year and thereafter unless and until terminated by either party upon three months' prior written notice. ACM may terminate Mark's appointment with immediate effect provided it pays him in lieu of the three month notice period and his appointment will terminate automatically in a number of circumstances. The letter of appointment provides for Mark to receive a fee of £30,000 per annum. In addition he is subject to a confidentiality undertaking that is without limit in time.

7.1.7	Jürgen Breuer

On 13 January 2011, ACM entered into a letter of appointment with Jürgen Breuer. The letter relates to the appointment of Jürgen as a non-executive director of ACM with effect from 1 February 2011 and was for an initial period of one year and thereafter unless and until terminated by either party upon three months' prior written notice. ACM may terminate Jürgen's appointment with immediate effect provided it pays him in lieu of the three month notice period and his appointment will terminate automatically in a number of circumstances. The letter of appointment provides for Jürgen to receive a fee of £30,000 per annum. In addition he is subject to a confidentiality undertaking that is without limit in time.

7.1.8	David Cobb CBE

On 15 December 2006, ACM entered into a letter of appointment with David Cobb CBE. The letter relates to the appointment of David as a non-executive director of ACM with effect from 1 January 2007 and was for an initial period of one year and thereafter unless and until terminated by either party upon six months' prior written notice. ACM may terminate David's appointment with immediate effect provided it pays him in lieu of the notice period and his appointment will terminate automatically in a number of circumstances. David currently receives a fee of £30,000 per annum. In addition he is subject to a confidentiality undertaking that is without limit in time.

7.2	Save as disclosed above:

7.2.1	there are no service contracts in force between any director or proposed director of ACM;

7.2.2
none of the service contracts described above were entered into during the six months preceding the date of this document, nor have any amendments been made to any such service contract during that period; and

7.2.3
there are no service contracts of any director or proposed director of ACM or of any of its subsidiaries which do not expire or cannot be terminated by ACM or its relevant subsidiary within the next 12 months without payment of compensation (other than statutory compensation) or in respect of which there are provisions for pre-determining compensation on termination of an amount which equals or exceeds 12 months' salary and benefits in kind.

8. Bases of calculations and sources of information

8.1
The value attributed to the existing issued ordinary share capital of ACM is based upon the 19,470,450 ACM Shares in issue (excluding 80,189 ACM Shares held in treasury) on the disclosure date and the 1,339,340 ACM Shares which are the subject of options granted under the ACM Share Incentive Schemes.

8.2	Unless otherwise stated, the financial information concerning ACM has been extracted from the audited annual report and accounts for ACM for the 12 month period to 31 March 2014.

8.3	Unless otherwise stated, the financial information concerning Braemar has been extracted from the audited annual report and accounts for Braemar for the 12 month period to 28 February 2014.

8.4
ACM Share and Braemar Ordinary Share prices have been derived from the AIM appendix to the Daily Official List and the Daily Official List, respectively, and represent the Closing Prices on the relevant date.

8.5	References to a percentage of ACM Shares are based on the number of ACM Shares in issue as set out in paragraph 8.1 above.

9. Other information

9.1
The aggregate fees and expenses which are expected to be incurred by Braemar in connection with the Merger are estimated to amount to £1,725,000 plus applicable VAT. This aggregate number consists of the following categories:

9.1.1	financial and corporate broking advice: £470,000 plus applicable VAT;

9.1.2	financing arrangements: £135,000;

9.1.3	legal advice: £685,000 plus applicable VAT;

9.1.4	accounting advice: £301,000 plus applicable VAT;

9.1.5	public relations advice: £20,000 plus applicable VAT;

9.1.6	other professional services: £64,000 plus applicable VAT; and

9.1.7	Panel fee: £50,000.

9.2
The aggregate fees and expenses which are expected to be incurred by ACM in connection with the Merger are estimated to amount to £1,124,000 plus applicable VAT. This aggregate number consists of the following categories:

9.2.1	financial and corporate broking advice: £555,000 plus applicable VAT;

9.2.2	legal advice: £461,000 plus applicable VAT;

9.2.3	accounting advice: £57,000 plus applicable VAT;

9.2.4	public relations advice: £15,000 plus applicable VAT; and

9.2.5	other professional services: £36,000 plus applicable VAT.

9.3
Save as disclosed in this document, Braemar is not party to any agreement or arrangement which relates to the circumstances in which it may or may not invoke or seek to invoke a condition to the Scheme.

9.4	There has been no significant change in the financial or trading position of the ACM Group since 31 March 2014, being the date to which ACM's last audited accounts were prepared.

9.5	There has been no significant change in the financial or trading position of the Braemar Group since 28 February 2014, being the date to which Braemar's last audited accounts were prepared.

9.6	Espírito Santo has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

9.7
Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Braemar or any person acting in concert with Braemar for the purposes of the Merger and any of the ACM Directors or recent directors, shareholders or recent shareholders of ACM, or any person interested or recently interested in shares of ACM, having any connection with, or dependence upon, the Merger.

9.8
Save as disclosed in this document, there is no agreement, arrangement or understanding whereby the beneficial ownership of any of the ACM Shares to be acquired by Braemar pursuant to the Scheme will be transferred to any other person, save that Braemar reserves the right to transfer any such ACM Shares to any member of the Braemar Group.

9.9
Save as disclosed in this document, no proposal exists in connection with the Merger that any payment or other benefit shall be made or given by Braemar to any ACM Director as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

9.10	The emoluments of the Braemar Directors will not be affected by the completion of the Merger or any other associated transaction.

9.11
The financial information on the Braemar Group and ACM contained in this document does not constitute statutory accounts within the meaning of section 434(3) of the Companies Act. Statutory accounts of ACM for each of the three years ended respectively have been delivered to the Registrar of Companies for England and Wales. The auditors of ACM have made reports on each of these statutory accounts which were unqualified as defined by section 495 of the Companies Act and which did not contain any statements made under section 498(2) or (3) of the Companies Act.

9.12
Settlement of the consideration to which each Scheme Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme without regard to any lien, right of set-off, counterclaim or other analogous right to which Braemar may otherwise be, or claim to be entitled, against such shareholder.

9.13
A person who has received this document in electronic form or by means of a website publication may request that a hard copy of this document be sent to him or her by contacting Capita Asset Services at The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU, or by telephone on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399) between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday. Calls cost 10 pence per minute from a BT landline. Other network providers costs may vary. Calls to Capita Asset Services from outside the UK will be charged at the applicable international rate and different charges may apply to calls made from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice. If requested, copies will be provided, free of charge, within two Business Days of the request.

10. Documents available for inspection

Copies of the following documents have been, or will be on the date of this document, published on ACM's website at www.acmshippinggroup.com and on Braemar's website www.braemarplc.com, and will be available until the end of the Offer Period:

10.1	the articles of association of Braemar;

10.2	the existing articles of association of ACM;

10.3	the new articles of association of ACM, as amended pursuant to the Special Resolution;

10.4	the service contracts and letters of appointment of the ACM Directors referred to in paragraph 7 of this Appendix IV;

10.5	the consent letter referred to in paragraph 9.6 of this Appendix IV;

10.6	the material contracts referred to in paragraph 6 of this Appendix IV (including details of the financing arrangements for the Merger);

10.7	copies of the irrevocable undertakings referred to in Parts I and II of this document;

10.8	the confidentiality agreement dated 29 January 2014 between (1) the Company; and (2) Braemar;

10.9	the rules of the ACM Share Incentive Schemes;

10.10	the New Credit Agreement;

10.11	this document, the Forms of Proxy and the Form of Election;

10.12	the published audited consolidated accounts of ACM for the three years ended 31 March 2014; and

10.13	a full list of dealings in ACM relevant securities by persons acting, or presumed to be acting, in concert with ACM, which have taken place in the disclosure period.

11. Incorporation by reference

11.1	Parts of other documents are incorporated by reference in, and form part of, this document.

11.2	Appendix V (Information Incorporated by Reference) of this document sets out which sections of such documents are incorporated into this document.

11.3
A person who has received this document may request a copy of such documents incorporated by reference. A copy of any such documents or information incorporated by reference will not be sent to such persons unless requested from Capita Asset Services at The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU, or by telephone on 0871 664 0321 (or, if calling from outside the UK, on +44 20 8639 3399) between 9.00 a.m. and 5.30 p.m. (London time) Monday to Friday. Calls cost 10 pence per minute from a BT landline. Other network providers costs may vary. Calls to Capita Asset Services from outside the UK will be charged at the applicable international rate and different charges may apply to calls made from mobile telephones. Calls may be recorded and randomly monitored for security and training purposes and Capita Asset Services cannot provide advice on the merits of the Proposals nor give any financial, legal or taxation advice. If requested, copies will be provided, free of charge, within two Business Days of the request.

12 June 2014

APPENDIX V

INFORMATION INCORPORATED BY REFERENCE

The following documents (or parts thereof) are incorporated by reference into this document:

Document	Information incorporated by reference
Annual report and accounts of ACM for the 12 month period to 31 March 2014	Audited Financial Statements (pages 18 to 48)

Annual report and accounts of ACM for the 12 month period to 31 March 2013	Audited Financial Statements (pages 18 to 47)

Annual report and accounts of ACM for the 12 month period to 31 March 2012	Audited Financial Statements (pages 18 to 44)

Annual report and accounts of Braemar for the year ended 28 February 2014	Audited Financial Statements (pages 46 to 82)

Annual report and accounts of Braemar for the year ended 28 February 2013	Audited Financial Statements (pages 30 to 62)

Annual report and accounts of Braemar for the year ended 29 February 2012	Audited Financial Statements (pages 27 to 61)

Copies of the published audited consolidated accounts of ACM for the three years ended 31 March 2014, as detailed above, have been published on ACM's website at www.acmshippinggroup.com.

Copies of the published audited consolidated accounts of Braemar for the three years ended 28 February 2014, as detailed above, have been published on Braemar's website at www.braemarplc.com.

Please see paragraph 11.3 of Appendix IV (Additional Information) for details of obtaining hard copies of documents incorporated by reference into this document.

No incorporation of website information

Save as expressly referred to herein, neither the content of Braemar or ACM's websites, nor the content of any website accessible from hyperlinks on Braemar or ACM's website, is incorporated into, or form part of, this document.

APPENDIX VI

DEFINITIONS

The following definitions apply throughout this document (with the exception of Part III) unless the context requires otherwise:

A Shares
A ordinary shares of 1/2,581 pence each in the capital of ACM created by the sub-division and reclassification pursuant to clause 1.1 of the Scheme and the Special Resolution and having the rights set out in the new Article 3 referred to in clause 1.2 of the Scheme;

ACM Articles	the articles of association of ACM from time to time;

ACM Defined Benefit Pension Scheme	the ACM Staff Pension Scheme;

ACM Directors	the directors of ACM whose names are set out on page 3 of this document;

ACM EBT	the ACM Shipping Limited Employee Trust;

ACM EMI Scheme	the ACM Shipping Group plc Enterprise Management Incentive Scheme;

ACM Group	ACM and its subsidiary undertakings and, where the context permits, each of them;

ACM LTIP	the ACM Shipping Group plc Long-Term Incentive Plan 2007;

ACM Optionholder Scheme Shareholders	the holders of ACM Optionholder Scheme Shares;

ACM Optionholder Scheme Shares	Scheme Shares issued pursuant to rights under the ACM Share Incentive Schemes after the Court's sanction of the Scheme but before the Reorganisation Record Time;

ACM Second Interim Dividend	the second interim dividend of 7.0 pence per ACM Ordinary Share to be paid by ACM on 25 July 2014 to ACM Shareholders who are on ACM's register of members on 30 May 2014;

ACM Share Incentive Scheme Participants	the participants in the ACM Share Incentive Schemes;

ACM Share Incentive Schemes	(i) the ACM EMI Scheme;

(ii) the ACM LTIP; and

(iii) the ACM Sharesave Scheme;

ACM Shareholders	holders of ACM Shares;

ACM Shares	the ordinary shares of one penny each in the capital of ACM;

ACM Sharesave Scheme	the ACM Shipping Group plc Sharesave Scheme;

ACM's Registrar	Capita Asset Services;

Admission	admission of the New Braemar Ordinary Shares to the premium listing segment of the Official List and to trading on the Main Market;

AIM	a market operated by the London Stock Exchange;

AIM Rules	the Rules and Guidance Notes for AIM Companies and their nominated advisers issued by the London Stock Exchange from time to time relating to AIM traded securities and the operation of AIM;

Australia	the Commonwealth of Australia, its states, territories and possessions;

Authorisations	authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, provisions, permissions and approvals;

B Shares
B ordinary shares of 1/2,581 pence each in the capital of the Company created by the sub-division and reclassification pursuant to clause 1.1 of the Scheme and the Special Resolution and having the rights set out in the new Article 3 referred to in clause 1.2 of the Scheme;

Board
as the context requires, the board of directors of Braemar, the board of directors of ACM (and the terms "Braemar Board" and "ACM Board" shall be construed accordingly) or the board of directors of the Enlarged Company;

Braemar	Braemar Shipping Services Plc, a public limited company incorporated in England and Wales under registered number 02286034 with its registered office at 35 Cosway Street, London NW1 5BT;

Braemar Directors	the directors of Braemar at the date of this document;

Braemar Final Dividend
the final dividend of 17.0 pence per Braemar Ordinary Share which will be paid on 15 August 2014 to Braemar Shareholders on the register of members on 18 July 2014 subject to Braemar shareholder approval at the Braemar annual general meeting convened for 4 July 2014;

Braemar General Meeting	the general meeting of Braemar convened by the Braemar Board and expected to be held on 4 July 2014;

Braemar Group	Braemar and its subsidiary undertakings and, where the context permits, each of them;

Braemar Ordinary Shares	ordinary shares of 10 pence each in the capital of Braemar;

Braemar Resolutions	the resolutions proposed to Braemar Shareholders as set out in Part 19 of the Combined Circular and Prospectus;

Braemar Restricted Share Plan	the Braemar Restricted Share Plan, the adoption of which is subject to Braemar Shareholder approval at the Braemar General Meeting;

Braemar Shareholders	the holders of Braemar Ordinary Shares;

Business Day	a day on which banks are generally open for business in London (excluding Saturdays, Sundays and public holidays);

Canada	Canada, its provinces and territories and all areas under its jurisdiction and political sub-divisions thereof;

Capita Asset Services	the trading name of Capita Registrars Limited (registered in England and Wales under company number 02605568), whose registered office is The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU;

Capital Reduction	the proposed reduction of capital of the Company pursuant to Chapter 10 of Part 17 of the Companies Act, involving the cancellation and extinguishing of the Scheme Shares provided for by the Scheme;

Cash Election	has the meaning given to it in clause 2.4.3 of the Scheme;

certificated or in certificated form	a share or other security which is not in uncertificated form (that is, not in CREST);

CGT	UK capital gains tax and corporation tax on chargeable gains;

Closing Price
the closing middle market price of an ACM Share or an Ordinary Share, as the context so requires, on a particular trading day as derived from the AIM Appendix to the Daily Official List in the case of an ACM Share, and the Daily Official List, in the case of a Braemar Ordinary Share;

CMA	the Competition and Markets Authority;

Combined Circular and Prospectus
the combined circular and prospectus to be published by Braemar and to be sent to Braemar Shareholders and ACM Shareholders outlining, amongst other things, the Merger and containing the notice convening the Braemar General Meeting and information on Braemar, the Enlarged Group and the New Braemar Ordinary Shares;

Companies Act	the Companies Act 2006, as amended, modified, consolidated, re-enacted or replaced from time to time;

Company or ACM	ACM Shipping Group plc, registered in England and Wales with company number 5990315 with its registered office at Grand Buildings, 1-3 Strand, London WC2N 5HR;

Conditions	the conditions to the implementation of the Merger which are set out in Appendix I to this document;

Court	the High Court of Justice in England and Wales;

Court Hearings	the Scheme Court Hearing and the Reduction Court Hearing;

Court Meeting
the meeting of the Scheme Shareholders convened for 10.00 a.m. on 7 July 2014 by order of the Court pursuant to sections 896 of the Companies Act to consider and, if thought fit, approve (with or without modification) the Scheme, notice of which is set out in Appendix VII to this document, and any adjournment thereof;

Court Orders	the Scheme Court Order and the Reduction Court Order;

CREST	the system for the paperless settlement of trades in securities and the holding of uncertificated securities in accordance with the CREST Regulations;

CREST Manual	the CREST Manual issued by Euroclear dated May 1996;

CREST member	a person who is, in relation to CREST, a system-member (as defined in the CREST Regulations);

CREST participant	a person who is, in relation to CREST, a system-participant (as defined in the CREST Regulations);

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) (as amended);

CREST sponsor	a person who is, in relation to CREST, a sponsoring system- participant (as defined in the CREST Regulations);

CREST sponsored member	a CREST member admitted to CREST as a sponsored member;

Daily Official List	the Daily Official List of the London Stock Exchange;

dealing day	a day on which dealings in domestic securities may take place on, and with the authority of the London Stock Exchange;

Effective	the Merger and the Scheme becoming effective in accordance with their terms;

Effective Date	the date on which the Merger becomes Effective;

Election	a Cash Election or a Share Election (as the case may be), as described in clause 2.4.3 of Part III of this document;

Election Return Time	1.00 p.m. on 23 July 2014 or such later time and/or date (if any) as ACM and Braemar may agree and announce via a Regulatory Information Service;

Electronic Election
an Election made in respect of the Mix and Match Facility by a Scheme Shareholder who holds Scheme Shares in a stock account in CREST immediately prior to the Reduction Record Time in accordance with the procedure detailed in the section entitled "Notes for making Elections under the Mix and Match Facility – ACM Shares held in uncertificated form (that is, in CREST)" on page xii of this document;

Enlarged Company	Braemar immediately following the Merger becoming Effective;

Enlarged Group	Braemar and its subsidiaries, including ACM and its subsidiaries following completion of the Proposals;

Enlarged Share Capital	all of the issued Braemar Ordinary Shares at the date immediately following the Merger becoming Effective;

Espírito Santo Investment Bank or Espírito Santo	Execution Noble & Co. Limited (registered in Scotland under company number SC127487), whose registered address is 5 Melville Crescent, Edinburgh, EH3 7JA and trades as Espírito Santo Investment Bank;

Euroclear	Euroclear UK & Ireland Limited;

Excluded Jurisdiction	Canada, Japan, the Republic of South Africa and New Zealand;

Excluded Shares	any ACM Shares: (a) of which Braemar is the holder or in which Braemar or a member of the Braemar Group is beneficially interested at the relevant time; and (b) any ACM Shares held in treasury;

Executive Committee
the executive directors of the Enlarged Company, plus James Gundy, Sebastian Davenport-Thomas, Mike Rudd, Kevin Gorman (as head of the Braemar Logistics Division) and Michael Chan (as head of the Braemar Technical Division);

Explanatory Statement	the explanatory statement prepared in compliance with section 897 of the Companies Act and contained in Part II of this document;

FCA	Financial Conduct Authority;

Form of Election
the green form of election for the use by Scheme Shareholders (other than Restricted Overseas Persons and/or ACM Optionholder Scheme Shareholders) who hold Scheme Shares in certificated form in order to make an Election;

Form(s) of Proxy	either or both of the blue form of proxy for use at the Court Meeting and the white form of proxy for use at the General Meeting which accompany this document, as the context requires;

FSMA	the Financial Services and Markets Act 2000 as amended from time to time;

General Meeting
the general meeting of ACM scheduled to be held on 7 July 2014 at 10.15 a.m. or, if later, immediately following the Court Meeting, notice of which is set out in Appendix VIII to this document, and any adjournment thereof;

HMRC
Her Majesty's Revenue & Customs and, where relevant, any predecessor body which carried out part of its functions and references to any approval by HMRC shall, where appropriate, include approval by an officer of Her Majesty's Revenue & Customs;

holder	a registered holder and includes any person entitled by transmission;

Independent Shareholders
ACM Shareholders excluding: (i) Mike Rudd (in respect of the proposed awards to be made to him under the Braemar Restricted Share Plan); (ii) James Gundy (in respect of the proposed awards to be made to him under the Braemar Restricted Share Plan); and (iii) Ian Hartley (in respect of the Payment);

Japan	Japan, its prefectures, territories and possessions;

Listing Rules	the rules and regulations made by the FCA in its capacity as the UK Listing Authority under FSMA and contained in the UK Listing Authority's publication of the same name;

London Stock Exchange	London Stock Exchange plc;

Main Market	the London Stock Exchange's main market for listed securities;

Meetings	the Court Meeting and the General Meeting and "Meeting" is either of them;

member account ID	the identification code or number attached to any member account in CREST;

members	members of the Company on the register of members at any relevant date;

Merger
the direct or indirect acquisition of the entire issued and to be issued share capital of ACM (other than the Excluded Shares) by Braemar to be implemented by way of the Scheme or (should Braemar so elect, subject to the consent of the Panel (where necessary) and with ACM's prior written consent) by way of a Takeover Offer;

Merger Ratio	the ratio of two New Braemar Ordinary Shares and 250 pence in cash for every five ACM Ordinary Shares;

Mix and Match Facility
the mix and match facility under which ACM Shareholders (other than those who are Restricted Overseas Persons and ACM Optionholder Scheme Shareholders) may elect, subject to equal and opposite elections being made by other ACM Shareholders, to vary the proportions in which they receive New Braemar Ordinary Shares and cash under this Scheme;

New ACM Shares	the new ordinary shares of one penny each in the capital of ACM to be issued in accordance with the terms of the Scheme;

New Braemar Ordinary Shares	the new Braemar Ordinary Shares to be issued in accordance with the Scheme;

New Credit Agreement	has the meaning given to it paragraph 6.1.2.2 of Appendix IV of this document;

Offer Period	the offer period (as defined by the Takeover Code) relating to ACM, which commenced on 20 May 2014;

Official List	the Official List of the UK Listing Authority;

Overseas Shareholders
means ACM Shareholders (or nominees or custodians or trustees for, ACM Shareholders) who are located or resident in or nationals of or who have registered addresses in jurisdictions other than the United Kingdom;

Panel	the Panel on Takeovers and Mergers;

participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant;

Payment	has the meaning given to it in paragraph 8 of Part I of this document;

Proposals	the Merger, the issue and allotment of the New Braemar Ordinary Shares in connection with the Merger and the Admission;

Receiving Agent
Capita Asset Services a trading name of Capita Registrars Limited (registered in England and Wales under company number 02605568, whose registered address is at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU);

Reduction Court Hearing	the hearing by the Court of the claim form to confirm the Capital Reduction;

Reduction Court Order	the order of the Court to be granted at the Reduction Court Hearing to confirm the Capital Reduction provided for by the Scheme under section 648 of the Companies Act;

Reduction Record Time	6.30 p.m. on the Business Day immediately preceding the Reduction Court Hearing;

Registrar of Companies	the Registrar of Companies in England and Wales;

Regulatory Information Service	as defined in the Listing Rules;

Reorganisation Record Time	6.00 p.m. on the Business Day immediately prior to the Reduction Court Hearing;

Required Braemar Resolution	resolution 1 of the Braemar Resolutions;

Restricted Jurisdiction
any jurisdiction where the relevant action would constitute a violation of the relevant laws and regulations of such jurisdiction or would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which Braemar or ACM regards as unduly onerous;

Restricted Overseas Person
means a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in, or resident in, or any person whom Braemar believes to be in, or resident in, a Restricted Jurisdiction (or any custodian, nominee or trustee for such persons) and any person in any other jurisdiction (other than persons in the UK) whom Braemar is advised to treat as a restricted overseas person in order to observe the laws of such jurisdiction or to avoid the requirement to comply with any governmental or other consent or any registration, filing or other formality which Braemar regards as unduly onerous including, without limitation, the Excluded Jurisdictions;

Scheme or Scheme of Arrangement
the proposed scheme of arrangement under Part 26 of the Companies Act between ACM and the Scheme Shareholders set out in this document or with or subject to any modification, addition or condition approved or proposed by the Court and/or agreed to by ACM and Braemar;

Scheme Court Hearing	the hearing by the Court of the claim form to sanction the Scheme;

Scheme Court Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

Scheme Shareholders	registered holders of Scheme Shares;

Scheme Shares	the ACM Shares:

(i) in issue at the date of this document;

(ii) (if any) issued after the date of this document and before the Voting Record Time; and

(iii) (if any) issued at or after the Voting Record Time and before the Reorganisation Record Time in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, in each case excluding any Excluded Shares but including (where the context requires) the A Shares and the B Shares;

SDRT	stamp duty reserve tax;

Securities Act	the United States Securities Act of 1933 (as amended);

Share Election	has the meaning given to it in clause 2.4.3 of the Scheme;

Special Resolution	the special resolution to be proposed at the General Meeting in connection with, inter alia, the approval of the Scheme and the sanctioning of the Capital Reduction;

Statement of Capital
a statement of capital of the Company prepared in accordance with section 649(2) of the Companies Act and approved by the Court showing, as altered by the Court Order, the information required by section 649 of the Companies Act with respect to the Company's share capital;

subsidiary and subsidiary undertaking	have the meaning given to them in the Companies Act;

Takeover Code	the City Code on Takeovers and Mergers;

Takeover Offer	has the meaning given to it in part 28 of the Companies Act;

Third Party
any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body or association, institution or agency (including, without limitation, any trade agency and the UK Gambling Commission) or authority (including, without limitation, any anti-trust or merger control authority), any court or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction;

TTE	means transfer to escrow, as described on page ix;

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland, its territories and dependencies;

UKLA or UK Listing Authority	the FCA acting in its capacity as the competent authority for the purpose of Part II of FSMA;

uncertificated or in uncertificated form	registered as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

US Award	has the meaning given to it in paragraph 8 of Part I of this document;

US or United States or United States of America	the United States of America, its territories and possessions, any state of the United States of America, any other areas subject to its jurisdiction and the District of Columbia;

US Person	a US person as defined in Regulation S under the Securities Act;

Voting Record Time
6.00 p.m. on the day which is two working days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is two working days before the date fixed for the adjourned meeting;

Westhouse	Westhouse Securities Limited (registered in England and Wales under company number 00762818), whose registered office is 110 Bishopsgate, London, United Kingdom, EC2N 4AY;

Wider ACM Group
ACM and its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which ACM and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or the equivalent; and

Wider Braemar Group
Braemar and its subsidiaries, subsidiary undertakings and associated undertakings and any other body corporate, partnership, joint venture or person in which Braemar and such undertakings (aggregating their interests) have a direct or indirect interest of 20 per cent. or more of the voting or equity capital or the equivalent.

All references to time in this document are to London time.

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

APPENDIX VII

NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE	No. 3938 of 2014

CHANCERY DIVISION COMPANIES COURT

MR DEPUTY REGISTRAR SCHAFFER

IN THE MATTER OF ACM SHIPPING GROUP PLC

– and –

IN THE MATTER OF THE COMPANIES ACT 2006

NOTICE IS HEREBY GIVEN that by an Order dated 9 June 2014 made in the above matters, the Court has given ACM Shipping Group plc (the "Company") permission to convene a meeting of the Scheme Shareholders (as defined in the Scheme referred to below), for the purpose of considering and, if thought fit, approving (with or without modification and subject to the passing of the resolution to be proposed at the General Meeting (as defined in the circular (the "Scheme Circular") sent to ACM Shareholders in relation to the Scheme, (as defined below)) a scheme of arrangement (the "Scheme") pursuant to sections 895 to 899 of the Companies Act 2006 proposed to be made between the Company and the holders of the Scheme Shares (each as defined in the said Scheme) and that such meeting will be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ on 7 July 2014, at 10.00 a.m. at which place and time all holders of the Scheme Shares are requested to attend either in person or by proxy.

A copy of the said Scheme and a copy of the explanatory statement required to be furnished pursuant to section 897 of the Companies Act 2006 are incorporated in the document of which this notice forms part.

Shareholders entitled to attend and vote at the meeting may vote in person at the Court Meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their place. A blue form of proxy for use at the Court Meeting is enclosed with this notice. Completion and return of this form of proxy will not prevent a holder of ordinary shares from attending and voting at the Court Meeting or any adjournment thereof in person if he wishes to do so.

In the case of joint holders of Scheme Shares, any one such joint holder may tender a vote, whether in person or by proxy, at the Court Meeting, however, the vote of the senior who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the relevant joint holding.

Holders of Scheme Shares are entitled to appoint a proxy in respect of some or all of their Scheme Shares. Holders of Scheme Shares are also entitled to appoint more than one proxy, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by such holder. A space has been included in the blue form of proxy to allow holders of Scheme Shares to specify the number of Scheme Shares in respect of which that proxy is appointed. Holders of Scheme Shares who return the blue form of proxy duly executed but leave this space blank or specify a number of Scheme Shares in excess of those held by the holder of Scheme Shares at the time referred to below will be deemed to have appointed the proxy in respect of all of their Scheme Shares.

It is requested that forms appointing proxies be lodged by post or, during normal business hours only, by hand with the Company's registrars, Capita Asset Services at PXS 1, 34 Beckenham Road, Beckenham, Kent, BR3 4ZF by 10.00 a.m. on 3 July 2014, but if forms are not so lodged they may be handed to the Chairman at the meeting before the taking of the poll. Alternatively, you can submit your proxy electronically at www.capitashareportal.com. You will need to input the Company name, investor code and postcode as set out in the enclosed Form of Proxy. Electronic proxy appointments must be received not later than 10.00 a.m. on 3 July 2014 (or, in the case of an adjourned meeting, not less than 48 hours prior to the time and date fixed for such adjourned meeting).

Proxies submitted using the CREST Proxy Voting Service must be transmitted so as to be received by Capita Asset Services (under CREST participant ID RA10) not later than 10.00 a.m. on 3 July 2014 or (as the case may be) no later than 48 hours prior to the time and date fixed for such adjourned meeting. The time of receipt will be taken to be the time from which Capita Asset Services are able to retrieve the message by enquiry to CREST.

ACM may treat as invalid a CREST Proxy Instruction in the circumstances set out in the CREST Regulations. As an alternative to appointing a proxy, any Scheme Shareholder which is a corporation may vote by a corporate representative in accordance with the Companies Act 2006.

Entitlement to attend and vote at the Court Meeting, or any adjournment thereof, and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company at 6.00 p.m. on the day which is two working days before the date of the Court Meeting or 6.00 p.m. on the day which is two working days before the date fixed for the adjourned meeting (as the case may be). In each case, changes to the register of members of the Company after such time will be disregarded in determining the rights of any person to attend or vote at the Meeting or any adjournment thereof. Voting at the Court Meeting will be conducted as a poll rather than show of hands.

By the said Order, the Court has appointed David Cobb, or failing him, John Plumbe, or failing him, James Gundy, or failing him, Ian Hartley, or failing him, any other director of the Company, to act as Chairman of the Court Meeting and has directed the Chairman to report the result thereof to the Court.

The said Scheme will be subject to the subsequent sanction of the Court.

Dated 12 June 2014
DECHERT LLP
160 Queen Victoria Street
London EC4V 4QQ
Solicitors for the Company

Notes

1.
Any person to whom this notice is sent who is a person nominated under section 146 of the Companies Act to enjoy information rights (a "Nominated Person") may, under an agreement between him/her and the shareholder whom he/she was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the Court Meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may, under any such agreement, have a right to give instructions to the shareholder as to the exercise of voting rights.

2.
The statement of rights of shareholders in relation to the appointment of proxies in this notice does not apply to Nominated Persons. The rights described in this notice can only be exercised by shareholders of the Company.

3.
Nominated persons are reminded that they should contact the registered holder(s) of the shares in respect of which they were nominated (and not the Company) on matters relating to their investment in the Company.

APPENDIX VIII

NOTICE OF GENERAL MEETING

ACM SHIPPING GROUP PLC

(Registered in England and Wales No. 05990315)

NOTICE IS HEREBY GIVEN that a GENERAL MEETING of ACM Shipping Group plc (the "Company") will be held at the offices of Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ on 7 July 2014 at 10.15 a.m. (or as soon thereafter as the Court Meeting (as defined in the document of which this notice forms part) shall have been concluded or adjourned) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as a special resolution:

SPECIAL RESOLUTION

THAT:

for the purpose of giving effect to the scheme of arrangement dated 12 June 2014 between the Company and the holders of its Scheme Shares (each as defined in the said scheme), a print of which has been produced to this meeting and for the purposes of identification signed by the Chairman thereof in its original form or subject to such modification, addition or condition approved or imposed by the Court (the "Scheme"):

(1)
the Scheme be approved in its original form or subject to such modification, addition or condition agreed between the Company and Braemar Shipping Services Plc and the directors of the Company be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect;

(2)	at the Reorganisation Record Time (as defined in the Scheme), each of the Scheme Shares (as defined in the Scheme) shall be subdivided and reclassified as follows:

(a)
any Scheme Shares in respect of which no valid Election (as defined in the Scheme) has been made or is deemed to have been made (which includes for these purposes ACM Optionholder Scheme Shares (as defined in the Scheme)) in accordance with the Scheme under the Mix and Match Facility (as defined in the Scheme), shall be subdivided into 2,581 ordinary shares of 1/2,581 pence each and such shares shall be reclassified into 500 A ordinary shares of 1/2,581 pence each ("A Shares") and 2,081 B ordinary shares of 1/2,581 pence each ("B Shares");

(b)
any Scheme Shares in respect of which a valid Cash Election (as defined in the Scheme) has been made and accepted in accordance with the Scheme under the Mix and Match Facility, shall be subdivided into 2,581 ordinary shares of 1/2,581 pence each and such shares shall be reclassified into 2,581 A Shares; and

(c)
any Scheme Shares in respect of which a valid Share Election (as defined in the Scheme) has been made and accepted in accordance with the Scheme under the Mix and Match Facility, shall be subdivided into 2,581 ordinary shares of 1/2,581 pence each and such shares shall be reclassified into 2,581 B Shares;

(3)
with effect from the subdivisions and reclassifications referred to in paragraph (2) above, the Articles of Association of the Company be amended by the deletion of the current Article 3 and the insertion of the following new Article 3 in its place:

   "3. AMOUNT AND COMPOSITION OF SHARE CAPITAL

3.1
The share capital of the Company is divided into such number of ordinary shares of one penny each as is equal to the number of Excluded Shares (as defined in the Scheme referred to below and hereinafter called the "Excluded Shares") and such numbers of A ordinary shares of 1/2,581 pence each ("A Shares") and B ordinary shares of 1/2,581 pence each ("B Shares") (the Excluded Shares, the A Shares and the B Shares are hereinafter collectively called the "Ordinary Shares") as the directors of the Company shall specify at the Reorganisation Record Time, based on the valid Elections (as defined in the scheme of arrangement dated 12 June 2014 between the Company and the Scheme Shareholders) (in its original form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Braemar Shipping Services Plc ("Braemar") and the Company) (the "Scheme") received and the provisions of the Scheme;

3.2
The Ordinary Shares shall rank equally as if they were the same class of ordinary shares in all respects and the rights attaching to such shares shall be identical, save that upon the implementation of the Scheme:

(a)	each A Share shall confer upon the holder thereof the right to receive 0.1 pence in cash, subject to the provisions of the Scheme; and

(b)	each B Share shall confer upon the holder thereof the right to receive 0.4/2,081 of an ordinary share of 10 pence in the capital of Braemar, subject to the provisions of the Scheme.

3.3	New Braemar Ordinary Shares (as defined in the Scheme) shall be issued in accordance with and pursuant to the terms of the Scheme.",

provided that if the Capital Reduction (as defined in the Scheme) does not become effective by 6.00 p.m. on the tenth Business Day following the Reorganisation Record Time or such earlier or later time and date as Braemar and the Company may agree and the Company may announce through a Regulatory Information Service (as defined in the Listing Rules of the UK Listing Authority), the subdivisions and reclassifications referred to in paragraph (2) shall be reversed and the A Shares and B Shares shall be consolidated and shall revert to ACM Shares and the new Article 3 adopted and included pursuant to this paragraph (3) shall be deleted from the Articles and the previous Article 3 shall be reinstated;

(4)
contingent upon the subdivisions and reclassifications referred to in paragraph (2) above taking effect and the requisite entries having been made in the register of members of the Company, the share capital of the Company be reduced by cancelling and extinguishing all of the A Shares and the B Shares;

(5)
forthwith and contingently upon the reduction of share capital referred to in paragraph (4) above taking effect (and notwithstanding anything to the contrary contained in the Articles of Association of the Company) the share capital of the Company be increased by the creation of such number of New ACM Shares (as defined below) as shall have an aggregate nominal value equal to the aggregate nominal values of the A Shares and B Shares cancelled pursuant to paragraph (4) and the reserve arising in the books of account of the Company as a result of the reduction of share capital referred to in paragraph (4) above be capitalised and applied in paying up in full at par such number of new ordinary shares of one penny each (the "New ACM Shares") as shall have an aggregate nominal value equal to the aggregate of the nominal values of the A Shares and B Shares cancelled pursuant to paragraph (4) which shall be allotted and issued (free from all liens charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature whatsoever), credited as fully paid to Braemar and/or its nominee(s);

(6)
with effect from and contingent upon the issue of the New ACM Shares pursuant to paragraph (5) above, the Articles of Association of the Company be amended by the deletion of the new Article 3 referred to in paragraph (3) above and replacing it with the following new Article 3:

"3.	The share capital of the Company is divided into ordinary shares of one penny each.";

(7)
the directors of the Company be and they are hereby generally and unconditionally authorised pursuant to and in accordance with section 551 of the Companies Act 2006 to exercise all the powers of the Company to allot shares in the Company in connection with the Scheme, provided always that: (1) the maximum aggregate nominal amount of shares that may be allotted under this authority shall be the aggregate nominal amount of the New ACM Shares to be allotted and issued to Braemar pursuant to paragraph (5) of this resolution; (2) this authority shall expire (unless previously revoked, varied or renewed) on the fifth anniversary of the date of this resolution; and (3) this authority shall be in addition and without prejudice to any other authority previously granted and in force on the date on which this resolution is passed;

(8)	with effect from the passing of this resolution, the articles of association of the Company be amended by the adoption and inclusion of the following new Article 139 after Article 138:

"139 Scheme of Arrangement

(A)
In this Article 139, the "Scheme" means the scheme of arrangement dated 12 June 2014, between the Company and the holders of its Scheme Shares, (each as defined in the Scheme) under sections 895 to 899 of the Act in its original form or with or subject to any modification, addition or condition approved or imposed by the Court and/or agreed to by the Company and Braemar Shipping Services Plc ("Braemar") and (save as defined in this Article) expressions defined in the Scheme shall have the same meanings in this Article.

(B)
Notwithstanding any other provision of these Articles, if the Company issues any ordinary shares (other than to Braemar or its nominee(s)) after the adoption of this Article and before the Reorganisation Record Time (as defined in the Scheme), such shares shall be issued subject to the terms of the Scheme and the holders of such shares shall be bound by the Scheme accordingly.

(C)
Subject to the Scheme becoming effective and notwithstanding any other provision of these Articles, if any ordinary shares are issued to any person (a "New Member") (other than under the Scheme or to Braemar or its nominee(s)) on or after the Reorganisation Record Time of the Scheme (the "Transfer Shares"), such New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) will be immediately obliged to transfer the Transfer Shares to Braemar (the "Purchaser") (or as it may direct) in consideration for and conditional on the allotment and issue to the New Member of such number of new ordinary shares of ten pence each in the capital of Braemar and the payment of such cash consideration by Braemar as that New Member would have been entitled to (subject to the terms of the Scheme) ("Consideration Shares"), provided that if the Company is advised that the allotment and/or issue of Consideration Shares pursuant to this Article would or may infringe the laws of a jurisdiction outside the United Kingdom or would or may require Braemar to comply with any governmental or other consent or any registration, filing or other formality with which Braemar is unable to comply or compliance with which Braemar regards as unduly onerous, Braemar may, in its sole discretion, determine that such Consideration Shares shall be sold, in which event Braemar shall appoint a person to act pursuant to this Article and such person shall be authorised on behalf of such holder to procure that any shares in respect of which Braemar has made such determination shall, as soon as practicable following the allotment, issue or transfer of such shares, be sold.

(D)
The Consideration Shares allotted and issued or transferred to a New Member pursuant to paragraph (C) of this Article shall be credited as fully paid and shall rank pari passu in all respects with all other Braemar ordinary shares in issue at that time (other than as regards any dividend or other distribution (other than the Braemar Final Dividend (as defined in the Scheme)) payable by reference to a record date preceding the date of allotment) and shall be subject to the articles of association of Braemar.

(E)
The cash payment per share to be paid, and the number of Consideration Shares to be allotted and issued or transferred, to a New Member pursuant to paragraph (C) of this Article may be adjusted by the directors of the Company, in such manner as the auditors of the Company may determine, on any reorganisation of or material alteration (including, without limitation, any sub-division and/or consolidation) to the share capital of either the Company or Braemar effected after the close of business on the Effective Date. References in this Article to ordinary shares shall, following such adjustment, be construed accordingly.

(F)
No fraction of a Consideration Share shall be allotted to a New Member pursuant to this Article, but any fraction of a Consideration Share to which a New Member would otherwise have become entitled shall be aggregated and allotted and issued to the person appointed by Braemar as nominee for such New Members and sold by Braemar's brokers at the best price which can reasonably be obtained in the market at the time of sale as soon as practicable. The net proceeds of sale shall be paid to such New Members in due proportions in due course provided that individual entitlements to amounts of less than £5 will not be paid to holders of Consideration Shares but will instead be retained for the benefit of Braemar. Fractions of pence shall not be paid to a New Member pursuant to this Article. All fractional entitlements of pence to which a New Member would have become entitled shall be rounded down to the nearest whole number of pence.

(G)
To give effect to any transfer required by paragraph (C) above, the Company may appoint any person as attorney for the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) to transfer the Transfer Shares to the Purchaser and/or its nominee(s) and do all such other things and execute and deliver (in the attorney's name or otherwise) all such documents as may in the opinion of the attorney be necessary or desirable to vest the Transfer Shares in the Purchaser or its nominee(s) and pending such vesting to exercise all such rights attaching to the Transfer Shares as the Purchaser may direct. If an attorney is so appointed, the New Member shall not thereafter (except to the extent that the agent fails to act in accordance with the directions of the Purchaser) be entitled to exercise any rights attaching to the Transfer Shares unless so agreed by the Purchaser. The attorney shall be empowered to execute and deliver as transferor a form of transfer or instructions of transfer on behalf of the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) in favour of the Purchaser and the Company may give a good receipt for the purchase price of the Transfer Shares and may register the Purchaser as holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the New Member for the Transfer Shares. The Purchaser shall settle the consideration due under paragraph (C) of this Article within 14 days of the time on which the Transfer Shares are issued to the New Member.

(H)
Notwithstanding any other provision of these Articles, neither the Company nor the Directors shall register the transfer of any Scheme Shares effected between the Reorganisation Record Time and the Effective Date.

(I)	If the Scheme shall not have become Effective by the date referred to in clause 8.2 of the Scheme, this Article 139 shall be of no effect."

By order of the Board

Ian Hartley
Company Secretary
Registered Office:
Grand Buildings
1-3 Strand
London WC2N 5HR

12 June 2014

Notes:

(1)
A member of the Company entitled to attend and vote at this meeting is entitled to appoint one or more proxies to attend and, on a poll, vote instead of him or her. A proxy need not be a member of the Company.

(2)
To appoint more than one proxy, please photocopy the white form of proxy indicating on each copy the name of the proxy you wish to appoint and the number of shares and follow the instructions set out in the white form of proxy.

(3)
The "Vote Withheld" option is provided to enable you to abstain on the specified resolution. However, it should be noted that "Vote Withheld" is not a vote in law and will not be counted in the calculation of the preparation of votes "For" and "Against" the specified resolution.

(4)	A white form of proxy is enclosed with this notice. Instructions for use are shown on the form. Lodging a white form of proxy will not prevent the member from attending and voting in person.

(5)
To be valid, the white form of proxy, together with any power of attorney or other authority under which it is signed, or a duly certified copy thereof, must be received at the offices of the Company's Registrars, Capita Asset Services at PXS 1, 34 Beckenham Road, Beckenham, Kent BR3 4ZF, not later than 10.15 a.m. on 3 July (or, in the case of an adjourned meeting not later than 48 hours prior to the time and date fixed for such adjourned meeting). Completion and return of a proxy form will not prevent a member from attending and voting at the General Meeting, or any adjournment thereof, in person if he wishes to do so. Alternatively, you can submit your proxy electronically at www.capitashareportal.com. You will need to input the Company name, family name, investor code and postcode as set out in the enclosed forms of proxy. Electronic proxy appointments must be received not later than 10.15 a.m. on 3 July 2014 (or, in the case of an adjourned meeting, not less than 48 hours prior to the time and date fixed for such adjournment meeting).

(6)
The Company, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001 (as amended) (the "Regulations"), specifies that entitlement to attend and vote at the General Meeting or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of members of the Company not less than 48 hours before the time of such meeting or adjourned meeting. Changes to the register of members after 6.00 p.m. on 3 July 2014 or, if the General Meeting is adjourned, after 6.00 p.m. on the day which is two working days prior to the day fixed for the adjourned meeting, will be disregarded in determining the rights of any person to attend or vote at the General Meeting.

(7)
If you submit your proxy electronically through CREST, to be valid the appropriate CREST message (regardless of whether it relates to the appointment of a proxy or to an amendment to the instruction given to a previously appointed proxy) must be transmitted so as to be received by Capita Asset Services (under CREST participant ID RA10), by no later than 10.15 a.m. on 3 July 2014 (or, in the case of an adjourned meeting, not less than 48 hours before the time of the adjourned meeting). The time of receipt will be taken to be the time from which Capita Asset Services is able to retrieve the message by enquiry to CREST.

(8)
CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

(9)
CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages and the normal system timings and limitations apply to the input CREST proxy instructions.

(10)	The Company may treat as invalid a CREST proxy instruction in the circumstances set out in Regulation 35(5) of the Regulations.

(11)
Copies of the Company's existing articles of association and copies of the new articles of association as amended pursuant to paragraph (3) of the Special Resolution are available for inspection at the offices of Dechert LLP, 160 Queen Victoria Street, London, EC4V 4QQ and at the Company's registered office Grand Buildings, 1-3 Strand, London WC2N 5HR, until opening of business on the day on which the meeting is held and will also be available for inspection at the place of the General Meeting for at least 15 minutes prior to and during the General Meeting.